Exhibit 99.3

PRO FORMA VALUATION REPORT
SECOND-STEP CONVERSION

Provident Bancorp, Inc. | Amesbury, Massachusetts

PROPOSED HOLDING COMPANY FOR:
The Provident Bank | Amesbury, Massachusetts

Dated as of May 10, 2019

RP FINANCIAL, LC.
Advisory | Planning | Valuation

4250 North Fairfax Drive, Suite 600
Arlington, Virginia 22203
703.528.1700
rpfinancial.com

May 10, 2019

Board of Trustees

Provident Bancorp

Board of Directors
Provident Bancorp, Inc.
The Provident Bank

5 Market Street

Amesbury, Massachusetts 01913

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On June 5, 2019, the Board of Trustees of Provident Bancorp (the “MHC”) and the Board of Directors of Provident Bancorp, Inc. (“PVBC”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, PVBC, which currently owns all of the issued and outstanding common stock of The Provident Bank, Amesbury, Massachusetts (the “Bank”), will be succeeded by a Maryland corporation with the name of Provident Bancorp, Inc. (“Provident Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Provident Bancorp or the Company, unless otherwise identified as PVBC. As of March 31, 2019, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 52.30% of the common stock (the “MHC Shares”) of PVBC. The remaining 47.70% of PVBC’s common stock is owned by public stockholders.

Washington Headquarters
4250 North Fairfax Drive	Telephone: (703) 528-1700
Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22203	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Trustees
Board of Directors
May 10, 2019

It is our understanding that Provident Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”) and Employees, Officers, Directors, Trustees and Corporators, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PVBC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2014 through December 31, 2018, a review of various unaudited information and internal financial reports through March 31, 2019, and due diligence related discussions with the Company’s management; Luse Gorman, PC, the Company’s conversion counsel and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Provident Bancorp operates and have assessed Provident Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Provident Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Provident Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Provident Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with Provident Bancorp’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Provident Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Trustees
Board of Directors
May 10, 2019

The Appraisal is based on Provident Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Provident Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Provident Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Provident Bancorp. The valuation considers Provident Bancorp only as a going concern and should not be considered as an indication of Provident Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Provident Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Provident Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Provident Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Provident Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.08%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 47.70% to 47.62% and the MHC’s ownership interest was increased from 52.30% to 52.38%.

Valuation Conclusion

It is our opinion that, as of May 10, 2019, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of PVBC – was $219,542,860 at the midpoint, equal to 21,954,286 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $186,611,430 or 18,661,143 shares at the minimum and $252,474,290 or 25,247,429 shares at the maximum.

Boards of Trustees
Board of Directors
May 10, 2019

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $115,000,000 equal to 11,500,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $97,750,000 or 9,775,000 shares at the minimum and $132,250,000 or 13,225,000 shares at the maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Trustees of the MHC and the Board of Directors of, PVBC have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated net assets into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.2769 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is1.9354 at the minimum and 2.6185 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Provident Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Provident Bancorp as of March 31, 2019. The proposed exchange ratio to be received by the current public stockholders of PVBC and the exchange of the public shares for newly issued shares of Provident Bancorp’s common stock as a full public company was determined independently by the Board of Trustees of the MHC and the Board of Directors of PVBC. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Trustees
Board of Directors
May 10, 2019

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Provident Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Provident Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS

i

TABLE OF CONTENTS
PROVIDENT BANCORP, INC.
THE PROVIDENT BANK
Amesbury, Massachusetts

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.16
Funding Composition and Strategy		I.16
Subsidiaries		I.17
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.12
Interest Rate Risk		III.12
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS

ii

TABLE OF CONTENTS
PROVIDENT BANCORP, INC.
THE PROVIDENT BANK
Amesbury, Massachusetts

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.9
A. The Public Market		IV.9
B. The New Issue Market		IV.13
C. The Acquisition Market		IV.15
D. Trading in Provident Bancorp’s Stock		IV.15
8. Management		IV.16
9. Effect of Government Regulation and Regulatory Reform		IV.16
Summary of Adjustments		IV.16
Valuation Approaches		IV.17
1. Price-to-Earnings (“P/E”)		IV.19
2. Price-to-Book (“P/B”)		IV.21
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.22
Establishment of the Exchange Ratio		IV.23

RP® Financial, LC.	LIST OF TABLES

iii

LIST OF TABLES
PROVIDENT BANCORP, INC.
THE PROVIDENT BANK
Amesbury, Massachusetts

TABLE Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Largest Employers in Local Market Area	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Public Market Pricing Versus Peer Group	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. Overview and Financial Analysis

Introduction

The Provident Bank, or the “Bank”, established in 1828, is a Massachusetts chartered stock savings bank headquartered in Amesbury, Massachusetts. The Provident Bank serves the Boston metropolitan area and southern New Hampshire through the main office, six full service branch offices and four loan production offices. The main office and one branch are located in Amesbury. Branch offices are also maintained in Newburyport, Massachusetts and Portsmouth, Exeter, Bedford and Seabrook, New Hampshire. Amesbury and Newburyport are located in Essex County, while three of the New Hampshire branches are located in Rockingham County and the Bedford office is located in Hillsborough County. The loan production offices are located in Boston and Dedham, Massachusetts and Nashua and Portsmouth, New Hampshire. A map of The Provident Bank’s full serve branch office locations is provided in Exhibit I-1. The Provident Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

Provident Bancorp, Inc. (“PVBC”) is the Massachusetts-chartered mid-tier holding company of the Bank. PVBC owns 100% of the outstanding common stock of the Bank. Since being formed in 2011, PVBC has been engaged primarily in the business of holding the common stock of the Bank. PVBC completed its initial public offering on July 15, 2015, pursuant to which it sold 4,274,425 shares or 45.0% of its outstanding common stock to the public and issued 5,034,323 shares or 53.0% of its common stock outstanding to Provident Bancorp (the “MHC”), the mutual holding company parent of PVBC. Additionally, PVBC contributed $250,000 in cash and issued 189,974 shares of common stock or 2.0% of its common stock outstanding to The Provident Community Charitable Organization, Inc. (the “Foundation”). The MHC and PVBC are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At March 31, 2019, PVBC had total consolidated assets of $998.5 million, deposits of $775.3 million and equity of $128.3 million or 12.85% of total assets. PVBC’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Plan of Conversion

On June 5, 2019 the Board of Trustees of the MHC and the Board of Directors of PVBC adopted the Plan of Conversion and Reorganization (the “Plan”), whereby the MHC will convert to stock form. As a result of the conversion, PVBC, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a Maryland corporation with the name of Provident Bancorp, Inc. (“Provident Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will also hereinafter be referred to as Provident Bancorp or the Company, unless otherwise identified as PVBC. As of March 31, 2019, the MHC had a majority ownership interest of 5,034,323 shares or 52.30% of Provident Bancorp’s common stock (the “MHC Shares”). The remaining 4,591,396 shares or approximately 47.70% of Provident Bancorp’s common stock was owned by public shareholders.

It is our understanding that Provident Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), and to Employees, Officers, Directors, Trustees and Corporators. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or a firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PVBC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

Provident Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Over the past several years, Provident Bancorp strategic emphasis has been dedicated to building a full-service community banking franchise. In connection with the implementation of a full service community banking strategy, the Company invested in infrastructure and personnel to manage and facilitate growth strategies. Through implementation of these strategic initiatives, the Company has realized significant loan portfolio diversification primarily driven by growth of commercial real estate loans and commercial business loans. In connection with the implementation of a more diversified lending strategy, the Company has pursued a funding strategy emphasizing growth of lower cost core deposits. Core deposit growth has been in part facilitated by growth of commercial lending relationships, pursuant to which the Company establishes full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities guaranteed by government sponsored enterprises (“GSEs”) constitute the largest portion of the Company’s investment portfolio, with other investments consisting of municipal bonds and asset-backed securities.

Deposits have consistently served as the primary funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Borrowings currently held by the Company consist of FHLB advances and Federal Reserve Bank borrower-in-custody borrowings.

Provident Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. The Company has experienced net interest margin expansion over the past five years, which has been largely attributable to asset growth driven by growth of higher yielding loans that has provided for a higher overall yield on interest-earning assets. Comparatively, after the Company’s funding costs declined in 2015, the increase in the Company’s funding costs during the past three years has been less than the increase in yield earned on interest-earning assets. Operating expense ratios have trended slightly higher in recent years, which has been primarily attributable to adding staff to implement and manage growth strategies. Additionally, the Company added another branch location in 2017. Non-interest operating income has been a fairly stable contributor to the Company’s earnings, while the amount of loan loss provisions established has increased in recent periods due to growth of the loan portfolio and an increase in non-performing loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies. The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses in future periods. Provident Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Provident Bancorp’s funding costs. Notably, as a fully-converted institution, the Company’s stronger capital position and greater capacity to offer stock as consideration for an acquisition may facilitate increased opportunities to grow through acquisitions. At this time, the Company has no specific plans for expansion through an acquisition.

The projected uses of proceeds are highlighted below.

•	Provident Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested initially into liquid funds held as a deposit at The Provident Bank. Over time, the funds may be utilized for various corporate purposes, possibly including repurchases of common stock, the payment of cash dividends, infusing additional equity into the Bank and acquisitions.

•	The Provident Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Provident Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter years. Asset growth trends show assets trended higher throughout the five and one-quarter-year period, with total assets increasing from $658.6 million at yearend 2014 to $998.5 million at March 31, 2019. Overall, the Company’s assets increased at a 10.29% annual rate from yearend 2014 through March 31, 2019. A summary of Provident Bancorp’s key operating ratios for the past five and one-quarter years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Table 1.1

Provident Bancorp, Inc.

Historical Balance Sheet Data

													12/31/14- 3/31/19
	At December 31,										At March 31, 2019		Annual
	2014		2015		2016		2017		2018		2019		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$658,606	100.00%	$743,397	100.00%	$795,543	100.00%	$902,265	100.00%	$974,079	100.00%	$998,519	100.00%	10.29%
Cash and cash equivalents	9,558	1.45%	20,464	2.75%	10,705	1.35%	47,689	5.29%	28,613	2.94%	23,726	2.38%	23.85%
Investment securities	121,591	18.46%	125,607	16.90%	117,867	14.82%	61,429	6.81%	51,403	5.28%	49,662	4.97%	-19.00%
Loans receivable, net	494,183	75.03%	554,929	74.65%	624,425	78.49%	742,138	82.25%	835,528	85.78%	859,269	86.05%	13.90%
FHLB stock	3,642	0.55%	3,310	0.45%	2,787	0.35%	1,854	0.21%	2,650	0.27%	3,515	0.35%	-0.83%
Bank-owned life insurance	12,144	1.84%	18,793	2.53%	19,395	2.44%	25,540	2.83%	26,226	2.69%	26,403	2.64%	20.05%
Deposits	$536,684	81.49%	$577,235	77.65%	$627,982	78.94%	$750,057	83.13%	$768,096	78.85%	$775,277	77.64%	9.04%
Borrowings	39,237	5.96%	57,423	7.72%	49,858	6.27%	26,841	2.97%	68,022	6.98%	79,942	8.01%	18.23%

Equity	$75,791	11.51%	$101,406	13.64%	$109,149	13.72%	$115,777	12.83%	$125,584	12.89%	$128,272	12.85%	13.18%

Loans/Deposits		92.08%		96.14%		99.43%		98.94%		108.78%		110.83%

Number of Full Service Offices		7		7		7		8		8		8

(1)	Ratios are as a percent of ending assets.

Sources:   Provident Bancorp's prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Asset growth was mostly sustained by loan growth, which consisted primarily of commercial real estate loans and commercial business loans. Overall, net loans receivable increased at an annual rate of 13.90% from yearend 2014 through March 31, 2019 and equaled 86.05% of assets at March 31, 2019 versus 75.03% of assets at yearend 2014. Net loans receivable at March 31, 2019 totaled $859.3 million.

From yearend 2014 through March 31, 2019, the Company’s loan portfolio composition shifted towards a higher concentration of commercial business loans and, to a lesser degree, consumer loans. Trends in the Company’s loan portfolio composition since yearend 2014 show that the concentration of 1-4 family loans (including home loans and lines of credit) comprising total loans decreased from 20.84% of total loans receivable at yearend 2014 to 6.29% of total loans receivable at March 31, 2019, as the Company discontinued origination of 1-family permanent mortgage loans in 2014. Comparatively, from yearend 2014 through March 31, 2019, commercial real estate loans (including multi-family loans) decreased from 49.76% to 42.79% of total loans receivable and commercial business loans increased from 19.45% to 43.84% of total loans receivable. Over the same time period, the relative concentrations of construction and land loans decreased from 9.38% to 4.86% of total loans receivable and consumer loans increased from 0.57% to 2.21% of total loans receivable.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Provident Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will be invested into liquid funds held as a deposit at the Bank. Since yearend 2014, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 7.70% of assets at March 31, 2019 to a high of 20.47% of assets at yearend 2014. The decrease in the ratio of balance of cash and investments comprising total assets since yearend 2014 was largely related to redeployment of those funds for purposes of funding loan growth. Mortgage-backed securities totaling $32.1 million comprised the most significant component of the Company’s investment portfolio at March 31, 2019. Other investments held by the Company at March 31, 2019 consisted of municipal bonds ($11.5 million) and asset-backed securities ($6.0 million). As of March 31, 2019, the entire investment portfolio was maintained as available-for sale and had a net unrealized loss of $260,000. Exhibit I-4 provides historical detail of the Company’s investment portfolio. As of March 31, 2019, the Company also held $23.7 million of cash and cash equivalents and $3.5 million of FHLB stock.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers and directors of the Company. The purpose of the investment is to provide funding for employee and director benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2019, the cash surrender value of the Company’s BOLI equaled $26.4 million.

Since yearend 2014, Provident Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2014 through March 31, 2019, the Company’s deposits increased at a 9.04% annual rate. Deposits growth was sustained throughout the period covered in Table 1.1. Deposit growth trends in recent years reflect that deposit growth has been sustained by a combination of core deposits, consisting primarily of non-interest bearing demand deposit accounts and money market deposit accounts, and certificates of deposit (“CDs”). Core deposits comprised 84.51% of total deposits at March 31, 2019, versus 85.53% of total deposits at December 31, 2016.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From yearend 2014 through March 31, 2019, borrowings ranged from a low of $26.8 million or 2.97% of assets at yearend 2017 to a high of $79.9 million or 8.01% of assets at March 31, 2019. Borrowings added by the Company during 2018 and the first quarter of 2019 were primarily for funding loan growth. Borrowings held by the Company at March 31, 2019 consisted of FHLB advances and Federal Reserve Bank borrowings from the borrower-in-custody program.

The Company’s equity increased at a 13.18% annual rate from yearend 2014 through March 31, 2019, with most of the growth occurring in 2015 in connection with the capital raised in the Company’s first-step public stock offering. Partially offsetting the increase in capital provided by the first-step offering was the repayment of the Company’s Series A preferred stock totaling $17.1 million, which was repaid in 2015. Stronger capital growth relative to asset growth provided for an increase in the Company’s equity-to-assets ratio from 11.51% at yearend 2014 to 12.85% at March 31, 2019. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2019. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Provident Bancorp’s pro forma capital position will initially depress its ROE.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended March 31, 2-019. The Company’s reported earnings ranged from a low of $3.8 million or 0.56% of average assets during 2015 to a high of $9.5 million or 1.02% of average assets for the twelve months ended March 31, 2019. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been a fairly stable source of earnings for the Company, while loan loss provisions have become a more significant factor in the Company’s earnings during recent years. Non-operating income, which consists of gains on sales of investment securities, has been a limited earnings factor over the past five and one-quarter years with the exception of 2017.

Over the past five and one-quarter years, the Company’s net interest income to average assets ratio ranged from a low of 3.29% during 2014 to a high of 4.13% during the twelve months ended March 31, 2019. The upward trend in the Company’s net interest income ratio since 2014 has been driven by an increase in the interest income ratio. Notably, asset growth during the period was driven by loan growth, which consisted mostly of higher yielding types of loans such as commercial real estate loans and commercial business loans. Comparatively, the increase in the Company’s funding costs over the five and one-quarter year period has been less significant compared to the increase in yield earned on interest-earning assets, as lower costing core deposits have funded most of the Company’s asset growth since yearend 2014. Overall, during the past five and one-quarter years, the Company’s interest rate spread increased from a low of 3.32% during 2014 to a high of 4.05% during 2018. For the three months ended March 31, 2019 the Company’s interest rate spread equaled 4.04% compared to 3.95% for the three months ended March 31, 2018. The Company’s net interest rate spreads and yields and costs for the past five and one-quarter years are set forth in Exhibit I-3 and Exhibit I-5.

Non-interest operating income as a percent of average assets has been a fairly stable contributor to the Company’s earnings, ranging from a low of $3.4 million or 0.54% of average assets during 2014 to a high of $4.2 million or 0.46% of average assets during 2018. For the twelve months ended March 31, 2019, non-interest operating income totaled $4.1 million or 0.44% of average assets. Service fees on deposit accounts and other service charges and fees are the primary contributors to the Company’s non-interest operating revenues, which also includes income earned on BOLI.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Table 1.2

Provident Bancorp, Inc.

Historical Income Statements

For the Year Ended December 31,	For the 12 Months
2014	2015	2016	2017	2018	Ended 03/31/2019
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$23,311	3.65%	$25,452	3.71%	$28,894	3.83%	$35,782	4.12%	$42,340	4.67%	$44,716	4.79%
Interest expense	(2,291)	-0.36%	(2,174)	-0.32%	(2,785)	-0.37%	(3,726)	-0.43%	(5,213)	-0.57%	(6,150)	-0.66%
Net interest income	$21,020	3.29%	$23,278	3.40%	$26,109	3.46%	$32,056	3.69%	$37,127	4.09%	$38,566	4.13%
Provision for loan losses	(1,452)	-0.23%	(805)	-0.12%	(703)	-0.09%	(2,929)	-0.34%	(3,329)	-0.37%	(4,135)	-0.44%
Net interest income after provisions	$19,568	3.06%	$22,473	3.28%	$25,406	3.37%	$29,127	3.35%	$33,798	3.72%	$34,431	3.69%

Non-interest operating income	$3,440	0.54%	$3,489	0.51%	$3,745	0.50%	$4,043	0.47%	$4,178	0.46%	$4,098	0.44%
Operating expense	(17,421)	-2.72%	(21,093)	-3.08%	(20,477)	-2.71%	(23,749)	-2.74%	(25,414)	-2.80%	(25,784)	-2.76%
Net operating income	$5,587	0.87%	$4,869	0.71%	$8,674	1.15%	$9,421	1.08%	$12,562	1.38%	$12,745	1.37%

Non-Operating Income/(Losses)
Gains on sales of securities	$428	0.07%	$317	0.05%	$690	0.09%	$5,912	0.68%	$0	0.00%	$113	0.01%
Net non-operating income(losses)	$428	0.07%	$317	0.05%	$690	0.09%	$5,912	0.68%	$0	0.00%	$113	0.01%

Net income before tax	$6,015	0.94%	$5,186	0.76%	$9,364	1.24%	$15,333	1.77%	$12,562	1.38%	$12,858	1.38%
Income tax provision	(1,453)	-0.23%	(1,363)	-0.20%	(3,025)	-0.40%	(7,418)	-0.85%	(3,237)	-0.36%	(3,337)	-0.36%
Net income (loss)	$4,562	0.71%	$3,823	0.56%	$6,339	0.84%	$7,915	0.91%	$9,325	1.03%	$9,521	1.02%

Adjusted Earnings
Net income	$4,562	0.71%	$3,823	0.56%	$6,339	0.84%	$7,915	0.91%	$9,325	1.03%	$9,521	1.02%
Add(Deduct): Non-operating income	(428)	-0.07%	(317)	-0.05%	(690)	-0.09%	(5,912)	-0.68%	0	0.00%	(113)	-0.01%
Tax effect (2)	171	0.03%	127	0.02%	276	0.04%	2,365	0.27%	0	0.00%	31	0.00%
Adjusted earnings	$4,305	0.67%	$3,633	0.53%	$5,925	0.79%	$4,368	0.50%	$9,325	1.03%	$9,439	1.01%

Expense Coverage Ratio (3)	1.21	x	1.10	x	1.28	x	1.35	x	1.46	x	1.50	x
Efficiency Ratio (4)	71.02%	78.77%	68.43%	65.87%	61.54%	60.39%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate for 2014 through 2017 and a 27.0% effective tax rate for 2018 and for the twelve months ended March 31,2019.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources:   Provident Bancorp's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $17.4 million or 2.72% of average assets during 2014 to a high of $25.8 million or 2.76% of average assets during the twelve months ended March 31, 2019. The relatively high operating expense ratio reported for 2015 (3.08% of average assets) includes the expense of the charitable contribution made in connection with the Company’s first-step offering, which totaled $2.1 million. The increase in the Company’s operating expenses during 2017 and 2018 was mostly related to an increase in employee compensation expense, which was attributable to adding staff and higher employee benefit expenses.

Overall, during the past five and one-quarter years, the Company’s expense coverage ratios (net interest income divided by operating expenses) ranged from a low of 1.10x during 2015 to a high of 1.50x during the twelve months ended March 31, 2019. Similar trends were reflected in the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income), which ranged from a high of 78.77% during 2015 to a low of 60.39% during the twelve months ended March 31, 2019.

During the period covered in Table 1.2, the amount of loan loss provisions established ranged from a low of $703,000 or 0.09% of average assets during 2016 to a high of $4.1 million or 0.44% of average assets during the twelve months ended March 31, 2019. The increase in the amount of loan loss provisions established by the Company during the past two and one-quarter years has been largely due to a combination of loan growth, an increase in non-performing loans and an increase in net charge-offs on loans. As of March 31, 2019 the Company maintained loan loss allowances of $11.9 million, equal to 1.36% of total loans receivable and 141.58% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past five and one-quarter years.

With the exception of 2017, non-operating gains from the sale of investment securities have had a limited impact on the Company’s earnings during the period covered in Table 1.2, Over the past five and one-quarter years, gains on the sales of securities ranged from no gains recorded in 2018 to $5.9 million or 0.68% of average assets in 2017. For the twelve months ended March 31, 2019, the Company reported gains on the sales of securities of $113,000 or 0.01% of average assets. The gains on the sales of investment securities recorded in 2017 were related to the Company’s adoption of ASU (Accounting Standards Update) No. 2016-01, which required the Company to measure equity investments at fair value with changes in fair value recognized in net income. Accordingly, based on the Company’s evaluation of the pronouncement, the Company decided to divest from its equity securities portfolio in 2017 to reduce potential earnings volatility.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Over the past five and one-quarter years, the Company’s effective tax rate ranged from a low of 24.16% in 2014 to a high of 48.38% in 2017. For the twelve months ended March 31, 2019, the Company’s effective tax rate equaled 25.95%. The comparatively higher effective tax rate reported for 2017 was due to a reduction in the Company’s deferred tax asset and corresponding charge to income tax expense of $2.0 million, which was the result of tax legislation in December 2017 that reduced the Company’s federal corporate tax rate from a maximum of 35% to 21% effective in 2018. As set forth in the prospectus, the Company’s effective marginal tax rate is 27.0%.

Interest Rate Risk Management

The Company analyzes its sensitivity to changes in interest rates in two ways: 1) the change in net interest income caused by a change in interest rates; and 2) the change in market value of portfolio equity caused by changes in the values of assets and liabilities, which fluctuate due to changes in interest rates. The market value of portfolio equity, also referred to as the economic value of equity (“EVE”), is defined as the present value of expected cash flows from existing assets, minus the present value of expected cash flows from existing liabilities adjusted for the value of off-balance sheet contracts. As shown in Exhibit I-7, the Company’s interest rate risk analysis as of March 31, 2019 indicates that in the event of a 200 basis point increase in interest rates over a one year period, assuming a permanent parallel and immediate shifts in the yield curve over such period, net interest income would decrease by 1.67% and EVE would increase by 1.10%, which were within policy limits (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in investment securities with durations of no more than seven years and emphasizing growth of commercial real estate and commercial business loans, which consists primarily of shorter term fixed rate loans and adjustable rate loans. As of December 31, 2018, of the Company’s total loans due after December 31, 2019, ARM loans comprised 76.55% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 84.51% of the Company’s total deposits at March 31, 2019.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate loans and commercial business loans as the primary areas of targeted loan growth. Historically, Provident Bancorp’s lending activities emphasized origination of 1-4 family permanent mortgage loans; however, the Company discontinued the origination of 1-4 family permanent mortgage loans in 2014. Other areas of lending diversification for the Company include construction and land development loans, home equity loans and lines of credit and consumer loans. Exhibit I-9 provides historical detail of Provident Bancorp’s loan portfolio composition for the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2018.

Commercial Real Estate Loans Commercial real estate loans consist of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area. The Company supplements originations of commercial real estate loans with purchases of loan participations, which are secured by properties in the Company’s regional lending area and are subject to the Company’s underwriting standards for commercial real estate loans. Provident Bancorp generally originates commercial real estate loans up to a loan-to-value (“LTV”) ratio of 80% of the property’s appraised value at the time the loan is originated. Minimum debt-coverage ratio requirements range from 1.10 times to 1.25 times, based on the loan type and the defined and approved term/amortization. The Company offers both fixed and adjustable rate commercial real estate loans, generally for terms of up to 20 years. Fixed rate loans generally have a shorter term balloon provision of five or ten years. Adjustable rate loans reprice every three, five or seven years and are generally indexed to the corresponding FHLB advance rate. Most of the Company’s adjustable rate commercial real estate loans adjust every five years and amortize over terms of 20 years. Properties securing the commercial real estate loan portfolio include mixed use, office, apartments, industrial/manufacturing/warehouse, gas stations, non-owner occupied 1-4 family investment properties, hotels, restaurants, self-storage facilities and retail. The Company’s three largest commercial real estate loans at March 31, 2019 ranged from $6.6 million to $7.2 million and all of those loans were performing in accordance with their original terms at March 31, 2019. As of March 31, 2019, the Company’s outstanding balance of commercial real estate loans totaled $373.4 million equal to 42.79% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Commercial Business Loans The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Growth of the commercial business loan portfolio has been an area of emphasis for the Company over the past several years, pursuant to which the Company has been establishing full service banking relationships with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of floating lines of credit indexed to The Wall Street Journal prime rate and fixed rate term loans priced off of the corresponding FHLB advance rate. Commercial business loans are generally offered for terms up to seven years. The commercial business loan portfolio consists substantially of loans secured by business assets such as inventory, equipment and real estate.

In May 2011 the Company joined the BancAlliance network, which has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify the commercial portfolio. All of these loans are participations in a larger facility agented by capital finance companies. The Company underwrites these loans in accordance with its policies prior to approval. At March 31, 2019, the Company had $13.9 million of outstanding commercial business loans originated through this network of which $3.2 million were on non-accrual status. Provident Bancorp’s last BancAlliance loan origination was in February 2017 and at this time the Company is not anticipating originating any new loans through this network.

In 2015, the Company started originating enterprise value loans to small- and medium-sized businesses in a senior secured position, relying largely on the enterprise value of the business and ongoing cash flow to support operational and debt service requirements. In 2018, the Company began originating these loans on a nationwide basis. In underwriting these loan, the Company requires a senior loan-to-enterprise value of 65% or lower; although, the Company generally limits these loans to a loan-to-value limitation of 50%, as verified by quality of earnings review by a certified public accounting firm. As of March 31, 2019, the Company had a total of $147.5 million in senior secured cash flow loans. The largest loan was $15.0 million and is secured by all business assets. At March 31, 2019, the loan was performing in accordance with its original repayment terms.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

In 2015, the Company started originating renewable energy loans, primarily in New England and New York. The renewable energy loans are primarily secured by solar arrays and wind turbines, which have can have loan terms of 15 years or more and are generally underwritten to a maximum term of two years less than the associated Power Purchase Agreement (“PPA”) supporting the repayment of the loan. As of March 31, 2019, the Company had a total of $54.0 million in renewable energy loans. The largest renewable energy loan at March 31, 2019 was $7.9 million and is secured by all business assets of the company, including the solar array and an assignment of the PPA. At March 31, 2019, the loan was performing in accordance with its original terms.

The Company’s three largest commercial business loans at March 31, 2019 ranged from $8.4 million to $15.0 million and all three of those loans were performing in accordance with their original terms at March 31, 2019. As of March 31, 2019, the Company’s outstanding balance of commercial business loans totaled $382.6 million equal to 43.84% of total loans outstanding.

Construction and Land Development Loans The Company primarily originates construction loans for commercial development projects, such as hotels, condominiums and single-family residences, small industrial buildings, retail and office buildings and apartment buildings. Construction loans are interest-only loans during the construction phase, which is typically up to 24 months. Commercial real estate construction loans may be originated up to a maximum LTV ratio of 80.0% of the appraised market value upon completion of the project. The Company also originates construction and site development loans to contractors and builders to finance the construction of single-family homes and subdivisions, which are offered with similar terms as the Company’s commercial construction loans. Provident Bancorp will generally limit the maximum number of speculative units approved for each builder to two units. The Company’s largest construction and land development loan at March 31, 2019 totaled $6.7 million and is secured by a non-owner occupied commercial use property. At March 31, 2019, this loan was performing in accordance with its original terms. As of March 31, 2019, Provident Bancorp’s outstanding balance of construction and land development loans totaled $42.4 million equal to 4.86% of total loans outstanding and consisted of $22.3 million of 1-4 family residential and condominium construction loans, $732,000 of residential land or development loans and $19.4 million of commercial real estate and multi-family construction loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

1-4 Family Residential Loans. In 2014, the Company discontinued origination of 1-4 family permanent mortgage loans and, thus, the 1-4 family loan portfolio is gradually becoming a smaller portion of the Company’s loan portfolio. Previously, Provident Bancorp offered both fixed rate and adjustable rate 1-4 family permanent mortgage loans, which were typically underwritten to secondary market guidelines. The Company generally retained all originations for investment. As of March 31, 2019, the Company’s outstanding balance of 1-4 family loans (excluding home equity loans and lines of credit) equaled $35.3 million or 4.04% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company discontinued origination of home equity loans in 2014. At March 31, 2019, the outstanding balance owed on home equity loans was $610,000 or 0.07% of total loans. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a 10-year draw period followed by a 15 year repayment period. The Company will originate home equity lines of credit up to a maximum LTV ratio of 80.0%, inclusive of other liens on the property. As of March 31, 2019, the Company’s outstanding balance of home equity loans and lines of credit totaled $19.6 million equal to 2.25% of total loans outstanding.

Consumer Loans. Consumer lending is currently not an active lending area for the Company. Consumer loans offered by the Company consist of loans secured by CDs and overdraft lines of credit. In 2016, the Company entered into an agreement to purchase pools of unsecured consumer loans through the BancAlliance Lending Club Program. This program encompasses loan risk graded by Lending Club A through C with a minimum credit score of 680, out of a possible grade of A through G. The Lending Club retains the servicing of these loans. As of March 31, 2019, the Company had $18.7 million in outstanding consumer loans that were purchased through this program. As of March 31, 2019, the consumer loan portfolio totaled $19.3 million equal to 2.21% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Asset Quality

Over the past five and one-quarter years, Provident Bancorp’s balance of non-performing assets ranged from a low of $1.6 million or 0.20% of assets at yearend 2016 to a high of $10.1 million or 1.01% of assets at March 31, 2019. The increase in non-performing assets since yearend 2016 was primarily due to an increase in non-accruing commercial real estate loans at yearend 2017 and an increase in non-accruing commercial business loans and other real estate owned at yearend 2018 and at March 31, 2019. In 2018, the balance of non-accruing commercial real estate loans was reduced from $7.1 million at yearend 2017 to $519,000 at yearend 2018, which was primarily due to a foreclosure sale by the Company and the transfer of a loan relationship that consisted of two commercial real estate loans to other real estate owned. Comparatively, the balance of non-accruing commercial business loans increased from $1.5 million at yearend 2017 to $4.8 million at yearend 2018, which was largely due to three loan relationships. As shown in Exhibit I-11, non-performing assets at March 31, 2019 consisted of $8.4 million of non-accruing loans and $1.7 million of other real estate owned. Non-accruing loans held by the Company at March 31, 2019 consisted primarily of commercial business loans totaling $6.9 million. The Company also held $2.1 million of accruing troubled debt restructurings at March 31, 2019.

To track the Company’s asset quality and the adequacy of valuation allowances, Provident Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Loan Committee, and quarterly by the full Board. The loan portfolio is also reviewed by an independent third party. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31 2019, the Company maintained loan loss allowances of $11.9 million equal to 1.36% of total loans receivable and 141.58% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2019 deposits accounted for 90.65% of Provident Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-quarter years. Transaction and savings account deposits comprised 84.51% of total deposits at March 31, 2019, as compared to 85.53% of total deposits at December 31, 2016. Money market deposits comprised the largest concentration of the Company’s core deposits at March 31, 2019, totaling $227.3 million or 34.69% of total core deposits at March 31, 2019.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

The balance of the Company’s deposits consists of CDs, which equaled 15.49% of total deposits at March 31, 2019 compared to 14.47% of total deposits at December 31, 2016. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs with balances of $100,000 or more (excluding brokered CDs), which shows that, as of March 31, 2019, 55.67% of the CDs were scheduled to mature in more than one year. As of March 31, 2019, the Company maintained brokered deposits totaling $69.1 million.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. Borrowings totaled $79.9 million at March 31, 2019 and consisted entirely of FHLB advances and Federal Reserve Bank borrowings from the borrower-in-custody program. At March 31, 2019, the Company’s borrowings had a weighted average rate of 2.55%. Exhibit I-14 provides further detail of the Company’s borrowing activities during the past three and one-quarter years.

Subsidiaries

Provident Bancorp, Inc. has no direct subsidiaries other than The Provident Bank. The Provident Bank has two wholly-owned subsidiaries, Provident Security Corporation and 5 Market Street Security Corporation, which were established to buy, sell, and hold investments for their own account.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Legal Proceedings

In April 2018, the Company conducted a foreclosure sale of certain real and personal property which secured four non-accruing loans originated by the Company. The aggregate outstanding principal balance of these loans was approximately $7.5 million, of which (a) approximately $4.9 million was due and owing to the Company and (b) approximately $2.6 million was due and owing to another financial institution who purchased participation interests in certain of these loans (the “Participant”). Provident Bancorp received approximately $8.3 in proceeds from this foreclosure sale. The Small Business Administration (“SBA”), which also made a secured loan to the same obligors, has since disputed the Company’s retention of, and claimed priority to, a portion of the proceeds generated from this foreclosure sale, alleging a breach of contract and seeking monetary damages in the approximate amount of $2.0 million. Provident Bancorp has partially denied liability, and in addition to Provident Bancorp’s defenses, has asserted a counterclaim against the SBA and its assignee, Granite State Economic Development Corporation, seeking equitable reformation of the contract at issue on the basis of a mutual mistake of fact. On March 5, 2019, the Company participated in a mediation of this matter. Pending the outcome of this lawsuit and this mediation, the Company has segregated into a separate deposit account the entire amount in dispute, consisting of $1.4 million that the Company would retain, and $543,000 that would be provided to the participating institution.

Management does not believe that the ultimate resolution of this matter will have a significant impact on the Company’s financial condition or the results of operations. Other than this matter, at March 31, 2019, the Company was not involved in any legal proceedings as a defendant that the Company believes would be material to the Company’s financial condition or results of operations.

RP® Financial, LC.	MARKET AREA

II.1

II. MARKET AREA

Introduction

Provident Bancorp serves the Boston metropolitan area through the main office in Amesbury, Massachusetts and two branch offices in Massachusetts and four additional branch offices in New Hampshire. Within Massachusetts, a branch office is also located in Amesbury and the other branch is located in Newburyport. Within New Hampshire, the Company has branch offices in Seabrook, Portsmouth, Bedford and Exeter. The Massachusetts offices are in Essex County and the New Hampshire offices are in Rockingham County (three offices) and Hillsborough County (one office). The Company also operates four loan production offices in Boston and Dedham, Massachusetts and Portsmouth and Nashua, New Hampshire. Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Boston metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services and technology.

Future growth opportunities for Provident Bancorp depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing and service sector activity for October 2018 expanded at slower rates, with respective readings of 57.7 and 60.3. U.S. employers added 250,000 jobs in October and the October unemployment rate held steady at 3.7%. October retail sales increased 0.8% and, after six straight months of declines, existing home sales for October increased 1.4%. Comparatively, new home sales for October fell 8.9% and October pending home sales declined by 2.6%. November manufacturing activity accelerated to an index reading of 59.3, while service sector activity for November increased to an index reading of 60.7. The U.S. economy added 155,000 jobs in November, while the November unemployment rate held steady at 3.7%. November existing and new home sales increased by 1.9% and 16.9%, respectively. Manufacturing activity slowed in December to a reading of 54.1, which was the largest one month drop since the end of 2008. Service sector activity for December edged lower to an index reading of 58.0. The U.S. economy added 312,000 jobs in December, which beat economists’ expectations. The December unemployment rate edged up to 3.9%, as more people entered the labor force. Existing home sales for December fell 6.4%, which was the weakest level since 2015. For all of 2018, existing home sales were the lowest reported in three years. GDP for the fourth quarter expanded at an annual rate of 2.6% (subsequently revised to 2.2%).

RP® Financial, LC.	MARKET AREA II.2

The U.S. economy added 304,000 jobs in January 2019, which exceeded expectations, and the January unemployment rate increased to 4.0% as more people entered the labor force. Manufacturing activity accelerated in January with an index reading of 56.6, while service activity declined for a second consecutive month in January with an index reading of 56.7. Sales of existing homes declined 1.2% in January, whiles sales of new homes declined by 6.9% in January. The pace of manufacturing activity for February fell to an index reading of 54.2. Comparatively, service sector activity for February accelerated to an index reading of 59.7. U.S. employers added 20,000 jobs in February, which was well below expectations. The February unemployment rate declined to 3.8%. February existing home sales rose 11.8%, versus a 4.9% increase in February new home sales. Manufacturing activity for March accelerated to an index reading of 55.3, while the pace of March service sector activity slowed to an index reading of 56.1. Job growth rebounded in March, as U.S. employers added 196,000 jobs in March. The March unemployment rate remained at 3.8%. Retail sales for March increased 1.6%, which was the largest monthly increase since September 2017. Existing home sales for March fell 4.9%, while March new homes sale rose 4.5%. Orders for durable-goods jumped 2.7% in March. First quarter GDP increased at a 3.2% annual rate, which beat expectations.

Manufacturing activity for April 2019 slipped to an index reading of 52.8, which was the lowest reading since October 2016. Likewise, service sector activity for April slowed to an index reading of 55.5. The April employment report showed stronger-than-expected job growth, as the U.S. economy added 263,000 jobs in April and the April unemployment rate fell to a 49 year low of 3.6%.

RP® Financial, LC.	MARKET AREA II.3

In terms of interest rates trends over the past few quarters, long-term Treasury yields hit fresh highs in early-October 2018, as robust economic data and an easing of trade tensions across North America sparked fresh optimism about the global growth outlook. After climbing up to 3.23% with the release of the September employment report, the 10-year Treasury yield edged lower through the end of October and then bounced higher in early-November. The October employment report, which showed that U.S. wages grew at the fastest rate since April 2009, was the primary catalyst that drove Treasury yields higher. The Federal Reserve held rates steady at its early-November policy meeting and suggested another rate increase was likely by the end of the year. Following the Federal Reserve meeting, long-term Treasury yields drifted lower into late-November. The downward trend in long-term Treasury yields continued into December, as doubts over the U.S.-China trade truce renewed concerns about the pace of economic growth. Treasury yields further declined after the Federal Reserve’s mid-December policy meeting concluded with a 0.25% rate increase to its target rate to a range between 2.25% and 2.5%, as investors gravitated toward safe-haven investments in the closing weeks of 2018 amid significant volatility in the stock market.

Long-term Treasury yields continued to edge lower at the start of 2019, as an index reading for manufacturing activity in December posted its largest one month decline since the end of 2008. Stronger-than-expected job growth reported for December served to reverse the downward trend in long-term Treasury yields at the end of the first week of 2019, which was followed by interest rates stabilizing through late-January. Long-term Treasury yields edged lower at the end of January after the Federal Reserve concluded its policy meeting electing to hold its benchmark rate steady and indicated that it was done raising rates for now. Stronger-than-expected job growth reported for February pushed the 10-year Treasury yield above 2.70% in early-February. Interest rates stabilized through the balance of February and then edged lower in the first half of March in response to weaker-than-expected data on U.S. inflation, job growth and manufacturing activity. The 10-year Treasury yield declined to a 14-month low of 2.54% following the Federal Reserve’s March policy meeting, which ended on March 20th. The Federal Reserve concluded its policy meeting electing to hold its target rate unchanged and indicated they were unlikely to raise interest rates again in 2019. Worries about slowing global continued the slide in long-term Treasury yields through the end of the first quarter, with the yield on the 10-year Treasury declining below 2.4% and was lower than the three-month Treasury yield for the first time since 2007.

RP® Financial, LC.	MARKET AREA II.4

The 10-year Treasury yield edged back above 2.5% at the start of the second quarter of 2019 and remained in the 2.5% to 2.6% range for the balance of April. At the conclusion of its policy meeting on May 1st the Federal Reserve announced that it was holding its benchmark interest steady and noted that inflation was running below its stated target of 2% and recent developments indicated that the economy rose at a solid rate in the first quarter. Concerns about slower economic growth resulting from U.S.-China trade tensions pushed long-term Treasury yields lower in the second week of May, with the 10-year Treasury falling back below 2.5%. As of May 10, 2019, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.36% and 2.47%, respectively, versus comparable year ago yields of 2.27% and 2.97%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in April 2019, GDP growth was projected to decrease to 2.1% in 2019. The unemployment rate was forecasted to equal 3.7% in June 2019 and in December 2019. An average of 153,000 jobs were projected to be added per month during 2019. On average, the economists forecasted the federal funds rate to equal 2.38% in June 2019 and then increase slightly to 2.42% in December 2019. On average, the economists forecasted that the 10-year Treasury yield would equal 2.63% in June 2019 and then increase to 2.80% by the end of 2019. The surveyed economists also forecasted home prices would rise 4.3% in 2019 and 2019 housing starts were forecasted to increase slightly.

The April 2019 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2019 existing home sales to increase by 2.2% from 2018 sales, while 2019 new home sales were forecasted to increase by 4.2% from sales in 2018. The 2019 median sale prices for new and existing homes were forecasted to increase by 0.2% and 1.9%, respectively. Total mortgage production was forecasted to increase in 2019 to $1.675 trillion, compared to $1.643 trillion in 2018. The forecasted increase in 2019 originations was based on a 5.0% increase in purchase volume and a 5.9% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.244 trillion in 2019, versus refinancing volume totaling $431 billion. Housing starts for 2019 were projected to increase by 1.5% to total 1.268 million.

RP® Financial, LC.	MARKET AREA II.5

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Provident Bancorp. Demographic data for Essex, Rockingham and Hillsborough Counties, as well as for Massachusetts, New Hampshire, and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is largely suburban in nature. Essex County was the first established county in Massachusetts and is also one of the most populated counties in Massachusetts with a population of 793,000. The adjacent New Hampshire counties of Hillsborough and Rockingham are the most and second most populous counties in New Hampshire with respective populations of 411,000 and 308,000. Essex County’s population increased at a 0.8% annual rate from 2014 to 2019, which was slightly higher than the comparable Massachusetts population growth rate of 0.6% and the comparable U.S. population growth rate of 0.7%. Hillsborough County’s population increased at a 0.4% annual rate over the same time period, which matched the comparable New Hampshire growth rate and was below the comparable Rockingham County growth rate of 0.7%.

Household growth rates paralleled population growth trends in the primary market area counties, with Essex County and Rockingham County displaying comparatively higher rates of household growth relatively to Hillsborough County. Population and household growth trends for the primary market area counties are generally projected to slow down slightly compared to the past five years.

Income measures show that all three of the primary market area counties are relatively affluent markets, based on median household and per capita income measures that were well above the comparable U.S. measures. Rockingham County’s income measures were both higher than the comparable New Hampshire income measures, while Hillsborough County’s median household income and per capita income were higher and similar to the respective income measures for New Hampshire. Comparatively, Essex County’s median household income and per capita income measures were slightly lower than the comparable measures for Massachusetts. Projected income growth measures for the primary market area counties were generally in line with the comparable projected growth rates for Massachusetts, New Hampshire and the U.S.

RP® Financial, LC.	MARKET AREA II.6

Table 2.1

Provident Bancorp, Inc.

Summary Demographic Data

	Year			Growth Rate
	2014	2019	2024	2014-2019	2019-2024
				(%)	(%)
Population (000)
USA	317,199	329,236	340,950	0.7%	0.7%
Massachusetts	6,704	6,917	7,132	0.6%	0.6%
Essex, MA	763	793	820	0.8%	0.7%
New Hampshire	1,324	1,350	1,374	0.4%	0.4%
Rockingham, NH	298	308	316	0.7%	0.5%
Hillsborough	403	411	419	0.4%	0.4%

Households (000)
USA	120,163	125,019	129,684	0.8%	0.7%
Massachusetts	2,613	2,711	2,805	0.7%	0.7%
Essex, MA	294	306	317	0.8%	0.7%
New Hampshire	525	540	552	0.5%	0.5%
Rockingham, NH	117	123	127	0.9%	0.6%
Hillsborough	157	162	165	0.6%	0.5%

Median Household Income ($)
USA	51,579	63,174	68,744	4.1%	1.7%
Massachusetts	65,736	82,084	91,580	4.5%	2.2%
Essex, MA	65,986	80,645	89,714	4.1%	2.2%
New Hampshire	64,840	77,568	85,576	3.6%	2.0%
Rockingham, NH	76,173	91,891	100,243	3.8%	1.8%
Hillsborough	67,867	82,724	89,666	4.0%	1.6%

Per Capita Income ($)
USA	27,721	34,902	38,568	4.7%	2.0%
Massachusetts	36,030	46,799	52,558	5.4%	2.3%
Essex, MA	34,967	45,002	50,281	5.2%	2.2%
New Hampshire	33,685	42,595	47,420	4.8%	2.2%
Rockingham, NH	37,336	49,038	54,473	5.6%	2.1%
Hillsborough	33,953	42,435	46,698	4.6%	1.9%

2019 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.3	26.9	24.7	18.5	10.7
Massachusetts	17.0	27.2	24.9	19.6	11.1
Essex, MA	18.0	25.5	23.7	20.4	11.5
New Hampshire	16.5	25.3	23.4	22.6	11.6
Rockingham, NH	16.5	23.4	23.7	23.8	11.0
Hillsborough	18.0	25.6	25.0	20.9	10.3

	Less Than	$25,000 to	$50,000 to
2019 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	19.6	21.5	29.2	29.7
Massachusetts	16.5	16.3	25.7	41.5
Essex, MA	17.1	15.6	26.7	40.6
New Hampshire	13.1	18.2	31.3	37.3
Rockingham, NH	8.7	15.2	30.4	45.7
Hillsborough	12.8	17.3	29.8	40.2

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.7

Household income distribution measures provide another indication of the relative affluence of the primary market area counties. Essex, Rockingham and Hillsborough Counties maintained relatively high percentages of households with income above $100,000 at 40.6%, 45.7% and 40.2%, respectively, as compared to 41.5% for Massachusetts, 37.3% for New Hampshire, and 29.7% for the U.S. Age distribution measures reflect that Essex and Rockingham Counties generally have slightly older populations relative to the U.S, while Hillsborough County’s age distribution measures were fairly similar to the U.S. measures.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services and education/healthcare/social services constituted the largest and second largest source of jobs in all three of the primary market area counties. Comparatively, education/healthcare/social services were the largest source of jobs in Massachusetts and New Hampshire followed closely by jobs in services. Wholesale/retail trade and manufacturing jobs represented the third and fourth largest employment sectors in the primary market area counties, as well as in Massachusetts and New Hampshire.

Table 2.2

Provident Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		New	Essex	Rockingham	Hillsborough
Employment Sector	Massachusetts	Hampshire	County	County	County

Services	26.9%	23.9%	27.8%	23.6%	25.1%
Education,Healthcare, Soc. Serv.	28.0%	24.5%	26.0%	22.0%	22.3%
Government	3.9%	4.1%	4.1%	3.6%	3.5%
Wholesale/Retail Trade	12.9%	15.4%	12.9%	15.4%	16.0%
Finance/Insurance/Real Estate	7.4%	6.4%	6.7%	7.5%	6.5%
Manufacturing	8.9%	12.3%	10.3%	13.5%	13.0%
Construction	5.6%	6.9%	5.7%	7.7%	6.4%
Information	2.3%	2.1%	2.4%	2.4%	2.5%
Transportation/Utility	3.7%	3.7%	3.8%	3.9%	4.3%
Agriculture	0.4%	0.6%	0.4%	0.4%	0.4%
	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.8

The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists the major employers in each of the primary market area counties.

Table 2.3

Provident Bancorp, Inc.

Largest Employers in Local Market Area

Company	Community	Industry	Employees

Essex County
Raytheon Systems International	Andover	Defense Contractor	10,000+
Mass General for Children	Salem	Healthcare	5,000-9,999
Columbia Gas of MA	Lawrence	Utilities	1,000-4,999
Ebsco Information Svc	Ipswich	Technology	1,000-4,999
GE Aviation	Lynn	Manufacturing	1,000-4,999
Holy Family Hospital	Methuen	Healthcare	1,000-4,999
Home Health VNA	Lawrence	Healthcare	1,000-4,999
Lawrence General Hospital	Lawrence	Healthcare	1,000-4,999
Medford Transcript	Danvers	Healthcare	1,000-4,999

Source: Infogroup, 2018.

Rockingham County
Portsmouth Consular Center, US Dept of State	Portsmouth	Government	1,601
HCA Portsmouth Regional Hospital	Portsmouth	Healthcare	1,000
Next Era	Seabrook	Utilities	1,000
Liberty Mutual Insurance	Portsmouth	Insurance Services	1,000
Lonza Biologies	Portsmouth	Contract Pharmaceuticals	950
Exeter Hospital	Exeter	Healthcare	900
Wheelbrator Technologies	Hampton	Renewable Energy	850
Wal-Mart	Raymond	Retail Trade	800
Timberlane Regional School Dist.	Plaistow	Education	784
L-3 Warrior Systems	Londonderry	Manufacturing	761

Source: Economic & Labor Market Information Bureau, 2019.

Hillsborough County
Fidelity Investments	Merrimack	Financial Services	6,000
Elliot Hospital	Manchester	Healthcare	3,800
BEA Systems North America	Nashua	Aerospace	3,200
Southern New Hampshire University	Manchester	Education	3,200
Catholic Medical Center	Manchester	Healthcare	2,272
Southern New Hampshire Medical Center	Nashua	Healthcare	2,221
Nashua School District	Nashua	Education	1,590
Eversource Energy	Manchester	Utility	1,400
St. Joseph Hospital & Trauma Center	Nashua	Healthcare	1,247
PC Connections, Inc.	Merrimack	Retail	1,077

Source: Economic & Labor Market Information Bureau, 2019.

RP® Financial, LC.	MARKET AREA II.9

Unemployment Trends

Comparative unemployment rates for Essex, Rockingham and Hillsborough Counties, as well as for the U.S., Massachusetts, and New Hampshire, are shown in Table 2.4. The March 2019 unemployment rates for Essex, Rockingham and Hillsborough Counties equaled 3.1%, 3.0% and 2.9% respectively, versus comparable unemployment rates of 3.9% for the U.S., 3.1% for Massachusetts and 2.8% for New Hampshire. In contrast to the U.S., the primary market area counties, as well as Massachusetts and New Hampshire, reported lower unemployment rates for March 2019 compared to a year ago.

Table 2.4

Provident Bancorp, Inc.

Unemployment Trends(1)

	March 2018	March 2019
Region	Unemployment	Unemployment
USA	3.8%	3.9%
Massachusetts	3.8%	3.1%
Essex, MA	3.8%	3.1%
New Hampshire	3.1%	2.8%
Rockingham, NH	3.3%	3.0%
Hillsborough	3.2%	2.9%

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Essex, Rockingham and Hillsborough Counties and, in particular, the areas that are nearby to the Company’s branches. Table 2.5 displays deposit market trends from June 30, 2013 through June 30, 2018 for Provident Bancorp, as well as for all commercial bank and savings institution branches located in the primary market area counties and the states of Massachusetts and New Hampshire.

RP® Financial, LC.	MARKET AREA II.10

Table 2.5

Provident Bancorp, Inc.

Deposit Summary

	As of June 30,
	2013			2018			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2013-2018
	(Dollars in Thousands)						(%)

Massachusetts	$288,381,000	100.0%	2,218	$397,358,000	100.0%	2,156	6.6%
Commercial Banks	225,589,000	78.2%	1,320	314,437,000	79.1%	1,270	6.9%
Savings Institutions	62,792,000	21.8%	898	82,921,000	20.9%	886	5.7%
Provident Bancorp	285,211	0.1%	3	427,269	0.1%	3	8.4%

Essex County	$17,778,000	100.0%	256	$24,309,000	100.0%	248	6.5%
Commercial Banks	7,507,000	42.2%	122	12,971,000	53.4%	145	11.6%
Savings Institutions	10,272,000	57.8%	134	11,339,000	46.6%	103	2.0%
Provident Bancorp	285,211	1.6%	3	427,269	1.8%	3	8.4%

New Hampshire	$28,240,000	100.0%	432	$34,430,000	100.0%	418	4.0%
Commercial Banks	21,139,000	74.9%	273	27,115,000	78.8%	284	5.1%
Savings Institutions	7,101,000	25.1%	159	7,316,000	21.2%	134	0.6%
Provident Bancorp	185,195	0.7%	4	331,617	1.0%	5	12.4%

Rockingham County	$5,538,000	100.0%	93	$7,864,000	100.0%	96	7.3%
Commercial Banks	4,329,000	78.2%	68	6,648,000	84.5%	74	9.0%
Savings Institutions	1,210,000	21.8%	25	1,216,000	15.5%	22	0.1%
Provident Bancorp	185,195	3.3%	4	271,373	3.5%	4	7.9%

Hillsborough County	$10,337,000	100.0%	102	$11,664,000	100.0%	96	2.4%
Commercial Banks	9,751,000	94.3%	84	11,387,000	97.6%	86	3.2%
Savings Institutions	586,000	5.7%	18	277,000	2.4%	10	-13.9%
Provident Bancorp	NA	0.0%	0	60,244	0.5%	1	NA

Source: FDIC.

Commercial banks maintained a larger market share of deposits than savings institutions in the states of Massachusetts and New Hampshire, as well as in all three of the primary market area counties. However, the difference in market share for savings institutions and commercial banks was relatively narrow in Essex County. For the five year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in the primary market area counties as well as in the states of Massachusetts and New Hampshire. Overall, for the past five years, bank and thrift deposits for the primary market area counties increased at annual rates ranging from 2.4% in Hillsborough County to 7.3% in Rockingham County. Comparatively, deposits increased at a 4.0% annual rate in the state of New Hampshire and at a 6.6% annual rate in the state of Massachusetts during the five year period.

As of June 30, 2018, Provident Bancorp maintained relatively low deposit market shares in Essex, Rockingham and Hillsborough Counties of 1.8%, 3.5% and 0.5% respectively. The Company’s deposits increased at annual rates of 8.4% and 7.9% in Essex and Rockingham Counties, respectively, which provided for slight increases in the Company’s deposit market share in both of those counties during the five period. Provident Bancorp’s sole branch location in Hillsborough County was opened in 2017.

RP® Financial, LC.	MARKET AREA II.11

As implied by the Company’s relatively low market shares of deposits in the primary market area counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Provident Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Provident Bancorp has sought to emphasize its community orientation in the markets served by its branches. There are a total of 35 banking institutions operating in Essex County, with Provident Bancorp holding the 14th largest market share of deposits. In Rockingham County there are a total of 26 banking institutions, with Provident Bancorp holding the 8th largest market share of deposits. In Hillsborough County there are a total of 21 banking institutions, with Provident Bancorp holding the 13th largest market share of deposits.

Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA II.12

Table 2.6

Provident Bancorp, Inc.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Essex County, MA	Toronto-Dominion Bank	11.88%
	Salem Five Bancorp (MA)	11.40%
	Inst for Svgs in Newburyport (MA)	11.25%
	Bank of America Corp. (NC)	10.00%
	Eastern Bank Corp. (MA)	8.83%
	Provident Bancorp	1.76%	14 out of 35

Rockingham County, NH	Toronto-Dominion Bank	26.57%
	Citizens Financial Group Inc. (RI)	17.54%
	Bank of America Corp. (NC)	12.31%
	Banco Santander	6.82%
	People's United Financial Inc. (CT)	6.35%
	Provident Bancorp	3.45%	8 out of 26

Hillsborough County, NH
	Citizens Financial Group Inc. (RI)	37.34%
	Bank of America Corp. (NC)	23.66%
	Toronto-Dominion Bank	20.31%
	Banco Santander	3.78%
	People's United Financial Inc. (CT)	3.76%
	Provident Bancorp	0.51%	13 out of 21

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS

III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Provident Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Provident Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Provident Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 54 fully-converted publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Provident Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Provident Bancorp. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS

III.2

o	Screen #1 New England institutions with assets between $700 million and $2.5 billion, tangible equity-to-assets ratios of greater than 7.25% and positive reported and core earnings. Four companies met the criteria for Screen #1 and three were included in the Peer Group: Hingham Institution for Savings of Massachusetts, Wellesley Bancorp, Inc. of Massachusetts and Western New England Bancorp, Inc. of Massachusetts. SI Financial Group, Inc. of Connecticut met the selection criteria, but was excluded from the Peer Group as the result of being the target of an announced acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

o	Screen #2 Mid-Atlantic institutions with assets between $700 million and $2.5 billion, tangible equity-to-assets ratios of greater than 7.25% and positive reported and core earnings. Five companies met the criteria for Screen #2 and all five were included in the Peer Group: ESSA Bancorp, Inc. of Pennsylvania, PCSB Financial Corporation of New York, Prudential Bancorp, Inc. of Pennsylvania, Severn Bancorp, Inc. of Maryland and Standard AVB Financial Corp. of Pennsylvania. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

o	Screen #3 Midwest institutions with assets between $700 million and $2.5 billion, tangible equity-to-assets ratios of greater than 7.25% and positive reported and core earnings. Two companies met the criteria for Screen #3 and both were included in the Peer Group: HMN Financial, Inc. of Minnesota and Waterstone Financial, Inc. of Wisconsin. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Provident Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Provident Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts and publicly-traded Massachusetts thrifts have been included in the Chapter III tables as well.

RP® Financial, LC.	PEER GROUP ANALYSIS

Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2019

									As of
									May 10, 2019
						Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Price	Value
						($Mil)			($)	($Mil)

ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	$1,836	23	Sep	$15.27	$168
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	2,497	12	Dec	$192.19	$410
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	723	14	Dec	$21.81	$101
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	1,524	17	Jun	$19.17	$313
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	1,202	11	Sep	$17.17	$153
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	974	6	Dec	$8.97	$115
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	990	19	Dec	$27.71	$129
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	1,929	13	Dec	$16.81	$444
WEBK	Wellesley Bancorp, Inc.	NASDAQ	NE	Wellesley	MA	912	6	Dec	$35.05	$85
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	2,116	24	Dec	$9.60	$252

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Provident Bancorp’s characteristics is detailed below.

o	ESSA Bancorp, Inc. of Pennsylvania. Comparable due to similar earnings contribution from sources of non-interest operating income, lending diversification emphasis on commercial real estate loans and similar level of non-performing assets as a percent of assets.

o	Hingham Institution for Savings of Massachusetts. Comparable due to Boston metropolitan market area, similar concentration of assets maintained in loans and lending diversification emphasis on commercial real estate loans.

o	HMN Financial, Inc. of Minnesota. Comparable due to similar concentration of assets maintained in loans, similar return on average assets, similar net interest income to average assets ratio and lending diversification emphasis on commercial real estate loans and commercial business loans.

o	PCSB Financial Corporation of New York. Comparable due to similar concentration of deposits funding assets and lending diversification emphasis on commercial real estate loans.

o	Prudential Bancorp, Inc. of Pennsylvania. Comparable due to similar return on average assets, lending diversification emphasis on commercial real estate loans and similar level of non-performing assets as a percent of assets.

o	Severn Bancorp, Inc. of Maryland. Comparable due to similar asset size, similar interest-bearing funding composition, similar return on average assets and lending diversification emphasis on commercial real estate loans.

o	Standard AVB Financial Corp. of Pennsylvania. Comparable due to similar asset size, similar interest-bearing funding composition, similar return on average assets, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

o	Waterstone Financial, Inc. of Wisconsin. Comparable due to completed second-step conversion in 2014 and lending diversification emphasis on commercial real estate loans.

o	Wellesley Bancorp, Inc. of Massachusetts. Comparable due to Boston metropolitan market area, similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

o	Western New England Bancorp, Inc. Comparable due to similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, lending diversification emphasis on commercial real estate loans and commercial business loans, and similar level of non-performing assets as a percent of assets.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (11.68% of assets versus 11.61% for all public companies), generated slightly higher earnings as a percent of average assets (0.97% core ROAA versus 0.92% for all public companies) and earned a higher ROE (8.17% core ROE versus 7.41% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were below and approximately the same as the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.5

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$4,529		$1,470
Market capitalization ($Mil)	$626		$217
Tangible equity/assets (%)	11.61%		11.68%
Core return on average assets (%)	0.92		0.97
Core return on average equity (%)	7.41		8.17

Pricing Ratios (Averages)(1)
Core price/earnings (x)	16.67	x	16.54	x
Price/tangible book (%)	140.43%		127.82%
Price/assets (%)	15.03		14.78

(1) Based on market prices as of May 10, 2019.

Ideally, the Peer Group companies would be comparable to Provident Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Provident Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Provident Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of March 31, 2019. Provident Bancorp’s equity-to-assets ratio of 12.85% was similar to the Peer Group's average equity-to-assets ratio of 12.24%. However, with the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio will significantly exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 12.85% and 11.68%, respectively. The increase in Provident Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity.

RP® Financial, LC.	PEER GROUP ANALYSIS

Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2019

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
		Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Sub debt	Equity	Equity	Leverage	Risk-Based	Capital

Provident Bancorp, Inc.	MA	2.38%	5.33%	2.64%	86.05%	77.64%	8.01%	0.00%	12.85%	0.00%	12.85%	12.05%	-6.53%	13.08%	7.72%	76.82%	9.33%	9.33%	12.20%	13.20%	14.45%
March 31, 2019

All Thrifts
Averages		4.14%	11.93%	1.71%	76.00%	74.81%	10.70%	0.46%	12.88%	1.05%	11.61%	11.00%	4.71%	12.43%	12.01%	-3.24%	11.75%	10.42%	11.13%	15.26%	16.53%
Medians		2.61%	10.45%	1.81%	77.84%	76.18%	9.76%	0.00%	11.83%	0.30%	10.56%	6.56%	-3.18%	6.72%	7.42%	-2.46%	2.49%	2.92%	10.84%	14.16%	14.58%

All MA Thrifts
Averages		5.00%	6.87%	1.43%	84.47%	74.86%	13.46%	0.18%	10.77%	0.22%	10.15%	9.90%	-9.29%	12.23%	10.02%	13.46%	3.22%	4.81%	9.92%	12.71%	13.54%
Medians		4.58%	8.06%	1.10%	84.46%	76.19%	10.87%	0.00%	10.84%	0.00%	9.98%	11.23%	-9.99%	13.17%	8.54%	5.04%	3.23%	4.78%	9.90%	12.57%	13.33%

Comparable Group
Averages		5.63%	15.66%	1.73%	73.46%	73.53%	12.91%	0.32%	12.24%	0.56%	11.68%	8.37%	8.70%	4.30%	10.27%	-3.13%	1.73%	1.87%	11.73%	16.16%	17.04%
Medians		3.12%	11.82%	1.86%	75.24%	76.07%	10.79%	0.00%	10.94%	0.28%	10.29%	4.72%	-0.94%	3.16%	6.95%	-11.24%	0.36%	1.10%	11.17%	14.83%	15.78%

Comparable Group
ESSA ESSA Bancorp, Inc.	PA	2.26%	19.79%	2.13%	72.73%	70.48%	18.41%	0.00%	10.00%	0.82%	9.19%	0.82%	-4.04%	3.40%	4.40%	-11.24%	-1.94%	-1.84%	8.96%	12.38%	13.32%
HIFS Hingham Institution for Savings	MA	11.76%	2.94%	0.50%	83.78%	62.28%	28.14%	0.00%	8.88%	0.00%	8.88%	11.48%	-12.76%	11.76%	1.54%	40.59%	16.71%	16.71%	9.23%	12.31%	13.10%
HMNF HMN Financial, Inc.	MN	2.09%	11.18%	0.00%	83.40%	86.70%	0.61%	0.00%	11.81%	0.14%	11.67%	0.06%	17.11%	1.46%	-1.14%	NA	-0.79%	-0.68%	11.27%	13.06%	14.31%
PCSB PCSB Financial Corporation	NY	5.72%	29.03%	1.59%	61.41%	78.90%	1.72%	0.00%	18.27%	0.42%	17.84%	4.58%	-0.21%	5.52%	10.50%	-61.89%	2.76%	2.87%	13.71%	20.47%	20.96%
PBIP Prudential Bancorp, Inc.	PA	1.03%	41.33%	2.52%	48.37%	68.65%	18.72%	0.00%	11.14%	0.55%	10.59%	27.32%	53.85%	-0.48%	22.35%	78.14%	-5.71%	-5.90%	11.06%	18.90%	19.73%
SVBI Severn Bancorp, Inc.	MD	20.23%	5.61%	0.54%	70.21%	80.01%	7.54%	2.12%	10.11%	0.11%	9.99%	21.05%	46.93%	2.91%	29.44%	-13.75%	4.20%	4.24%	12.71%	17.94%	19.19%
STND Standard AVB Financial Corp.	PA	1.69%	16.31%	2.32%	73.21%	75.11%	10.32%	0.00%	14.16%	2.77%	11.39%	1.05%	10.60%	-2.46%	7.42%	-31.33%	1.52%	2.96%	11.68%	16.59%	17.25%
WSBF Waterstone Financial, Inc.	WI	5.44%	10.56%	3.52%	77.27%	53.79%	23.76%	0.00%	19.93%	0.04%	19.89%	4.86%	-17.43%	4.28%	6.48%	5.50%	-1.77%	-1.78%	20.36%	26.53%	27.39%
WEBK Wellesley Bancorp, Inc.	MA	3.99%	7.44%	0.86%	85.36%	82.33%	8.64%	1.08%	7.37%	0.00%	7.37%	10.98%	-5.35%	14.57%	16.80%	-23.11%	6.74%	6.74%	8.37%	10.61%	11.61%
WNEB Western New England Bancorp, Inc.	MA	2.10%	12.47%	3.29%	78.88%	77.04%	11.25%	0.00%	10.74%	0.76%	9.98%	1.45%	-1.68%	2.03%	4.90%	-11.09%	-4.46%	-4.62%	9.99%	12.83%	13.56%

(1) Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.7

Both Provident Bancorp’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Provident Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 86.05% was higher than the comparable Peer Group ratio of 73.46%. Comparatively, the Company’s cash and investments-to-assets ratio of 7.71% was lower than the comparable Peer Group ratio of 21.29%. Overall, Provident Bancorp’s interest-earning assets amounted to 93.76% of assets, which was slightly less than the comparable Peer Group ratio of 94.75%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.73% of assets and goodwill/intangibles equal to 0.56% of assets, while the Company maintained BOLI equal to 2.64% of assets and a zero balance of goodwill/intangibles.

Provident Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 77.64% of assets, which was above the Peer Group’s ratio of 73.53%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 8.01% and 13.23% for Provident Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 85.65% and 86.76%, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio approximates the Peer Group’s ratio, based on IEA/IBL ratios of 109.47% and 109.21%, respectively. The additional capital realized from stock proceeds should serve to provide Provident Bancorp with an IEA/IBL ratio that significantly exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Provident Bancorp’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended March 31, 2019. Provident Bancorp recorded a 12.05% increase in assets, versus asset growth of 8.37% recorded by the Peer Group. Asset growth for Provident Bancorp was primarily driven by a 13.08% increase in loans, which was in part funded by a 6.53% reduction in cash and investments. Asset growth for the Peer Group included a 4.30% increase in loans and an 8.70% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.8

The Company’s asset growth was funded by a 7.72% increase in deposits and a 76.82% increase in borrowings. Comparatively, asset growth for the Peer Group was funded through deposit growth of 10.27%, which also funded a 3.13% decrease in the Peer Group’s borrowings. The Company’s tangible capital increased by 9.33%, which exceeded the Peer Group’s tangible capital growth rate of 1.87%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional stock repurchases and implementation of any dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2019. Provident Bancorp and the Peer Group reported net income to average assets ratios of 1.02% and 0.96%, respectively. Provident Bancorp maintained a comparative earnings advantage relative to the Peer Group with respect to net interest income, which was largely offset by comparative earnings advantages maintained by the Peer Group with respect to loan loss provisions, non-interest operating income and operating expenses.

The Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio and a lower interest expense ratio. The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.09% versus 3.93% for the Peer Group), while the Company’s lower interest expense ratio was supported by maintaining a lower level of interest-bearing liabilities funding assets as the Peer Group maintained a lower cost of funds than the Company (0.84% versus 1.02% for the Company). Overall, Provident Bancorp and the Peer Group reported net interest income to average assets ratios of 4.13% and 2.97%, respectively.

In another key area of core earnings strength, the Company maintained a slightly higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.76% and 2.70%, respectively. The Company’s slightly higher operating expense ratio was consistent with the comparatively higher number of employees maintained relative to its asset size. Assets per full time equivalent employee equaled $7.988 million for the Company, versus $8.130 million for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS

Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2019

		Net Interest Income						Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
						Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
		Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Provident Bancorp, Inc.
March 31, 2019	MA	1.02%	4.79%	0.66%	4.13%	0.44%	3.69%	0.00%	0.44%	2.76%	0.01%	0.00%	0.36%	5.09%	1.02%	4.07%	$7,988	25.95%

All Thrifts
Averages		0.90%	4.06%	0.95%	3.11%	0.08%	3.03%	0.30%	0.51%	2.77%	0.02%	0.00%	0.25%	3.97%	0.65%	3.27%	$7,826	20.77%
Medians		0.81%	3.87%	0.98%	2.92%	0.06%	2.88%	0.02%	0.39%	2.63%	0.00%	0.00%	0.24%	3.91%	0.56%	3.26%	$5,808	22.49%

All MA Thrifts
Averages		0.69%	3.92%	1.14%	2.78%	0.08%	2.70%	0.25%	0.28%	2.35%	0.03%	0.00%	0.25%	4.05%	0.76%	3.29%	$12,874	24.90%
Medians		0.73%	3.98%	1.14%	2.84%	0.08%	2.75%	0.00%	0.24%	1.99%	0.02%	0.00%	0.23%	4.10%	0.41%	3.61%	$9,277	25.47%

Comparable Group
Averages		0.96%	3.96%	1.00%	2.97%	0.04%	2.93%	0.65%	0.39%	2.70%	0.00%	0.00%	0.30%	3.93%	0.84%	3.09%	$8,130	22.85%
Medians		0.88%	3.90%	1.04%	2.88%	0.05%	2.87%	0.01%	0.36%	2.23%	0.00%	0.00%	0.24%	3.94%	0.65%	3.13%	$5,801	24.51%

Comparable Group
ESSA ESSA Bancorp, Inc.	PA	0.64%	3.68%	1.05%	2.63%	0.18%	2.45%	0.00%	0.44%	2.11%	-0.01%	0.00%	0.12%	3.83%	0.43%	3.40%	$5,116	15.42%
HIFS Hingham Institution for Savings	MA	1.34%	4.16%	1.37%	2.79%	0.06%	2.73%	0.00%	0.05%	0.86%	-0.05%	0.00%	0.53%	4.23%	1.65%	2.58%	$29,040	28.52%
HMNF HMN Financial, Inc.	MN	1.16%	4.26%	0.34%	3.92%	-0.07%	3.99%	0.28%	0.77%	3.48%	0.00%	0.00%	0.40%	4.31%	0.66%	3.65%	$4,910	25.89%
PCSB PCSB Financial Corporation	NY	0.62%	3.55%	0.64%	2.91%	0.01%	2.91%	0.00%	0.15%	2.24%	0.02%	0.00%	0.21%	3.72%	0.63%	3.09%	$7,691	25.37%
PBIP Prudential Bancorp, Inc.	PA	0.86%	3.71%	1.40%	2.32%	0.04%	2.27%	0.00%	0.26%	1.49%	-0.02%	0.00%	0.15%	3.29%	0.07%	3.22%	$3,300	15.05%
SVBI Severn Bancorp, Inc.	MD	1.03%	4.54%	1.04%	3.51%	-0.04%	3.54%	0.31%	0.75%	3.21%	0.00%	0.00%	0.36%	3.62%	0.45%	3.17%	$4,147	25.78%
STND Standard AVB Financial Corp.	PA	0.90%	3.80%	0.82%	2.98%	0.07%	2.91%	0.01%	0.46%	2.23%	-0.02%	0.00%	0.23%	3.77%	1.16%	2.61%	$11,112	20.09%
WSBF Waterstone Financial, Inc.	WI	1.60%	3.99%	1.15%	2.84%	-0.05%	2.88%	5.91%	0.26%	6.96%	0.00%	0.00%	0.49%	4.42%	1.69%	2.72%	$2,337	23.66%
WEBK Wellesley Bancorp, Inc.	MA	0.69%	4.14%	1.19%	2.95%	0.09%	2.86%	0.01%	0.30%	2.24%	0.00%	0.00%	0.25%	4.10%	0.41%	3.69%	$6,487	26.51%
WNEB Western New England Bancorp, Inc.	MA	0.77%	3.81%	0.98%	2.83%	0.07%	2.76%	0.00%	0.42%	2.22%	0.03%	0.00%	0.22%	4.05%	1.28%	2.77%	$7,164	22.18%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.10

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s. Expense coverage ratios for Provident Bancorp and the Peer Group equaled 1.50x and 1.10x, respectively.

Non-interest operating income was a larger contributor to the Peer Group’s earnings, which was supported by the Peer Group’s gains on the sale of loans equal to 0.65% of average assets compared to no gains on the sale of loans recorded by the Company. In total, non-interest operating income equaled 0.44% and 1.04% of the Company’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, Provident Bancorp’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 60.39% was slightly more favorable than the Peer Group's efficiency ratio of 67.33%.

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.44% and 0.04% of average assets, respectively.

The Company’s earnings included net non-operating gains equal to 0.01% of average assets, while the Peer Group’s earnings on average reflected no non-operating gains or losses. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility and, therefore, are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

Taxes had a slightly larger impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 25.95% and 22.85%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 27.00%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities compared to the Peer Group (8.71% of assets versus 40.52% for the Peer Group), as the Peer Group maintained higher concentrations of 1-4 family permanent mortgage loans and mortgage-backed securities. Loan servicing intangibles constituted a slightly more significant balance sheet item for the Peer Group, as the Company had a zero balance of loan servicing intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS

Page III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2019

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
		MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Provident Bancorp, Inc.
March 31, 2019	MA	3.21%	5.50%	4.25%	3.15%	34.25%	38.31%	1.93%	91.44%	$0

Comparable Group
Averages		6.88%	33.64%	6.37%	7.89%	20.09%	4.70%	0.98%	72.58%	$337
Medians		4.33%	32.84%	5.80%	3.58%	17.61%	4.20%	0.06%	73.31%	$168

Comparable Group(1)
ESSA Bancorp, Inc.	PA	0.00%	37.21%	4.85%	3.34%	15.01%	0.00%	6.11%	72.65%	$196
Hingham Institution for Savings	MA	0.00%	42.99%	6.74%	16.83%	17.76%	0.01%	0.01%	72.13%	$0
HMN Financial, Inc.	MN	1.07%	22.30%	7.24%	7.03%	33.80%	10.50%	3.08%	86.29%	$1,831
PCSB Financial Corporation	NY	15.63%	19.61%	1.80%	6.41%	28.97%	4.37%	0.02%	66.69%	$0
Prudential Bancorp, Inc.	PA	26.22%	24.71%	8.14%	2.91%	10.65%	2.32%	0.07%	56.50%	$0
Severn Bancorp, Inc.	MD	2.70%	31.26%	13.98%	0.79%	26.75%	4.03%	0.21%	73.96%	$400
Standard AVB Financial Corp.	PA	6.50%	46.19%	1.04%	3.66%	17.45%	4.55%	0.05%	66.94%	$442
Waterstone Financial, Inc.	WI	5.95%	32.52%	1.25%	30.95%	11.72%	1.71%	0.03%	76.27%	$139
Wellesley Bancorp, Inc.	MA	1.63%	46.41%	14.28%	3.50%	13.32%	8.89%	0.01%	76.86%	$95
Western New England Bancorp, Inc.	MA	9.06%	33.17%	4.36%	3.48%	25.47%	10.60%	0.22%	77.51%	$269

Note: Bank level data

Sources:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.12

Diversification into higher risk and higher yielding types of lending was more significant for the Company, which was largely due to the Company’s higher concentrations of commercial real estate loans (34.25% of assets versus 20.09% for the Peer Group) and commercial business loans (38.31% of assets versus 4.70% for the Peer Group). The Company also maintained a slightly higher concentration of consumer loans than the Peer Group (1.93% of assets versus 0.98% for the Peer Group). Comparatively, the Peer Group’s loan portfolio composition reflected higher concentrations of construction/land loans (6.37% of assets versus 4.25% for the Company) and multi-family loans (7.89% of assets versus 3.15% for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 81.89% and 40.03% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a higher risk weighted assets-to-assets ratio of 91.44% compared to 72.58% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Provident Bancorp’s interest rate risk characteristics implied a similar degree of interest rate risk exposure relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly above and the same as the respective Peer Group ratios. At the same time, the Company’s higher ratio of non-interest earning assets as a percent of assets implied a slightly greater degree of balance sheet interest rate risk exposure for the Company. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

RP® Financial, LC.	PEER GROUP ANALYSIS

Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2019

		Balance Sheet Measures
		Tangible		Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
		Assets	IBL	Assets	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Provident Bancorp, Inc.
March 31, 2019	MA	12.9%	109.5%	6.2%	17	-10	23	16	5	-2

All MA Thrifts
Average		10.1%	108.9%	3.7%	-7	-6	-5	-1	-4	-3
Median		10.0%	111.7%	2.9%	-9	-8	-2	-3	-8	-5

Comparable Group
Average		11.7%	109.5%	5.2%	-7	-5	-6	5	0	0
Median		10.3%	106.9%	4.6%	-6	-5	-4	0	-2	3

Comparable Group
ESSA ESSA Bancorp, Inc.	PA	9.2%	106.6%	5.2%	-6	-3	-15	15	1	3
HIFS Hingham Institution for Savings	MA	8.9%	108.9%	1.5%	-11	-13	-1	1	-6	-5
HMNF HMN Financial, Inc.	MN	11.7%	110.7%	3.3%	-6	-8	21	6	22	-27
PCSB PCSB Financial Corporation	NY	17.8%	119.3%	3.8%	-5	4	-26	23	-1	11
PBIP Prudential Bancorp, Inc.	PA	10.6%	103.8%	9.3%	-5	-9	-23	-8	-3	-9
SVBI Severn Bancorp, Inc.	MD	10.0%	107.1%	3.9%	NA	-18	12	-5	13	13
STND Standard AVB Financial Corp.	PA	11.4%	106.8%	8.8%	-3	1	-4	-1	-3	-7
WSBF Waterstone Financial, Inc.	WI	19.9%	120.3%	6.7%	-12	-7	-3	-1	2	12
WEBK Wellesley Bancorp, Inc.	MA	7.4%	105.1%	3.2%	-9	-1	1	-2	-11	3
WNEB Western New England Bancorp, Inc.	MA	10.0%	105.8%	6.6%	-9	3	-26	18	-13	10

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.14

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Provident Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that the interest rate risk associated with Company’s net interest margin was greater in comparison to the interest rate risk associated with the Peer Group’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Provident Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly greater than the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.22% and 1.20%, respectively, versus comparable measures of 0.70% and 0.95% for the Peer Group. It should be noted that the measures for non-performing assets/assets and non-performing loans/loans include accruing loans that are classified as troubled debt restructurings, which accounted for approximately 17% of the Company’s non-performing assets at March 31, 2019. After excluding performing troubled debt restructurings from non-performing assets, the Company’s and the Peer Group’s non-performing assets as a percent of assets equaled 1.01% and 0.47%, respectively. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 113.06% and 219.03%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.36% for the Company, versus 0.87% for the Peer Group. Net loan charge-offs were a larger factor for the Company, as net loan charge-offs for the Company and the Peer Group equaled 0.29% of loans and 0.03% of loans, respectively.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS

Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis - Bank Level

As of March 31, 2019

			NPAs &	Adj NPAs &				Rsrves/
		REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
		Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Provident Bancorp, Inc.	MA
March 31, 2019		0.17%	1.22%	1.01%	1.20%	1.36%	113.06%	97.13%	$2,514	0.29%

Comparable Group
Averages		0.05%	0.70%	0.47%	0.95%	0.87%	219.03%	209.64%	$229	0.03%
Medians		0.04%	0.63%	0.43%	0.81%	0.89%	89.23%	81.68%	$0	0.03%

Comparable Group
ESSA Bancorp, Inc.	PA	0.04%	0.93%	0.56%	1.21%	0.92%	76.16%	73.16%	$1,450	0.11%
Hingham Institution for Savings	MA	0.00%	0.08%	0.02%	0.10%	0.68%	706.65%	706.65%	$0	0.00%
HMN Financial, Inc.	MN	0.06%	0.48%	0.41%	0.50%	1.43%	285.01%	248.72%	$-60	-0.01%
PCSB Financial Corporation	NY	0.04%	0.54%	0.35%	0.80%	0.53%	65.86%	60.59%	$-180	-0.02%
Prudential Bancorp, Inc.	PA	0.04%	1.21%	1.16%	2.41%	0.89%	36.93%	35.86%	$60	0.01%
Severn Bancorp, Inc.	MD	0.18%	1.81%	0.61%	2.11%	1.20%	56.16%	50.52%	$-205	-0.03%
Standard AVB Financial Corp.	PA	0.05%	0.31%	0.31%	0.34%	0.60%	174.57%	144.00%	$515	0.07%
Waterstone Financial, Inc.	WI	0.09%	0.72%	0.44%	0.82%	0.91%	102.30%	90.19%	$-294	-0.02%
Wellesley Bancorp, Inc.	MA	0.00%	0.12%	0.12%	0.14%	0.89%	618.62%	618.62%	$0	0.00%
Western New England Bancorp, Inc.	MA	0.00%	0.83%	0.73%	1.04%	0.71%	68.05%	68.05%	$1,008	0.06%

(1) NPAs are defined as nonaccrual loans, accruing loans 90 days plus delinquent, performing TDRs, and OREO.

(2) Adjusted NPAs are defined as nonaccrual loans, accruing loans 90 days plus delinquent and OREO (performing TDRs are excluded).

(3) NPLs are defined as nonaccrual loans, accruing loans 90 days plus delinquent and performing TDRs.

(4) Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines required by the FRB, the FDIC and state banking agencies specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Provident Bancorp’s operations and financial condition; (2) monitor Provident Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Provident Bancorp’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If, during the conversion process, material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Provident Bancorp’s value, or Provident Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of cash and investments and a higher concentration of loans. Diversification into higher risk and higher yielding types of loans was more significant for the Company, while the Peer Group maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio. Provident Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings funding assets, which translated into a slightly higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained slightly lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in similar IEA/IBL ratios for the Company and the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group. Loss reserves as a percent of non-performing loans and as a percent of loans were higher for the Peer Group and the Company, respectively. Net loan charge-offs as a percent of loans were higher for the Company. The Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (7.71% of assets versus 21.29% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into cash and investments. The Company was viewed as having fairly similar future borrowing capacity relative to the Peer Group, based on the level of borrowings currently funding the Company’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

▪	Capital. The Company currently operates with a slightly higher tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Provident Bancorp’s pro forma tangible capital position will more significantly exceed the Peer Group's tangible equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it more difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Provident Bancorp’s balance sheet strength was considered to be slightly more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were slightly higher than the Peer Group’s on a ROAA basis (1.02% of average assets versus 0.96% for the Peer Group), as the Company’s higher net interest income ratio was largely offset by the Peer Group’s higher ratio for non-interest operating income and lower ratios for operating expenses and loan loss provisions. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be similar to the Peer Group’s earnings and, thus, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a higher net interest income ratio, a higher operating expense ratio and a lower level of non-interest operating income. The Company’s higher ratios for net interest income and operating expenses translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.50x versus 1.10X for the Peer Group). Similarly, the Company’s efficiency ratio of 60.39% was more favorable than the Peer Group’s efficiency ratio of 67.33%. Loan loans provisions had a larger impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain fairly similar to the Peer Group’s earnings on a ROAA basis. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated that a slightly greater degree of volatility was associated with the Company’s net interest margin. Measures of balance sheet interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios implied a fairly similar degree of interest rate risk exposure was associated with the Company’s and the Peer Group’s respective balance sheets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will more significantly exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.44% of average assets versus 0.04% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Company. The Company’s credit quality measures generally implied a slightly greater degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to continue to provide for a higher net interest income ratio for the Company going forward based on the current prevailing interest rate environment. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s lower ratio of non-interest operating income and higher operating expense ratio were viewed as disadvantages for the Company to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is similar to the Peer Group’s core ROE. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will initially be lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Provident Bancorp’s pro forma earnings strength was considered to be similar to the Peer Group’s core earnings strength and, thus, no adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

3.	Asset Growth

Comparative twelve-month asset growth rates for the Company and the Peer Group showed a 12.05% increase in the Company’s assets, versus an 8.37% increase in the Peer Group’s assets. Asset growth for the Company was primarily driven by loan growth, which was in part funded with cash and investments. Comparatively, asset growth for the Peer Group consisted of loan growth, which was less the Company’s loan growth rate, and an increase in cash and investments. Overall, the Company’s recent asset growth trends would be viewed more favorably than the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Provident Bancorp serves the Boston metropolitan area and southern New Hampshire through its main office, six full service branch offices and four loan production offices. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Provident Bancorp. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in Essex County.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

The majority of the Peer Group companies operate in markets with smaller populations compared to Essex County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were less than Essex County’s recent historical and projected population growth rates. Essex County has a higher per capita income compared to the Peer Group’s average per capita income, while, on average, the Peer Group’s primary market area counties were similarly affluent markets within their respective states compared to Essex County’s per capita income as a percent of Massachusetts’ per capita income (98.9% for the Peer Group versus 96.2% for Essex County). The average and median deposit market shares maintained by the Peer Group companies were above the Company’s market share of deposits in Essex County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Company in Essex County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be slightly less favorable than provided by the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was slightly above the unemployment rate reflected for Essex County. On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Provident Bancorp, Inc. and the Peer Group Companies (1)

		March 2019
	County	Unemployment

Provident Bancorp, Inc. - MA	Essex	3.1%

Peer Group Average		3.7

The Peer Group

ESSA Bancorp, Inc. – PA	Monroe	4.8
Hingham Institution for Savings - MA	Plymouth	3.3
HMN Financial, Inc. – MN	Olmsted	3.2
PCSB Financial Corporation – NY	Westchester	3.6
Prudential Bancorp, Inc. – PA	Philadelphia	4.6
Severn Bancorp, Inc. – MD	Anne Arundel	3.3
Standard AVB Financial Corp. - PA	Allegheny	3.6
Waterstone Financial, Inc. – WI	Milwaukee	3.8
Wellesley Bancorp, Inc. - MA	Norfolk	2.6
Western New England Bancorp, Inc. – MA	Hampden	4.2

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5.	Dividends

The Company currently does not pay a dividend. After the second-step conversion, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

Nine out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.63% to 3.19%. The average dividend yield on the stocks of the Peer Group institutions was 1.55% as of May 10, 2019. Comparatively, as of May 10, 2019, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.04%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to its second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group companies trade on the NASDAQ Global Select Market. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $85.3 million to $444.2 million as of May 10, 2019, with average and median market values of $217 million and $161 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.1 million to 26.4 million, with average and median shares outstanding of 11.6 million and 10.0 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the upper half of the Peer Group’s ranges for market values and shares outstanding. Consistent with all of the Peer Group companies, the Company’s stock will also be quoted on the NASDAQ Global Select Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Provident Bancorp’s stock: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift franchises based in Massachusetts; and (D) the market for the public stock of Provident Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of May 10, 2019.

RP® Financial, LC.	VALUATION ANALYSIS IV.10

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks trended higher at the end of September and the beginning of October 2018, as manufacturer shares led the Dow Jones Industrial Average (“DJIA”) to a new record high following completion of a new North American trade pact. A sell-off in Treasury bonds prompted a broader stock market downturn at the end of the first week of October, as investors reacted to the September employment report which showed the national unemployment rate hitting a 50-year low. The sell-off in stocks deepened in the second week of October, with the DJIA recording a two-day decline of 5.2% before rebounding at the end of the week. Volatility continued to prevail in the broader stock market during the second half of October, as investors reacted to mixed third quarter earnings reports and signs of softer global economic growth. Following a sell-off heading into late-October 2018, stocks rebounded sharply higher at the end of October and at the start of November. The rebound in the stock market was led by technology shares, based on some favorable third quarter earnings reports. Stocks continued to surge higher following the mid-term elections, as a congressional power divide eased worries about swift policy changes. Following the mid-term election rally, stocks trended sharply lower through late-November. Factors contributing to the sell-off included U.S.-China trade tensions, concerns about the health of the technology sector, worries about slowing global growth and oil prices dropping to a three-year low. Stocks rebounded in the last week of November, with the DJIA and the S&P 500 erasing their November declines after the Federal Reserve Chairman eased investor worries about aggressively increasing interest rates. A strong retail sales report for the Thanksgiving weekend and a trade truce between the U.S. and China also contributed to the stock market rally at the end of November. Energy shares led the stock market higher at the start of December, as oil prices rounded after an easing of geopolitical concerns. Stocks tumbled lower to close out the first trading week of December, as investors’ doubts about the U.S.-China trade truce and a flattening yield curve raised fears of an economic slowdown. A rally in technology shares helped the broader stock market to edge higher going into mid-December, which was followed by a mid-December sell-off prompted by signs that China’s economy may be slowing. The stock market route deepened going into the second half of December, as investors reacted to the Federal Reserve’s rate hike and possible government shutdown. After four days of sharp declines, the DJIA logged its biggest daily point gain which was led by a rebound in energy shares. The positive trend in the broader stock market continued in the final trading days of 2018, although 2018 was the worst yearly decline for stocks since 2008.

Volatility continued to prevail in the broader stock market at the start of 2019. Soft economic data for U.S. December manufacturing activity prompted a sharp sell-off, which was followed a robust rally on the strong job growth reported for December. The rally in the broader stock market gained momentum through mid-January, which was supported signs of progress in the U.S.- China trade talks and the Federal Reserve signaling its willingness to slow its pace of interest rate increases. The broad-based stock market rally paused in late-January, as stocks retreated on signs that a slow down in China’s economy was hurting corporate profits in the U.S. Stocks soared higher after the Federal Reserve concluded its end of January policy meeting, in which it elected to hold interest rates steady and stated that is was done raising interest rates for a while. Overall, stocks posted their best January in three years, which was led by the biggest laggards during the fourth quarter sell-off. Strong job growth reflected in the January employment report helped to sustain stock market gains at the start of February, which was followed by a pullback related to China trade tensions. Stocks rebounded in the second half of February, as the DJIA and S&P 500 closed out February with their best two-month start to a year in almost three decades. Factors contributing to the stock market rally included renewed optimism on U.S.-China trade negotiations, the President and Congress reaching a border security agreement to avert another government shutdown and the Federal Reserve signaling that it was taking a pause to further rate increases. Worries about a slowing global economy and weaker-than-expected job growth reported for February contributed to a pullback in the stock market in the first week of March, which was followed by a technology led rebound in the stock market going into mid-March. The outcome of the Federal Reserve’s March meeting lifted stocks heading into the close of the first quarter, as investors moved into riskier assets on indications that the Federal Reserve would hold interest rates steady for the rest of 2019. After a one day sell-off on concerns of slowing global growth, stocks closed out the first quarter trading higher on optimism about U.S.-China trade talks and the Federal Reserve’s signal to halt further interest rate increases.

RP® Financial, LC.	VALUATION ANALYSIS IV.11

The upward trend in stocks continued into the first week of April 2019, which was supported by some upbeat economic data reported by Europe and China and a favorable U.S. jobs report for March. U.S. trade tensions with Europe contributed to a pullback in the stock market heading into mid-April, which was followed by an uneven trading market going into the second half of April. Investors reacting to first quarter earnings reports and ongoing concerns about the health of the world economy were among the factors that provided for an up and down market in the second half of April. A strong GDP report for the first quarter of 2019 helped to lift stocks at the end of April, with major stock indexes recording their best four-month start to a year since at least 1999. Stocks fell at the start of May after the Federal Reserve left interest rates unchanged and reiterated that it would remain patient on moving its target rate. A strong jobs report for April helped stocks to rebound to close out the first trading week of May. Stocks reversed course the following week, as escalating U.S.-China trade tensions precipitated a sell-off in the broader stock market. On May 10, 2019, the DJIA closed at 25942.37, an increase of 4.5% from one year ago and an increase of 11.2% year-to-date, and the NASDAQ closed at 7916.94, an increase of 6.9% from one year ago and an increase of 19.3% year-to-date. The S&P 500 Index closed at 2881.40 on May 10, 2019, an increase of 5.6% from one year ago and an increase of 14.9% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

The performance of thrift stocks has also been uneven in recent quarters. Thrift shares experienced a sell-off in the first week of October 2018, as the shares of mortgage-based lenders were negatively impacted by the rise in long-term Treasury yields and concerns that higher mortgage rates could further deter home buyers in a slumping housing market. Financial shares were among the worst performers in the market sell-off that occurred during second week of October, as investors dumped bank stocks heading into third quarter earnings season. The downturn in thrift stocks continued into the second half of October, as third quarter earnings reports showed a trend of net interest margin compression among mortgage-based lenders. After easing lower through mid-November 2018, comments by the Federal Reserve Chairman signaling a less aggressive approach to raising interest rates spurred a rally in thrift shares at the end of November. Thrift shares reversed course during the first half of December, as financial shares experienced a broad-based sell-off on concerns about the flattening yield curve and slower economic growth translating into weaker demand for bank loans. The sell-off in thrift shares accelerated in the closing weeks of 2018, as financial shares were among the hardest hit in the stock market route that occurred in the second half of December.

The favorable jobs report for December 2018 helped thrift stocks to rebound at the start of 2019. Thrift shares continued to rally through mid-January, as some favorable fourth quarter earnings posted by some large banks served to lift financial shares in general. Expectations that the Federal Reserve would slow down its pace of rate increases helped to sustain the positive trend in thrift shares through the second half of January. The favorable jobs report for January, the Federal Reserve’s indication that it was taking a pause in raising interest rates and consolidation in the banking sector contributed to sustaining the rebound in thrift shares through the first week of February. News that another government shutdown had been averted helped to continue the positive trend in thrift shares going into the second half of February. After stabilizing in the last week of February, thrift shares retreated during the first half of March. Weak job growth reflected in the February employment report and a flattening yield curve were factors that contributed to the downturn in thrift stocks. Thrift shares traded sharply lower following the Federal Reserve’s March 20th policy meeting, as signals from the Federal Reserve that they would not raise rates for the remainder of 2019 elevated concerns of a slowing U.S. economy. Thrift shares were also pressured lower by the inversion of the 10-year Treasury yield relative to the 3-month Treasury yield. Following the sell-off, financial shares led a rebound in the broader stock market at the close of the first quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

The upward trend in thrift stocks continued during the first half of April 2019, which was supported by the strong job growth reflected in the March employment report and mild inflation data. Thrift shares retreated slightly going into late-April, as investors reacted to first quarter earnings reports and the prospect of interest rate spreads coming under further pressure as the result of higher funding costs and a slowdown in loan growth. Low inflation data and stronger-than-expected first quarter GDP growth boosted thrift shares at the close of April, which was followed by a pullback in thrift stocks at the start of May as the Federal Reserve concluded its policy meeting leaving interest rates unchanged and indicated that it would not move to cut rates in the near future despite recent low inflation data. Thrift shares traded higher on the strong jobs report for April and then followed the broader stock market lower in the second week of May. On May 10, 2019, the SNL Index for all publicly-traded thrifts closed at 865.5, a decrease of 9.6% from one year ago and an increase of 12.1% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, one first-step mutual holding company offering has been completed during the past three months and no standard conversions or second-step conversions have been completed during the past three months. The most recent second-step conversion offering was completed by Mid-Southern Bancorp of Indiana, which was completed in July 2018. Mid-Southern Bancorp’s offering was significantly smaller in comparison to Provident Bancorp’s proposed second-step offering. Mid-Southern Bancorp’s second-step offering was closed at the top of its offerings range at a closing pro forma price/tangible book ratio of 77.5% and the stock was up 25.7% after the first week of trading. As of May 10, 2019, Mid-Southern Bancorp’s stock price was up 26.0% from its IPO price.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data								Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality		Offering Information				Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	5/10/2019	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions

Second Step Conversions

Mutual Holding Companies
TEB Bancorp, Inc., WI	5/6/19	TBBA-OTC Pink	$310	4.52%	1.76%	98%	$13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$10.00	$9.00	-10.0%	$10.50	5.0%	$10.50	5.0%	$10.50	5.0%

	Averages - MHC Conversions:		$310	4.52%	1.76%	98%	$13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$10.00	$9.00	-10.0%	$10.50	5.0%	$10.50	5.0%	$10.50	5.0%
	Medians - MHC Conversions:		$310	4.52%	1.76%	98%	$13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$10.00	$9.00	-10.0%	$10.50	5.0%	$10.50	5.0%	$10.50	5.0%

	Averages - All Conversions:		$310	4.52%	1.76%	98%	$13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$10.00	$9.00	-10.0%	$10.50	5.0%	$10.50	5.0%	$10.50	5.0%
	Medians - All Conversions:		$310	4.52%	1.76%	98%	$13.1	50%	109%	10.5%	N.A.	N.A.	0.0%	0.0%	0.0%	4.0%	0.00%	67.7%	NM	8.2%	0.0%	11.6%	-0.2%	$10.00	$9.00	-10.0%	$10.50	5.0%	$10.50	5.0%	$10.50	5.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.

(2) Does not take into account the adoption of SOP 93-6.

(3) Latest price if offering is less than one week old.

(4) Latest price if offering is more than one week but less than one month old.

(5) Mutual holding company pro forma data on full conversion basis.

(6) Simultaneously completed acquisition of another financial institution.

(7) Simultaneously converted to a commercial bank charter.

(8) Former credit union.

5/10/2019

RP® Financial, LC.	VALUATION ANALYSIS IV.15

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Provident Bancorp’s stock price of recently completed and pending acquisitions of thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were thirteen acquisitions of thrifts headquartered in Massachusetts completed from the beginning of 2015 through May 10, 2019 and there are currently two acquisitions pending for thrifts based in Massachusetts. The recent acquisition activity involving regional financial institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced some degree of acquisition activity as well and, thus, are subject to the same type of acquisition speculation that may influence Provident Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Provident Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in Provident Bancorp’s Stock

Since Provident Bancorp’s minority stock currently trades under the symbol “PVBC” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Provident Bancorp had a total of 9,625,719 shares issued and outstanding at March 31, 2019, of which 4,591,396 shares were held by public shareholders and traded as public securities. As of May 10, 2019, the 52 week trading range of the Company’s stock was $19.81 to $30.80 per share and its closing price on May 10, 2019 was $23.35 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

RP® Financial, LC.	VALUATION ANALYSIS IV.16

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market, and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant. Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Provident Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 provides The Provident Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS IV.17

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of PVBC stock. Converting institutions generally do not have stock outstanding. Provident Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since Provident Bancorp is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 10, 2019, stock price of $23.35 per share and the 9,625,719 shares of Provident Bancorp stock outstanding, the Company’s implied market value of $224.8 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Provident Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. At March 31, 2019, the MHC had net assets of $372,000, which has been added to the Company’s March 31, 2019 equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.08%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 47.70% to 47.62% and the MHC’s ownership interest was increased from 52.30% to 52.38%.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 10, 2019, the aggregate pro forma market value of Provident Bancorp’s conversion stock equaled $219,542,860 at the midpoint, equal to 21,954,286 shares at $10.00 per share. The $10.00 per share price was determined by the Provident Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 52.38% ownership interest to the public, which provides for a $115,000,000 public offering at the midpoint value.

1.          Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $9.521 million for the twelve months ended March 31, 2019. In deriving Provident Bancorp’s core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of securities of $113,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 27.0% for the earnings adjustment, the Company’s core earnings were determined to equal $9.439 million for the twelve months ended March 31, 2019.

Amount
($000)

Net income	$9,521
Deduct: Gains on sale of securities(1)	(82)
Core earnings estimate	$9,439

(1)	Tax effected at 27.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $219.5 million midpoint value equaled 22.99x and 23.19x, respectively, indicating premiums of 38.33% and 40.21% relative to the Peer Group’s average reported and core earnings multiples of 16.62x and 16.54x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 14.94x and 14.75x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 53.88% and 57.22%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 19.42x and 26.60x, respectively, and based on core earnings at the minimum and the maximum equaled 19.59x and 26.83x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Table 4.3

Public Market Pricing Versus Peer Group

Provident Bancorp, Inc. and the Comparables

As of May 10, 2019

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Exchange		Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Ratio		Size
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	(x)		($Mil)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Provident Bancorp, Inc.		MA
Maximum			$10.00	$252.47	$0.37	$9.60	26.60	x	104.17%	22.69%	104.17%	26.83	x	$0.00	0.00%	0.00%	$1,113	21.78%	21.78%	1.27%	0.85%	3.92%	0.85%	3.88%	2.6185	x	$132.25
Midpoint			$10.00	$219.54	$0.43	$10.35	22.99	x	96.62%	20.00%	96.62%	23.19	x	$0.00	0.00%	0.00%	$1,098	20.71%	20.71%	1.29%	0.87%	4.20%	0.86%	4.16%	2.2769	x	$115.00
Minimum			$10.00	$186.61	$0.51	$11.38	19.42	x	87.87%	17.24%	87.87%	19.59	x	$0.00	0.00%	0.00%	$1,083	19.61%	19.61%	1.31%	0.89%	4.53%	0.88%	4.49%	1.9354	x	$97.75

All Non-MHC Public Companies(6)
Averages			$22.45	$626.32	$1.49	$17.82	16.62	x	126.07%	15.03%	140.43%	16.67	x	$0.40	2.04%	45.43%	$4,529	12.88%	11.71%	0.80%	0.90%	7.54%	0.92%	7.41%
Median			$17.08	$225.10	$0.83	$15.70	14.98	x	117.81%	14.86%	126.15%	14.27	x	$0.34	1.80%	42.65%	$1,477	11.83%	10.60%	0.71%	0.81%	7.13%	0.85%	7.53%

ALL MA Thrifts
Averages			$48.02	$294.46	$3.31	$30.42	17.12	x	131.17%	13.77%	137.52%	19.38	x	$0.51	1.38%	24.16%	$2,124	10.77%	10.17%	0.65%	0.69%	6.98%	0.63%	6.15%
Medians			$18.13	$170.26	$0.58	$15.44	15.37	x	123.12%	14.60%	132.41%	15.87	x	$0.28	1.61%	21.24%	$1,514	10.84%	10.06%	0.82%	0.73%	7.81%	0.76%	6.78%

Comparable Group
Averages			$36.38	$217.43	$2.58	$25.37	16.62	x	122.55%	14.78%	127.82%	16.54	x	$0.42	1.55%	32.19%	$1,470	12.24%	11.71%	0.67%	0.96%	8.09%	0.97%	8.17%
Medians			$18.17	$160.52	$1.10	$15.86	14.94	x	121.56%	13.13%	122.27%	14.75	x	$0.21	1.25%	26.86%	$1,363	10.94%	10.35%	0.57%	0.88%	7.33%	0.90%	7.39%

Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	$15.27	$167.87	$1.10	$16.10	14.27	x	94.87%	9.49%	103.32%	13.90	x	$0.40	2.62%	35.51%	$1,836	10.00%	9.26%	0.56%	0.64%	6.49%	0.66%	6.66%
HIFS	Hingham Institution for Savings	MA	$192.19	$410.09	$14.72	$103.89	13.42	x	184.99%	16.42%	184.99%	13.06	x	$1.52	0.79%	13.69%	$2,497	8.88%	8.88%	0.08%	1.34%	14.94%	1.38%	15.36%
HMNF	HMN Financial, Inc.	MN	$21.81	$100.57	$1.79	$17.63	12.32	x	123.73%	14.61%	125.25%	12.17	x	$0.00	0.00%	0.00%	$723	11.81%	11.68%	0.54%	1.16%	10.01%	1.17%	10.13%
PCSB	PCSB Financial Corporation	NY	$19.17	$317.60	$0.55	$15.63	34.23	x	122.63%	22.40%	125.54%	34.70	x	$0.16	0.83%	23.21%	$1,524	18.27%	17.92%	0.57%	0.62%	3.25%	0.62%	3.20%
PBIP	Prudential Bancorp, Inc.	PA	$17.17	$153.17	$1.04	$14.99	17.17	x	114.54%	12.75%	120.48%	16.51	x	$0.20	1.16%	55.00%	$1,202	11.14%	10.64%	1.21%	0.86%	7.13%	0.88%	7.26%
SVBI	Severn Bancorp, Inc.(7)	MD	$8.97	$114.59	$0.68	$7.74	13.39	x	120.67%	12.20%	122.05%	13.74	x	$0.12	1.34%	17.91%	$974	10.11%	10.00%	1.73%	1.03%	9.00%	1.03%	9.00%
STND	Standard AVB Financial Corp.	PA	$27.71	$128.83	$1.91	$29.06	14.90	x	95.35%	13.50%	121.75%	14.51	x	$0.88	3.19%	47.53%	$990	14.16%	11.39%	0.31%	0.90%	6.50%	0.91%	6.60%
WSBF	Waterstone Financial, Inc.	WI	$16.81	$444.18	$1.10	$13.73	15.28	x	122.44%	24.41%	119.93%	15.28	x	$0.48	2.86%	89.09%	$1,929	19.93%	19.89%	0.72%	1.60%	7.53%	1.60%	7.53%
WEBK	Wellesley Bancorp, Inc.	MA	$35.05	$85.33	$2.34	$26.47	14.98	x	132.41%	9.75%	132.41%	14.98	x	$0.22	0.63%	9.40%	$912	7.37%	7.37%	0.13%	0.69%	9.21%	0.69%	9.21%
WNEB	Western New England Bancorp, Inc.	MA	$9.60	$252.03	$0.58	$8.43	16.27	x	113.83%	12.23%	122.49%	16.52	x	$0.20	2.08%	30.51%	$2,116	10.74%	10.06%	0.82%	0.77%	6.89%	0.76%	6.78%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Financial Characteristics as of December 31, 2018 or the most recent available

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

2.         Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $219.5 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 96.62%. In comparison to the average P/B and P/TB ratios for the Peer Group of 122.55% and 127.82%, respectively, the Company’s ratios reflected discounts of 21.16% on a P/B basis and 24.41% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 121.56% and 122.27%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 20.52% and 20.98%, respectively. At the maximum of the range, the Company’s P/B and P/TB ratios both equaled 104.17%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 15.00% and 18.50%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 14.31% and 14.80%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s P/E multiples.

3.         Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $219.5 million midpoint of the valuation range, the Company’s P/A ratio equaled 20.00% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.78%, which implies a premium of 35.32% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 13.13%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 52.32%.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the most recently completed second-step offering was Mid-Southern Bancorp, Inc. of Indiana, which was completed in July 2018. Mid-Southern Bancorp’s pro forma price/tangible book ratio at closing equaled 77.50%. In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 24.67%. It should be noted that Mid-Southern Bancorp’s second-step offering of $25.6 million was significantly smaller than Provident Bancorp’s midpoint second-step offering of $115.0 million.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 10, 2019, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $219,542,860 at the midpoint, equal to 21,954,286 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

RP® Financial, LC.	VALUATION ANALYSIS IV.23

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio

Shares
Maximum	25,247,429	13,225,000	12,022,429	2.6185
Midpoint	21,954,286	11,500,000	10,454,286	2.2769
Minimum	18,661,143	9,775,000	8,886,143	1.9354

Distribution of Shares
Maximum	100.00%	52.38%	47.62%
Midpoint	100.00%	52.38%	47.62%
Minimum	100.00%	52.38%	47.62%

Aggregate Market Value at $10 per share
Maximum	$252,474,290	$132,250,000	$120,224,290
Midpoint	$219,542,860	$115,000,000	$104,542,860
Minimum	$186,611,430	$97,750,000	$88,861,430

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Trustees of the MHC and the Board of Directors of PVBC and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.2769 shares of the Company’s stock for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.9354 at the minimum and 2.6185 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Maturity of Jumbo Time Deposits

I-14	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of New England Thrift Institutions

III-3	Public Market Pricing of Mid-Atlantic Thrift Institutions

III-4	Public Market Pricing of Midwest Thrift Institutions

III-5	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of May 10, 2019

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of May 10, 2019

IV-4	Massachusetts Thrift Acquisitions 2015 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Provident Bancorp, Inc.

Map of Office Locations

Exhibit I-1
Provident Bancorp, Inc.
Map of Office Locations

EXHIBIT I-2

Provident Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Provident Bancorp, Inc.
Key Operating Ratios

Exhibit I-3
Provident Bancorp, Inc.
Key Operating Ratios

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2019 (1)	2018 (1)	2018	2017	2016	2015	2014

Performance Ratios:
Return on average assets	0.90%	0.91%	1.03%	0.91%	0.84%	0.56%	0.71%
Return on average equity	6.75%	6.92%	7.75%	6.84%	5.98%	4.07%	6.24%
Interest rate spread (2)	4.04%	3.95%	4.05%	3.71%	3.46%	3.41%	3.32%
Net interest margin (3)	4.40%	4.17%	4.33%	3.90%	3.65%	3.58%	3.46%
Efficiency ratio (4)	60.82%	65.52%	61.53%	65.79%	68.59%	78.80%	71.22%
Average interest-earning assets to average interest-bearing liabilities	142.11%	144.55%	146.01%	142.10%	147.58%	148.35%	137.39%
Average equity to average assets	13.30%	13.19%	13.26%	13.32%	14.06%	13.71%	11.43%
Average common equity to average assets	13.30%	13.19%	13.26%	13.32%	14.06%	11.29%	8.75%
Earnings per share – basic	$0.24	$0.22	$1.01	$0.86	$0.69	N/A	N/A
Earnings per share – diluted	$0.24	$0.22	$1.00	$0.86	$0.69	N/A	N/A

Regulatory Capital Ratios:
Total capital to risk weighted assets (bank only)	14.45%	15.00%	14.55%	14.96%	15.88%	17.06%	15.37%
Tier 1 capital to risk weighted assets (bank only)	13.20%	13.75%	13.30%	13.71%	14.41%	15.64%	13.87%
Tier 1 capital to average assets (bank only)	12.20%	12.36%	12.69%	11.80%	12.59%	13.42%	11.30%
Common equity tier 1 capital (bank only)	13.20%	13.75%	13.30%	13.71%	14.41%	15.64%	N/A

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans (5)	1.36%	1.33%	1.38%	1.30%	1.36%	1.40%	1.44%
Allowance for loan losses as a percentage of non-performing loans	141.58%	106.80%	186.55%	108.02%	542.98%	346.10%	142.15%
Net charge-offs to average outstanding loans during the period	0.59%	0.09%	0.18%	0.25%	—	0.02%	0.06%
Non-performing loans as a percentage of total loans (5)	0.96%	1.24%	0.74%	1.20%	0.25%	0.41%	1.01%
Non-performing loans as a percentage of total assets	0.84%	1.08%	0.64%	1.00%	0.20%	0.31%	0.77%
Total non-performing assets as a percentage of total assets	1.01%	1.08%	0.81%	1.00%	0.20%	0.31%	0.77%

Other:
Number of offices	8	8	8	8	7	7	7
Number of full-time equivalent employees	125	129	123	126	121	108	111

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented before the allowance but include deferred costs/fees.

Source: Provident Bancorp’s prospectus.

EXHIBIT I-4

Provident Bancorp, Inc.
Investment Portfolio Composition

Exhibit I-4
Provident Bancorp, Inc.
Investment Portfolio Composition

			At December 31,
	At March 31, 2019		2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

State and municipal	$11,453	$11,535	$20,118	$20,255	$20,726	$21,454	$49,367	$50,580
Corporate debt	—	—	—	—	—	—	1,000	1,031
Asset-backed securities	6,116	6,048	6,512	6,371	7,524	7,517	8,747	8,678
Government mortgage-backed securities	32,353	32,079	25,135	24,777	32,421	32,458	41,818	41,914
Trust preferred securities	—	—	—	—	—	—	1,368	968
Marketable equity securities	—	—	—	—	—	—	11,363	14,696
Total	$49,922	$49,662	$51,765	$51,403	$60,671	$61,429	$113,663	$117,867

Source: Provident Bancorp’s prospectus.

EXHIBIT I-5

Provident Bancorp, Inc.
Yields and Costs

Exhibit I-5
Provident Bancorp, Inc.
Yields and Costs

	For the Three Months Ended March 31,
	2019			2018
	Average Balance	Interest Earned/ Paid	Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Yield/ Rate (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$865,239	$11,699	5.41%	$766,968	$9,276	4.84%
Interest-earning deposits	4,356	26	2.39%	8,680	42	1.94%
Investment securities	50,780	373	2.94%	59,761	408	2.73%
Federal Home Loan Bank stock	3,533	31	3.51%	1,670	27	6.47%
Total interest-earning assets	923,908	12,129	5.25%	837,079	9,753	4.66%
Noninterest-earning assets	63,362			48,958
Total assets	$987,270			$886,037

Interest-bearing liabilities:
Savings accounts	$118,032	$108	0.37%	$118,382	$70	0.24%
Money market accounts	231,766	699	1.21%	224,681	401	0.71%
Now accounts	115,977	116	0.40%	110,907	154	0.56%
Certificates of deposit	103,862	514	1.98%	102,325	295	1.15%
Total interest-bearing deposits	569,637	1,437	1.01%	556,295	920	0.66%
Federal Home Loan Bank advances	80,483	534	2.65%	22,814	114	2.00%
Total interest-bearing liabilities	650,120	1,971	1.21%	579,109	1,034	0.71%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	189,544			180,850
Other noninterest-bearing liabilities	16,256			9,244
Total liabilities	855,920			769,203
Total equity	131,350			116,834
Total liabilities and equity	$987,270			$886,037

Net interest income		$10,158			$8,719
Interest rate spread (2)			4.04%			3.95%
Net interest-earning assets (3)	$273,788			$257,970
Net interest margin (4)			4.40%			4.17%
Average interest-earning assets to interest-bearing liabilities	142.11%			144.55%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-5 (continued)
Provident Bancorp, Inc.
Yields and Costs

	For the Year Ended December 31,
	2018			2017			2016
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$783,570	$40,358	5.15%	$698,859	$32,510	4.65%	$583,156	$25,549	4.38%
Short-term investments	15,846	313	1.98%	8,285	100	1.21%	7,992	33	0.41%
Investment securities	55,686	1,560	2.80%	111,732	3,049	2.73%	120,897	3,222	2.67%
Federal Home Loan Bank stock	1,925	109	5.66%	2,874	123	4.28%	2,599	90	3.46%
Total interest-earning assets	857,027	42,340	4.94%	821,750	35,782	4.35%	714,644	28,894	4.04%
Non-interest earning assets	50,411			46,576			39,845
Total assets	$907,438			$868,326			$754,489

Interest-bearing liabilities:
Savings accounts	$116,126	281	0.24%	$116,147	209	0.18%	$110,528	190	0.17%
Money market accounts	227,057	2,224	0.98%	176,216	875	0.50%	115,857	334	0.29%
Now accounts	116,816	602	0.52%	114,292	660	0.58%	112,003	661	0.59%
Certificates of deposit	95,987	1,361	1.42%	120,033	1,200	1.00%	109,175	978	0.90%
Total interest-bearing deposits	555,986	4,468	0.80%	526,688	2,944	0.56%	447,563	2,163	0.48%
Borrowings	30,987	745	2.40%	51,610	782	1.52%	36,672	622	1.70%
Total interest-bearing liabilities	586,973	5,213	0.89%	578,298	3,726	0.64%	484,235	2,785	0.58%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	189,369			166,055			156,379
Other noninterest-bearing liabilities	10,759			8,332			7,813
Total liabilities	787,101			752,685			648,427
Total equity	120,337			115,641			106,062
Total liabilities and equity	$907,438			$868,326			$754,489

Net interest income		$37,127			$32,056			$26,109
Interest rate spread (1)			4.05%			3.71%			3.46%
Net interest-earning assets (2)	$270,054			$243,452			$230,409
Net interest margin (3)			4.33%			3.90%			3.65%
Average interest-earning assets to interest-bearing liabilities	146.01%			142.10%			147.58%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Provident Bancorp’s prospectus.

EXHIBIT I-6

Provident Bancorp, Inc.
Loan Loss Allowance Activity

Exhibit I-6
Provident Bancorp, Inc.
Loan Loss Allowance Activity

	Three Months Ended March 31,	Year Ended December 31,
	2019	2018	2017	2016	2015	2014
	(Dollars in thousands)

Allowance at beginning of period	$11,680	$9,757	$8,590	$7,905	$7,224	$6,077
Provision for loan losses	1,462	3,329	2,929	703	805	1,452
Charge offs:
Real estate:
Residential	—	—	—	—	—	30
Commercial	—	670	1,522	—	—	243
Construction and land development	—	—	—	—	—	—
Commercial	1,033	190	107	—	96	—
Consumer	281	699	190	44	65	91
Total charge-offs	1,314	1,559	1,819	44	161	364

Recoveries:
Real estate:
Residential	—	2	—	12	6	24
Commercial	—	—	45	—	—	24
Construction and land development	—	—	—	—	—	—
Commercial	10	87	—	1	20	5
Consumer	19	64	12	13	11	6
Total recoveries	29	153	57	26	37	59

Net charge-offs	1,285	1,406	1,762	18	124	305

Allowance at end of period	$11,857	$11,680	$9,757	$8,590	$7,905	$7,224

Non-performing loans at end of period	$8,375	$6,261	$9,033	$1,582	$2,284	$5,082
Total loans outstanding at end of period (1)	$871,126	$847,208	$751,895	$633,015	$562,834	$501,407
Average loans outstanding during the period (1)	$865,239	$783,570	$698,859	$583,156	$516,405	$471,650

Allowance to non-performing loans	141.58%	186.55%	108.02%	542.98%	346.10%	142.15%
Allowance to total loans outstanding at end of the period	1.36%	1.38%	1.30%	1.36%	1.40%	1.44%
Net charge-offs to average loans outstanding during the period	0.59%	0.18%	0.25%	—	0.02%	0.06%

(1)	Loans are presented before the allowance for loan losses but include deferred fees/costs.
(2)	Annualized.

Source: Provident Bancorp’s prospectus.

EXHIBIT I-7

Provident Bancorp, Inc.
Interest Rate Risk Analysis

Exhibit I-7
Provident Bancorp, Inc.
Interest Rate Risk Analysis

			At December 31,
	At March 31, 2019		2018		2017
Changes in Interest Rates (Basis Points)	Estimated Net Interest Income Over Next 12 Months	Change	Estimated Net Interest Income Over Next 12 Months	Change	Estimated 12- Months Net Interest Income	Change
(Dollars in thousands)

200	$42,590	(1.67)%	$42,086	(1.50)%	$37,384	1.04%
—	43,313	—	42,726	—	37,001	—
(100)	N/A	N/A	N/A	N/A	35,752	(3.37)%
(200)	43,124	(0.44)%	42,160	(1.32)%	N/A	N/A

			At December 31,
	At March 31, 2019		2018		2017
Changes in Interest Rates (Basis Points)	Economic Value of Equity	Change	Economic Value of Equity	Change	Economic Value of Equity	Change
(Dollars in thousands)

400	$146,464	(1.70)%	$147,448	(3.70)%	$133,578	3.40%
300	148,764	(0.20)%	150,100	(1.90)%	133,308	3.20%
200	150,608	1.10%	152,408	(0.40)%	132,555	2.60%
100	151,172	1.50%	153,932	0.60%	131,933	2.20%
—	148,999	—	153,061	—	129,138	—
(100)	141,668	(4.90)%	147,489	(3.60)%	115,278	(10.70)%
(200)	125,974	(15.50)%	134,586	(12.10)%	N/A	N/A

Source: Provident Bancorp’s prospectus.

EXHIBIT I-8

Provident Bancorp, Inc.
Fixed and Adjustable Rate Loans

Exhibit I-8
Provident Bancorp, Inc.
Fixed and Adjustable Rate Loans

The following table sets forth our fixed and adjustable-rate loans at December 31, 2018 that are contractually due after December 31, 2019.

		Floating or
	Fixed	Adjustable
	Rates	Rates	Total
		(In thousands)
Real estate:
Residential	$36,067	$21,155	$57,222
Commercial	4,301	344,379	348,680
Construction and land development	-	25,362	25,362
Commercial	119,521	192,728	312,249
Consumer	18,878	-	18,878
Total loans	$178,767	$583,624	$762,391

Source: Provident Bancorp’s prospectus.

EXHIBIT I-9

Provident Bancorp, Inc.
Loan Portfolio Composition

Exhibit I-9
Provident Bancorp, Inc.
Loan Portfolio Composition

			At December 31,
	At March 31, 2019		2018		2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real estate:
Residential (1)	$54,898	6.29%	$57,361	6.76%	$67,724	9.00%
Commercial (2)(3)	373,435	42.80	364,867	43.00	371,510	49.35
Construction and land development	42,441	4.86	44,606	5.26	55,828	7.42
Commercial	382,550	43.84	361,782	42.64	240,223	31.91
Consumer	19,310	2.21	19,815	2.34	17,455	2.32
Total loans	872,634	100.00%	848,431	100.00%	752,740	100.00%
Deferred loan fees, net	(1,508)		(1,223)		(845)
Allowance for loan losses	(11,857)		(11,680)		(9,757)
Loans, net	$859,269		$835,528		$742,138

	At December 31,
	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real estate:
Residential (1)	$76,850	12.13%	$92,392	16.40%	$104,568	20.84%
Commercial (2)	336,102	53.07	285,356	50.67	249,691	49.76
Construction and land development	48,161	7.60	71,535	12.70	47,079	9.38
Commercial	166,157	26.23	112,073	19.90	97,589	19.45
Consumer	6,172	0.97	1,855	0.33	2,863	0.57
Total loans	633,442	100.00%	563,211	100.00%	501,790	100.00%
Deferred loan fees, net	(427)		(377)		(383)
Allowance for loan losses	(8,590)		(7,905)		(7,224)
Loans, net	$624,425		$554,929		$494,183

(1)	Includes home equity loans and lines of credit.
(2)	Includes multi-family real estate loans.
(3)	At March 31, 2019, included $147.5 million of enterprise value loans and $54.4 million of renewable energy loans.

Source: Provident Bancorp’s prospectus.

EXHIBIT I-10

Provident Bancorp, Inc.
Contractual Maturity by Loan Type

Exhibit I-10
Provident Bancorp, Inc.
Contractual Maturity by Loan Type

	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer	Total Loans
	(In thousands)
Amounts due in:
One year or less	$139	$16,187	$19,244	$49,533	$937	$86,040
More than one year to five years	3,547	13,948	1,110	95,095	18,878	132,578
More than five years through ten years	12,109	49,063	549	175,823	—	237,544
More than ten years	41,566	285,669	23,703	41,331	—	392,269
Total	$57,361	$364,867	$44,606	$361,782	$19,815	$848,431

Source: Provident Bancorp’s prospectus.

EXHIBIT I-11

Provident Bancorp, Inc.
Non-Performing Assets

Exhibit I-11
Provident Bancorp, Inc.
Non-Performing Assets

	At March 31,	At December 31,
	2019	2018	2017	2016	2015	2014
	(Dollars in thousands)

Non-accrual loans:
Real Estate:
Residential	$822	$850	$364	$303	$1,031	$1,564
Commercial	519	519	7,102	346	106	3,002
Construction, land and development	—	—	—	—	—	—
Commercial	6,919	4,830	1,505	933	1,147	516
Consumer	115	62	62	—	—	—
Total non-accrual loans	8,375	6,261	9,033	1,582	2,284	5,082

Accruing loans past due 90 days or more	—	—	—	—	—	—
Real estate owned	1,720	1,676	—	—	—	—
Total non-performing assets	$10,095	$7,937	$9,033	$1,582	$2,284	5,082

Total loans (1)	$871,126	$847,208	$751,895	$633,015	$562,834	$501,407
Total assets	$998,519	$974,079	$902,265	$795,543	$743,397	$658,606

Total non-performing loans to total loans (1)	0.96%	0.74%	1.20%	0.25%	0.41%	1.01%
Total non-performing assets to total assets	1.01%	0.81%	1.00%	0.20%	0.31%	0.77%

(1)	Loans are presented before allowance for loan losses, but include deferred loan costs/fees.

Source: Provident Bancorp’s prospectus.

EXHIBIT I-12

Provident Bancorp, Inc.
Deposit Composition

Exhibit I-12
Provident Bancorp, Inc.
Deposit Composition

			At December 31,
	At March 31, 2019		2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Noninterest bearing	$198,733	25.64%	$195,293	25.43%	$186,222	24.83%	$158,075	25.17%
Negotiable order of withdrawal (NOW)	113,553	14.65	136,771	17.81	123,292	16.44	122,698	19.54
Savings accounts	115,614	14.91	109,322	14.23	112,610	15.01	111,016	17.68
Money market deposit accounts	227,256	29.31	229,314	29.85	225,735	30.10	145,321	23.14
Certificates of deposit	120,121	15.49	97,396	12.68	102,198	13.62	90,872	14.47
Total	$775,277	100.00%	$768,096	100.00%	$750,057	100.00%	$627,982	100.00%

Source: Provident Bancorp’s prospectus.

EXHIBIT I-13

Provident Bancorp, Inc.
Maturity of Jumbo Time Deposits

Exhibit I-13
Provident Bancorp, Inc.
Maturity of Jumbo Time Deposits

As of March 31, 2019, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000, which excludes all brokered certificates, was approximately $33.5 million. The following table sets forth the maturity of these certificates as of March 31, 2019.

At March 31, 2019
(In thousands)
Maturity Period:
Three months or less	$10,663
Over three through six months	4,230
Over six through twelve months	3,758
Over twelve months	14,852
Total	$33,503

Source: Provident Bancorp’s prospectus.

EXHIBIT I-14

Provident Bancorp, Inc.
Borrowing Activity

Exhibit I-14
Provident Bancorp, Inc.
Borrowing Activity

	At or for the Three Months Ended March 31,		At or For the Year Ended December 31,
	2019	2018	2018	2017	2016
	(Dollars in thousands)

Balance outstanding at end of period	$79,942	$45,211	$68,022	$26,841	$49,858
Weighted average interest rate at end of period	2.55%	1.84%	2.58%	1.52%	1.36%
Maximum amount of borrowings outstanding at any month end during the period	$90,774	$45,211	$68,125	$79,725	$50,025
Average balance outstanding during the period	$80,483	$22,814	$30,987	$51,610	$36,672
Weighted average interest rate during the period	2.65%	2.00%	2.40%	1.52%	1.70%

Source: Provident Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
Provident Bancorp, Inc.
Description of Office Properties

 Properties

We conduct business through our main office and six branch offices located in Amesbury and Newburyport, Massachusetts and Bedford, Exeter, Portsmouth and Seabrook, New Hampshire, as well as four loan production offices located in Boston and Dedham, Massachusetts and Nashua and Portsmouth, New Hampshire. We own four of our offices, including our main office, and lease three of our offices. All of our loan production offices are leased. At March 31, 2019, the total net book value of our land, buildings, furniture, fixtures and equipment was $16.1 million.

Source: Provident Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
As of May 10, 2019		5.50%	2.43%	2.36%	2.47%

(1) End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

May 10, 2019

										As of
										May 10, 2019
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)

AX	Axos Financial, Inc.	NYSE	WE	San Diego	CA	$10,876	2	Jun	3/14/05	$30.03	$1,840
BCTF	Bancorp 34, Inc.	NASDAQ	SW	Alamogordo	NM	374	4	Dec	5/16/00	15.32	48
BYFC	Broadway Financial Corporation	NASDAQ	WE	Los Angeles	CA	409	3	Dec	1/8/96	1.34	36
CFFN	Capitol Federal Financial, Inc.	NASDAQ	MW	Topeka	KS	9,535	54	Sep	3/31/99	13.88	1,911
CARV	Carver Bancorp, Inc.	NASDAQ	MA	New York	NY	590	8	Mar	10/24/94	3.50	13
CBMB	CBM Bancorp, Inc.	NASDAQ	MA	Baltimore	MD	215	4	Dec	9/27/18	13.25	52
DCOM	Dime Community Bancshares, Inc.	NASDAQ	MA	Brooklyn	NY	6,475	29	Dec	6/26/96	19.83	715
EFBI	Eagle Financial Bancorp, Inc.	NASDAQ	MW	Cincinnati	OH	137	3	Dec	7/20/17	15.75	24
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	597	13	Dec	3/1/85	16.50	58
ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	1,836	23	Sep	3/15/07	15.27	168
FDEF	First Defiance Financial Corp.	NASDAQ	MW	Defiance	OH	3,221	44	Dec	7/19/93	30.18	595
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	1,279	12	Dec	1/29/15	16.28	167
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	19,445	161	Dec	4/30/97	34.74	1,962
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	1,626	23	Dec	7/9/12	51.38	225
FSBC	FSB Bancorp, Inc.	NASDAQ	MA	Fairport	NY	327	5	Dec	8/10/07	17.43	33
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	2,497	12	Dec	12/13/88	192.19	410
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	723	14	Dec	6/30/94	21.81	101
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	434	8	Jun	1/18/05	33.30	58
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Huntingdon Valley	PA	307	6	Jun	1/11/17	16.00	34
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	663	8	Jun	7/7/11	19.85	67
ISBC	Investors Bancorp, Inc.	NASDAQ	MA	Short Hills	NJ	26,546	147	Dec	10/11/05	11.19	3,003
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	6,659	54	Jun	2/23/05	13.86	1,210
MELR	Melrose Bancorp, Inc.	NASDAQ	NE	Melrose	MA	324	1	Dec	10/21/14	18.90	43
EBSB	Meridian Bancorp, Inc.	NASDAQ	NE	Peabody	MA	6,281	38	Dec	1/22/08	17.37	888
CASH	Meta Financial Group, Inc.	NASDAQ	MW	Sioux Falls	SD	6,050	11	Sep	9/20/93	26.96	1,064
MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	199	3	Dec	4/8/98	12.60	42
MSBF	MSB Financial Corp.	NASDAQ	MA	Millington	NJ	568	4	Dec	1/4/07	16.91	81
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	52,131	243	Dec	11/23/93	11.30	5,281
NFBK	Northfield Bancorp, Inc.	NASDAQ	MA	Woodbridge	NJ	4,555	41	Dec	11/7/07	15.29	761
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	10,297	184	Dec	11/4/94	17.38	1,847
ORIT	Oritani Financial Corp.	NASDAQ	MA	Township of Washington	NJ	4,075	27	Jun	1/23/07	17.08	737
OTTW	Ottawa Bancorp, Inc.	NASDAQ	MW	Ottawa	IL	290	3	Dec	7/11/05	13.74	42
PBBI	PB Bancorp, Inc.	NASDAQ	NE	Putnam	CT	520	8	Jun	10/4/04	11.10	78
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	1,524	17	Jun	4/20/17	19.17	313
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	1,119	15	Jun	6/27/96	21.50	161
PFS	Provident Financial Services, Inc.	NYSE	MA	Iselin	NJ	9,803	86	Dec	1/15/03	26.05	1,735
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	1,202	11	Sep	3/29/05	17.17	153
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	614	6	Dec	7/1/16	15.00	88
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	1,157	19	Mar	10/26/93	7.90	179
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	974	6	Dec	1/0/00	8.97	115
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	SW	Conroe	TX	1,477	26	Dec	5/3/18	22.52	310
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	990	19	Dec	10/6/10	27.71	129
SBT	Sterling Bancorp, Inc.	NASDAQ	MW	Southfield	MI	3,252	31	Dec	11/16/17	10.07	522
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	2,064	30	Dec	7/13/09	28.61	262
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	1,241	24	Sep	1/12/98	30.00	250
TBK	Triumph Bancorp, Inc.	NASDAQ	SW	Dallas	TX	4,530	61	Dec	11/6/14	30.42	809
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	5,156	148	Dec	1/0/00	7.95	770
UBNK	United Financial Bancorp, Inc.	NASDAQ	NE	Hartford	CT	7,340	59	Dec	5/20/05	13.33	675
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	1,929	13	Dec	10/4/05	16.81	444
WEBK	Wellesley Bancorp, Inc.	NASDAQ	NE	Wellesley	MA	912	6	Dec	1/25/12	35.05	85
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	2,116	24	Dec	12/27/01	9.60	252
WSFS	WSFS Financial Corporation	NASDAQ	MA	Wilmington	DE	12,184	125	Dec	11/26/86	43.31	2,313
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	356	6	Jun	11/29/93	17.14	31

Source: S&P Global Market Intelligence

EXHIBIT III-2

Public Market Pricing of New England Thrift Institutions

Exhibit III-2

Public Market Pricing of New England Institutions

As of May 10, 2019

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE

All Non-MHC Public Companies(6)
Averages		$22.45	$626.32	$1.49	$17.82	16.62		126.1%	15.0%	140.4%	16.67		$0.40	$0.02	45%	$4,528.67	12.88%	11.71%	0.80%	0.90%	7.54%	0.92%	7.41%
Median		$17.08	$225.10	$0.83	$15.70	14.98		117.8%	14.9%	126.1%	14.27		$0.34	$0.02	43%	$1,477.18	11.83%	10.60%	0.71%	0.81%	7.13%	0.85%	7.53%

Comparable Group
Averages		$39.07	$314.98	$2.61	$25.98	16.66		122.5%	13.5%	129.9%	18.08		$0.47	1.86%	32%	$2,576	11.31%	10.58%	0.66%	0.71%	6.87%	0.68%	6.27%
Medians		$16.19	$170.26	$0.58	$13.74	15.37		113.3%	14.6%	122.5%	15.87		$0.28	1.80%	31%	$1,514	10.84%	10.06%	0.75%	0.78%	7.48%	0.80%	6.78%

Comparable Group

HIFS Hingham Institution for Savings	MA	$192.19	$410.09	$14.72	$103.89	13.42	x	184.99%	16.42%	184.99%	13.06	x	$1.52	0.79%	13.69%	$2,497	8.88%	8.88%	NA	1.34%	14.94%	1.38%	15.36%
MELR Melrose Bancorp, Inc.(7)	MA	$18.90	$42.55	$0.58	$17.57	25.54	x	107.55%	15.01%	107.55%	32.73	x	$0.34	1.80%	45.95%	$324	13.96%	13.96%	0.11%	0.56%	3.94%	0.44%	3.07%
EBSB Meridian Bancorp, Inc.	MA	$17.37	$888.26	$1.14	$12.82	15.37	x	135.50%	14.81%	140.17%	15.22	x	$0.28	1.61%	21.24%	$6,281	10.93%	10.60%	NA	1.01%	8.72%	1.02%	8.81%
PBBI PB Bancorp, Inc.(7)	CT	$11.10	$78.18	$0.58	$11.18	19.14	x	99.27%	15.89%	108.25%	19.21	x	$0.28	2.52%	56.90%	$520	16.00%	14.87%	NA	0.81%	5.00%	0.80%	4.99%
RNDB Randolph Bancorp, Inc.	MA	$15.00	$88.48	$(0.46)	$13.30	NM		112.76%	14.39%	NA	NM		NA	NA	NA	$614	12.76%	NA	1.02%	-0.24%	-1.82%	-0.44%	-3.27%
UBNK United Financial Bancorp, Inc.	CT	$13.33	$674.93	$1.14	$14.17	11.90	x	94.07%	9.28%	113.20%	11.74	x	$0.48	3.60%	42.86%	$7,340	9.87%	8.34%	0.68%	0.79%	8.07%	0.80%	8.18%
WEBK Wellesley Bancorp, Inc.	MA	$35.05	$85.33	NA	$26.47	14.98	x	132.41%	9.75%	132.41%	NM		$0.22	0.63%	9.40%	$912	7.37%	7.37%	NA	0.69%	9.21%	NA	NA
WNEB Western New England Bancorp, Inc.	MA	$9.60	$252.03	$0.58	$8.43	16.27	x	113.83%	12.23%	122.49%	16.52	x	$0.20	2.08%	30.51%	$2,116	10.74%	10.06%	0.82%	0.77%	6.89%	0.76%	6.78%

MHC
HONE HarborOne Bancorp, Inc. (MHC)	MA	$18.84	$594.42	$0.40	$11.16	NM		168.78%	16.78%	214.43%	NM		NA	NA	NA	$3,656	9.94%	7.99%	1.02%	0.36%	3.18%	0.48%	4.34%
PVBC Provident Bancorp, Inc. (MHC)	MA	$23.35	$216.49	$1.01	$13.33	22.89	x	175.22%	22.51%	175.22%	23.11	x	NA	NA	NA	$999	12.85%	12.85%	NA	1.02%	7.75%	1.01%	7.68%

Under Acquisition
SIFI SI Financial Group, Inc.	CT	$14.43	$169.84	$0.98	$14.58	15.86	x	98.95%	10.29%	108.96%	14.66	x	$0.24	1.66%	26.37%	$1,691	10.39%	9.53%	1.04%	0.66%	6.23%	0.71%	6.73%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Financial Characteristics as of December 31, 2018 or the most recent available

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Mid-Atlantic Thrift Institutions

Exhibit III-3

Public Market Pricing of Mid Atlantic Institutions

As of May 10, 2019

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages		$22.45	$626.32	$1.49	$17.82	16.62		126.1%	15.0%	140.4%	16.67		$0.40	$0.02	45%	$4,528.67	12.88%	11.71%	0.80%	0.90%	7.54%	0.92%	7.41%
Median		$17.08	$225.10	$0.83	$15.70	14.98		117.8%	14.9%	126.1%	14.27		$0.34	$0.02	43%	$1,477.18	11.83%	10.60%	0.71%	0.81%	7.13%	0.85%	7.53%

Comparable Group
Averages		$16.92	$888.87	$0.96	$14.78	17.03		130.8%	14.4%	146.7%	17.10		$0.47	2.76%	55%	$6,699	12.78%	11.57%	0.88%	0.80%	6.67%	0.86%	7.05%
Medians		$16.71	$242.74	$0.81	$14.08	14.69		114.1%	13.5%	125.9%	14.26		$0.44	2.82%	53%	$1,680	11.46%	10.19%	0.78%	0.78%	6.49%	0.78%	7.18%

Comparable Group

CARV Carver Bancorp, Inc.(7)	NY	$3.50	$12.95	$(1.18)	$0.75	NM		466.19%	2.37%	466.19%	NM		$0.00	0.00%	NA	$590	8.11%	8.11%	2.15%	0.49%	6.36%	-0.17%	-2.27%
CBMB CBM Bancorp, Inc.(7)	MD	$13.25	$51.59	$0.17	$14.26	NM		92.92%	26.03%	92.92%	NM		NA	NA	NA	$215	28.01%	28.01%	1.00%	0.35%	2.10%	0.35%	2.10%
DCOM Dime Community Bancshares, Inc.	NY	$19.83	$715.00	$1.33	$16.83	15.14	x	117.81%	11.03%	130.94%	14.94	x	$0.56	2.82%	42.75%	$6,475	9.36%	NA	0.15%	0.77%	7.91%	0.78%	8.01%
ESBK Elmira Savings Bank	NY	$16.50	$57.87	$1.15	$16.59	14.35	x	99.46%	9.70%	126.18%	14.37	x	$0.92	5.58%	80.00%	$597	9.76%	7.86%	NA	0.71%	6.97%	0.71%	6.98%
ESSA ESSA Bancorp, Inc.	PA	$15.27	$167.87	$1.10	$16.10	14.27	x	94.87%	9.49%	103.32%	13.90	x	$0.40	2.62%	35.51%	$1,836	10.00%	9.26%	0.56%	0.64%	6.49%	0.66%	6.66%
FSBC FSB Bancorp, Inc.	NY	$17.43	$33.25	NA	NA	NM		107.33%	NA	107.33%	NM		NA	NA	NA	$327	9.70%	9.70%	NA	0.02%	0.22%	NA	NA
HVBC HV Bancorp, Inc.	PA	$16.00	$33.53	NA	$14.08	NM		113.63%	11.79%	113.63%	NM		NA	NA	NA	$307	10.37%	10.37%	NA	0.23%	2.24%	NA	NA
ISBC Investors Bancorp, Inc.	NJ	$11.19	$3,002.75	$0.78	$10.55	16.22	x	106.03%	11.81%	109.24%	14.26	x	$0.44	3.93%	60.87%	$26,546	11.13%	10.84%	0.52%	0.75%	6.32%	0.85%	7.18%
KRNY Kearny Financial Corp.	NJ	$13.86	$1,210.41	$0.50	$12.66	30.80	x	109.50%	19.04%	134.50%	27.71	x	$0.24	1.73%	77.78%	$6,659	17.39%	NA	NA	0.62%	3.33%	0.69%	3.72%
MSBF MSB Financial Corp.	NJ	$16.91	$81.44	$0.81	$12.46	20.88	x	135.67%	15.98%	135.67%	20.88	x	$0.00	0.00%	111.73%	$568	11.77%	11.77%	NA	0.75%	6.27%	0.75%	6.27%
NYCB New York Community Bancorp, Inc.	NY	$11.30	$5,281.04	NA	$13.11	14.49	x	86.18%	10.22%	142.70%	NM		$0.68	6.02%	87.18%	$52,150	12.71%	8.45%	NA	0.81%	6.14%	NA	NA
NFBK Northfield Bancorp, Inc.	NJ	$15.29	$761.04	NA	$13.65	18.65	x	112.01%	16.71%	118.90%	NM		$0.44	2.88%	50.00%	$4,555	14.91%	14.17%	NA	0.89%	5.84%	NA	NA
NWBI Northwest Bancshares, Inc.	PA	$17.38	$1,846.66	$1.07	$12.39	17.04	x	140.25%	17.93%	195.21%	16.19	x	$0.72	4.14%	68.63%	$10,297	12.78%	9.53%	0.90%	1.10%	8.50%	1.15%	8.94%
ORIT Oritani Financial Corp.	NJ	$17.08	$737.28	$1.25	$11.77	14.35	x	145.08%	18.90%	145.08%	13.69	x	$1.00	5.85%	96.64%	$4,075	13.02%	13.02%	0.27%	1.28%	9.62%	1.34%	10.09%
PCSB PCSB Financial Corporation	NY	$19.17	$317.60	$0.55	$15.63	34.23	x	122.63%	22.40%	125.54%	34.70	x	$0.16	0.83%	23.21%	$1,524	18.27%	17.92%	NA	0.62%	3.25%	0.62%	3.20%
PFS Provident Financial Services, Inc.	NJ	$26.05	$1,734.74	$1.86	$20.66	13.93	x	126.10%	17.67%	181.19%	14.00	x	$0.92	3.53%	57.75%	$9,803	14.01%	10.19%	0.78%	1.25%	9.05%	1.23%	8.92%
PBIP Prudential Bancorp, Inc.	PA	$17.17	$153.17	NA	$14.99	17.17	x	114.54%	12.75%	120.48%	NM		$0.20	1.16%	55.00%	$1,202	11.14%	10.64%	1.21%	0.86%	7.13%	NA	NA
SVBI Severn Bancorp, Inc.(7)	MD	$8.97	$114.59	$0.67	$7.72	13.39	x	116.25%	11.75%	117.57%	13.39	x	$0.12	1.34%	17.91%	$974	10.11%	10.00%	1.73%	1.03%	9.00%	1.03%	9.00%
STND Standard AVB Financial Corp.	PA	$27.71	$128.83	NA	$29.06	14.90	x	95.35%	13.50%	121.75%	NM		$0.88	3.19%	47.53%	$990	14.16%	NA	NA	0.90%	6.50%	NA	NA
TRST TrustCo Bank Corp NY	NY	$7.95	$769.74	$0.63	$5.19	12.56	x	153.30%	14.92%	153.47%	12.56	x	$0.27	3.43%	42.65%	$5,156	9.73%	9.72%	NA	1.24%	12.76%	1.24%	12.76%
WSFS WSFS Financial Corporation	DE	$43.31	$2,313.06	$3.69	$33.69	12.93	x	128.56%	18.88%	190.24%	11.73	x	$0.48	1.11%	13.43%	$12,184	14.69%	10.42%	0.40%	1.46%	12.63%	1.63%	14.14%
WVFC WVS Financial Corp.	PA	$17.14	$30.66	NA	$18.16	11.20	x	94.40%	9.35%	94.40%	NM		$0.40	2.33%	28.76%	$356	9.90%	9.90%	NA	0.79%	8.11%	NA	NA

EXHIBIT III-4

Public Market Pricing of Midwest Thrift Institutions

Exhibit III-4

Public Market Pricing of Midwest Institutions

As of May 10, 2019

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
			Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies(6)
Averages			$22.45	$626.32	$1.49	$17.82	16.62		126.1%	15.0%	140.4%	16.67		$0.40	$0.02	45%	$4,528.67	12.88%	11.71%	0.80%	0.90%	7.54%	0.92%	7.41%
Median			$17.08	$225.10	$0.83	$15.70	14.98		117.8%	14.9%	126.1%	14.27		$0.34	$0.02	43%	$1,477.18	11.83%	10.60%	0.71%	0.81%	7.13%	0.85%	7.53%

Comparable Group
Averages			$19.67	$615.80	$1.23	$16.84	16.61		119.0%	17.3%	135.2%	16.69		$0.26	1.31%	46%	$4,131	15.09%	13.57%	0.67%	1.05%	8.22%	1.08%	7.55%
Medians			$16.81	$444.18	$0.90	$16.84	15.76		123.7%	17.6%	125.3%	15.28		$0.22	1.00%	29%	$1,929	13.61%	11.68%	0.70%	1.03%	7.53%	1.07%	7.18%

Comparable Group

CFFN	Capitol Federal Financial, Inc.	KS	$13.88	$1,910.97	$0.70	$9.60	20.12	x	144.62%	20.57%	147.57%	19.82	x	$0.34	2.45%	142.03%	$9,535	14.22%	NA	NA	0.96%	6.78%	0.96%	6.83%
EFBI	Eagle Financial Bancorp, Inc.	(7) OH	$15.75	$24.04	$0.23	$16.84	NM		93.55%	18.95%	93.55%	NM		NA	NA	NA	$137	20.26%	20.26%	0.70%	0.26%	1.25%	0.26%	1.25%
FDEF	First Defiance Financial Corp.	OH	$30.18	$595.15	$2.25	$20.08	13.41	x	150.32%	18.47%	202.96%	13.39	x	$0.76	2.52%	32.00%	$3,221	12.29%	9.40%	0.95%	1.48%	11.81%	1.49%	11.83%
FBC	Flagstar Bancorp, Inc.	MI	$34.74	$1,962.15	NA	$27.87	10.72	x	124.66%	10.09%	140.96%	NM		$0.16	0.46%	2.47%	$19,445	8.09%	7.23%	0.45%	1.03%	12.29%	NA	NA
HMNF	HMN Financial, Inc.	MN	$21.81	$100.57	$1.79	$17.63	12.32	x	123.73%	14.61%	125.25%	12.17	x	$0.00	0.00%	NA	$723	11.81%	11.68%	0.54%	1.16%	10.01%	1.17%	10.13%
IROQ	IF Bancorp, Inc.	IL	$19.85	$66.78	NA	$22.37	23.35	x	88.73%	10.73%	88.73%	NM		$0.25	1.26%	29.41%	$663	12.09%	12.09%	NA	0.46%	3.74%	NA	NA
CASH	Meta Financial Group, Inc.	SD	$26.96	$1,063.57	$2.57	$20.79	16.24	x	129.68%	17.59%	235.20%	10.49	x	$0.20	0.74%	11.65%	$6,050	13.61%	8.02%	NA	1.17%	9.94%	1.78%	15.41%
MSVB	Mid-Southern Bancorp, Inc.	IN	$12.60	$42.39	$0.54	$13.92	23.33	x	90.49%	22.60%	90.49%	23.33	x	$0.08	0.64%	11.11%	$199	24.97%	24.97%	NA	0.72%	3.70%	0.72%	3.70%
OTTW	Ottawa Bancorp, Inc.	IL	$13.74	$42.03	$0.62	$15.87	22.90	x	86.58%	15.83%	88.01%	22.34	x	$0.24	1.75%	93.33%	$290	18.29%	18.04%	NA	0.68%	3.63%	0.70%	3.72%
SBT	Sterling Bancorp, Inc.	MI	$10.07	$521.97	NA	$6.53	8.39	x	154.13%	16.06%	154.28%	NM		$0.04	0.40%	3.33%	$3,252	10.42%	10.41%	NA	2.00%	19.75%	NA	NA
WSBF	Waterstone Financial, Inc.	WI	$16.81	$444.18	$1.10	$13.73	15.28	x	122.44%	24.41%	119.93%	15.28	x	$0.48	2.86%	89.09%	$1,929	19.93%	NA	0.72%	1.60%	7.53%	1.60%	7.53%

EXHIBIT III-5

Peer Group Market Area Comparative Analysis

Exhibit III-5

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2013-2019	2019-2024	2019	% State	Market
Institution	County	2013	2019	2024	% Change	% Change	Amount	Average	Share(1)

ESSA Bancorp, Inc.	Monroe, PA	169,846	168,414	169,097	-0.1%	0.1%	31,740	90.0%	29.32%
Hingham Institution for Savings	Plymouth, MA	500,544	519,639	535,770	0.6%	0.6%	45,313	96.8%	10.90%
HMN Financial, Inc.	Olmsted, MN	147,528	157,269	164,543	1.1%	0.9%	41,587	106.5%	6.55%
PCSB Financial Corporation	Westchester, NY	963,608	984,709	1,003,537	0.4%	0.4%	55,378	139.0%	1.04%
Prudential Bancorp, Inc.	Philadelphia, PA	1,548,343	1,590,076	1,619,276	0.4%	0.4%	28,213	80.0%	1.29%
Severn Bancorp, Inc.	Anne Arundel, MD	552,258	579,979	602,811	0.8%	0.8%	50,705	114.7%	4.99%
Standard AVB Financial Corp.	Allegheny, PA	1,230,931	1,219,499	1,218,128	-0.2%	0.0%	39,517	112.0%	0.36%
Waterstone Financial, Inc.	Milwaukee, WI	153,898	158,703	163,665	0.5%	0.6%	29,045	62.1%	1.58%
Wellesley Bancorp, Inc.	Norfolk, MA	680,624	705,361	726,170	0.6%	0.6%	56,601	120.9%	2.02%
Western New England Bancorp, Inc.	Hampden, MA	463,914	470,574	478,090	0.2%	0.3%	31,188	66.6%	13.04%

	Averages:	641,149	655,422	668,109	0.4%	0.5%	40,929	98.9%	7.11%
	Medians:	526,401	549,809	569,291	0.5%	0.5%	40,552	101.7%	3.51%

Provident Bancorp, Inc.	Essex, MA	755,503	792,768	820,304	0.8%	0.7%	45,002	96.2%	1.76%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2018.

Sources: S&P Global Market Intelligence and the FDIC.

EXHIBIT IV-1

Stock Prices:

As of May 10, 2019

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of May 10, 2019

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Financial Institution (893)
AX	Axos Financial, Inc.	30.03	61,286	1,840.4	45.18	23.87	31.27	-3.97	-28.26	19.26	2.45	NA	15.84	14.77	0.16
BCTF	Bancorp 34, Inc.	15.32	3,120	47.8	16.63	12.86	15.52	-1.29	0.13	3.58	0.09	0.49	13.56	13.51	0.12
BYFC	Broadway Financial Corporation	1.34	27,244	36.4	2.44	0.95	1.22	9.88	-37.85	27.27	0.02	0.03	1.75	1.75	0.02
CFFN	Capitol Federal Financial, Inc.	13.88	137,678	1,911.0	14.15	11.80	13.99	-0.79	7.51	8.69	0.73	0.68	9.85	9.73	0.07
CARV	Carver Bancorp, Inc.	3.50	3,699	12.9	11.94	2.62	3.36	4.17	13.64	17.45	-0.27	-1.15	0.85	0.85	0.17
CBMB	CBM Bancorp, Inc.	13.25	3,893	51.6	13.44	12.02	13.24	0.08	32.50	5.83	NA	NA	14.23	14.23	0.06
DCOM	Dime Community Bancshares, Inc.	19.83	36,056	715.0	20.85	15.48	20.21	-1.88	1.17	16.78	1.45	1.32	16.49	14.97	0.17
EFBI	Eagle Financial Bancorp, Inc.	15.75	1,527	24.0	16.84	14.56	15.99	-1.50	0.90	3.82	NA	NA	17.05	17.05	0.09
ESBK	Elmira Savings Bank	16.50	3,507	57.9	21.00	15.77	16.49	0.06	-19.51	-5.44	1.33	1.69	16.42	12.90	0.16
ESSA	ESSA Bancorp, Inc.	15.27	10,993	167.9	16.80	14.60	15.72	-2.86	2.55	-2.18	0.60	1.00	15.21	13.92	0.17
FDEF	First Defiance Financial Corp.	30.18	19,720	595.1	35.00	22.78	30.29	-0.36	-1.44	23.13	2.12	2.07	19.29	14.22	0.16
FNWB	First Northwest Bancorp	16.28	10,228	166.5	16.98	13.56	16.27	0.06	-2.51	9.78	0.47	0.56	15.18	15.18	0.12
FBC	Flagstar Bancorp, Inc.	34.74	56,481	1,962.1	38.00	25.30	35.55	-2.28	1.70	31.59	1.49	2.92	26.34	25.13	0.33
FSBW	FS Bancorp, Inc.	51.38	4,381	225.1	66.40	41.25	52.93	-2.93	-10.43	19.82	4.33	4.35	35.82	34.91	0.27
FSBC	FSB Bancorp, Inc.	17.43	1,908	33.2	19.10	15.96	17.50	-0.41	0.16	2.52	-0.05	0.07	16.12	16.12	0.17
HIFS	Hingham Institution for Savings	192.19	2,134	410.1	229.99	163.00	186.80	2.89	-9.65	-2.81	14.83	14.46	98.35	98.35	1.11
HMNF	HMN Financial, Inc.	21.81	4,611	100.6	23.34	18.45	22.04	-1.06	15.40	11.16	1.28	1.52	17.35	17.12	0.16
HFBL	Home Federal Bancorp, Inc. of Louisiana	33.30	1,745	58.1	37.30	25.64	33.02	0.85	5.35	13.03	1.97	2.31	25.32	25.32	0.25
HVBC	HV Bancorp, Inc.	16.00	2,096	33.5	17.50	14.35	15.70	1.91	10.40	6.81	0.39	0.51	13.72	13.72	0.14
IROQ	IF Bancorp, Inc.	19.85	3,364	66.8	25.04	18.70	20.20	-1.74	-6.81	-1.35	0.46	0.82	20.94	20.94	0.19
ISBC	Investors Bancorp, Inc.	11.19	268,342	3,002.8	13.80	9.94	11.82	-5.33	-16.99	7.60	0.57	0.79	10.39	10.09	0.10
KRNY	Kearny Financial Corp.	13.86	87,331	1,210.4	14.80	11.26	14.07	-1.49	-3.41	8.11	0.29	0.39	12.64	10.42	0.08
MELR	Melrose Bancorp, Inc.	18.90	2,251	42.6	20.20	16.99	18.21	3.79	-5.74	5.23	0.63	0.54	17.37	17.37	0.14
EBSB	Meridian Bancorp, Inc.	17.37	51,138	888.3	20.30	13.67	17.50	-0.74	-10.23	21.30	1.00	1.08	12.52	12.11	0.11
CASH	Meta Financial Group, Inc.	26.96	39,450	1,063.6	38.87	17.84	26.03	3.57	-24.13	39.04	1.67	2.53	19.00	9.45	0.15
MSVB	Mid-Southern Bancorp, Inc.	12.60	3,365	42.4	28.45	11.55	12.70	-0.81	-53.35	8.87	0.64	0.84	13.35	13.35	0.06
MSBF	MSB Financial Corp.	16.91	4,816	81.4	21.95	16.14	17.60	-3.92	-10.05	-5.27	0.71	0.83	12.70	12.70	0.12
NYCB	New York Community Bancorp, Inc.	11.30	467,349	5,281.0	12.72	8.61	11.59	-2.50	-3.58	20.09	0.86	0.77	12.83	7.86	0.11
NFBK	Northfield Bancorp, Inc.	15.29	49,774	761.0	17.33	12.76	15.42	-0.84	-4.44	12.84	0.60	0.84	13.21	12.41	0.09
NWBI	Northwest Bancshares, Inc.	17.38	106,252	1,846.7	18.81	15.50	17.56	-1.03	3.45	2.60	0.98	0.98	12.01	8.83	0.09
ORIT	Oritani Financial Corp.	17.08	43,166	737.3	18.01	14.07	17.35	-1.56	11.63	15.80	0.99	1.28	12.08	12.08	0.10
OTTW	Ottawa Bancorp, Inc.	13.74	3,059	42.0	14.03	12.75	13.71	0.21	-0.84	3.06	0.30	0.57	15.56	15.30	0.09
PBBI	PB Bancorp, Inc.	11.10	7,043	78.2	12.20	10.40	11.08	0.18	3.98	2.78	0.54	0.55	11.19	10.28	0.07
PCSB	PCSB Financial Corporation	19.17	16,568	317.6	21.00	18.16	18.86	1.64	-5.33	-1.99	0.43	0.42	15.96	15.60	0.09
PROV	Provident Financial Holdings, Inc.	21.50	7,497	161.2	21.80	14.67	20.36	5.63	16.72	38.71	0.55	0.85	16.22	16.22	0.15
PFS	Provident Financial Services, Inc.	26.05	66,593	1,734.7	29.12	22.22	26.58	-1.99	-3.34	7.96	1.57	1.65	19.92	13.66	0.15
PBIP	Prudential Bancorp, Inc.	17.17	8,921	153.2	19.87	13.92	17.86	-3.86	-6.28	-2.44	0.78	1.02	14.29	13.55	0.12
RNDB	Randolph Bancorp, Inc.	15.00	5,899	88.5	17.45	13.16	15.00	0.00	-5.66	6.01	-0.62	-0.29	13.05	NA	0.10
RVSB	Riverview Bancorp, Inc.	7.90	22,608	178.6	9.99	5.46	7.70	2.60	-8.56	8.52	0.59	0.67	5.42	4.17	0.05
SVBI	Severn Bancorp, Inc.	8.97	12,775	114.6	9.94	7.22	9.11	-1.54	19.44	12.41	0.44	0.58	7.55	7.47	0.07
STXB	Spirit of Texas Bancshares, Inc.	22.52	13,780	310.3	23.53	16.70	22.66	-0.62	5.73	-1.14	0.90	1.09	15.38	14.26	0.08
STND	Standard AVB Financial Corp.	27.71	4,649	128.8	39.45	26.97	27.78	-0.23	-8.09	-7.26	1.79	2.00	28.16	22.22	0.21
SBT	Sterling Bancorp, Inc.	10.07	51,834	522.0	14.73	6.65	9.87	2.03	-25.63	44.89	1.03	1.11	6.03	6.02	0.06
TBNK	Territorial Bancorp Inc.	28.61	9,165	262.2	31.95	24.96	29.14	-1.82	-5.23	10.12	1.78	2.00	24.36	24.36	0.22
TSBK	Timberland Bancorp, Inc.	30.00	8,338	250.1	39.45	21.91	30.98	-3.16	-8.14	34.53	2.22	2.34	16.84	16.08	0.12
TBK	Triumph Bancorp, Inc.	30.42	26,604	809.3	44.70	27.47	31.38	-3.06	-23.66	2.42	1.66	2.23	23.10	15.42	0.17
TRST	TrustCo Bank Corp NY	7.95	96,822	769.7	9.45	6.51	8.14	-2.33	-9.14	15.89	0.55	0.60	4.94	4.93	0.05
UBNK	United Financial Bancorp, Inc.	13.33	50,633	674.9	18.33	13.10	13.48	-1.11	-22.14	-9.32	1.13	1.19	13.88	11.55	0.14
WSBF	Waterstone Financial, Inc.	16.81	26,423	444.2	18.10	15.20	16.70	0.66	-4.22	0.30	1.01	1.10	13.93	13.91	0.07
WEBK	Wellesley Bancorp, Inc.	35.05	2,435	85.3	35.49	27.74	34.38	1.96	5.43	26.35	1.85	2.24	24.96	24.96	0.34
WNEB	Western New England Bancorp, Inc.	9.60	26,253	252.0	11.25	8.50	9.70	-1.03	-13.12	-4.38	0.43	0.55	8.19	7.64	0.08
WSFS	WSFS Financial Corporation	43.31	53,407	2,313.1	57.70	33.75	44.25	-2.12	-16.15	14.24	2.94	3.36	25.08	19.26	0.13
WVFC	WVS Financial Corp.	17.14	1,788	30.7	18.44	12.25	17.15	-0.04	6.15	16.07	1.30	1.38	17.64	17.64	0.20

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	9.57	4,877	46.7	10.50	9.16	9.64	-0.75	-4.34	-4.34	NA	NA	NA	NA	0.10
CLBK	Columbia Financial, Inc. (MHC)	15.76	111,505	1,757.3	17.73	14.01	15.86	-0.63	0.45	3.07	NA	NA	8.17	8.12	0.06
CFBI	Community First Bancshares, Inc. (MHC)	10.33	7,438	76.8	11.92	9.82	10.14	1.86	-8.26	-11.33	0.06	0.18	10.17	10.17	0.04
FFBW	FFBW, Inc. (MHC)	10.47	6,427	67.3	11.79	9.50	10.65	-1.70	-4.22	4.38	0.06	0.17	9.00	8.99	0.04
GCBC	Greene County Bancorp, Inc. (MHC)	30.73	8,538	262.4	35.00	28.85	31.24	-1.63	-2.60	-1.25	1.79	1.76	11.67	11.67	0.14
HONE	HarborOne Bancorp, Inc. (MHC)	18.84	31,551	594.4	19.95	14.90	18.79	0.27	3.18	18.57	0.41	0.43	10.87	10.45	0.09
KFFB	Kentucky First Federal Bancorp (MHC)	7.60	8,355	63.5	9.00	6.52	7.61	-0.07	-11.63	9.99	0.15	0.09	7.99	6.27	0.04
LSBK	Lake Shore Bancorp, Inc. (MHC)	15.09	6,003	90.6	18.00	14.53	14.90	1.28	-10.71	0.20	0.57	0.59	13.03	13.03	0.09
MGYR	Magyar Bancorp, Inc. (MHC)	11.60	5,821	67.5	13.50	11.26	11.62	-0.17	-5.38	-5.31	0.35	0.41	8.82	8.82	0.11
OFED	Oconee Federal Financial Corp. (MHC)	24.75	5,563	137.7	30.16	22.26	25.82	-4.14	-17.50	-0.60	0.52	0.69	14.62	14.10	0.09
PDLB	PDL Community Bancorp (MHC)	14.60	17,834	260.4	16.15	12.42	14.60	0.00	-7.54	14.60	-0.05	0.07	9.05	9.05	0.06
PVBC	Provident Bancorp, Inc. (MHC)	23.35	9,272	216.5	30.80	19.81	23.85	-2.10	-2.71	7.70	0.89	0.86	12.68	12.68	0.10
RBKB	Rhinebeck Bancorp, Inc. (MHC)	11.70	11,133	130.3	12.30	11.30	11.70	0.00	17.00	17.00	NA	NA	NA	NA	0.07
TFSL	TFS Financial Corporation (MHC)	17.37	275,419	4,784.0	17.44	14.19	17.28	0.52	13.38	7.69	0.30	NA	6.27	6.24	0.05

Merger Target
SIFI	SI Financial Group, Inc.	14.43	11,770	169.8	15.60	12.26	14.46	-0.21	-0.82	13.35	0.55	0.87	14.13	12.76	0.14

(1) Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6) Annualized based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing 12 month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of May 10, 2019

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
		Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)

Financial Institution (893)
AX	Axos Financial, Inc.	10.22	9.60	1.68	16.86	NA	NA	0.40	166.31	12.46	177.92	16.93	204.87	NA	NA	NA	NM
BCTF	Bancorp 34, Inc.	12.37	12.32	0.09	0.62	0.46	3.33	1.43	60.52	66.61	110.44	13.75	110.83	63.71	0.00	0.00	NM
BYFC	Broadway Financial Corporation	11.45	11.45	0.03	0.30	0.16	1.39	2.20	37.95	44.54	75.65	8.95	75.65	44.54	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	14.73	14.57	0.94	7.25	0.88	6.76	0.35	27.12	20.12	144.62	20.57	147.57	19.82	0.34	2.45	142.03
CARV	Carver Bancorp, Inc.	7.85	7.85	0.54	7.24	-0.65	-8.73	2.07	38.42	NM	466.19	2.37	466.19	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	27.69	27.69	NA	1.99	NA	NA	0.89	110.18	NM	92.92	26.03	92.92	77.94	NA	NA	NM
DCOM	Dime Community Bancshares, Inc.	9.59	8.78	0.86	8.97	0.76	7.94	0.11	301.95	15.14	117.81	11.03	130.94	14.94	0.56	2.82	42.75
EFBI	Eagle Financial Bancorp, Inc.	20.11	20.11	0.41	1.95	0.26	1.24	0.79	136.04	68.48	93.55	18.95	93.55	68.48	NA	NA	NM
ESBK	Elmira Savings Bank	10.08	8.09	0.85	8.06	1.06	10.08	0.79	100.00	14.35	99.46	9.70	126.18	14.37	0.92	5.58	80.00
ESSA	ESSA Bancorp, Inc.	9.77	9.02	0.36	3.61	0.60	6.01	0.64	110.09	14.27	94.87	9.49	103.32	13.90	0.40	2.62	35.51
FDEF	First Defiance Financial Corp.	12.70	9.69	1.45	11.51	1.41	11.16	1.14	82.41	13.41	150.32	18.47	202.96	13.39	0.76	2.52	32.00
FNWB	First Northwest Bancorp	13.89	13.89	0.40	2.78	0.48	3.33	0.51	148.27	21.14	103.20	13.99	103.20	21.05	0.12	0.74	11.69
FBC	Flagstar Bancorp, Inc.	8.12	7.77	0.50	5.97	0.96	11.50	0.45	171.79	10.72	124.66	10.09	140.96	NA	0.16	0.46	2.47
FSBW	FS Bancorp, Inc.	11.17	10.92	1.54	13.06	1.54	13.12	0.18	554.56	8.31	124.04	14.18	129.86	9.89	0.60	1.17	9.39
FSBC	FSB Bancorp, Inc.	9.57	9.57	-0.03	-0.30	0.04	0.43	0.03	NM	NM	107.33	NA	107.33	NA	NA	NA	NM
HIFS	Hingham Institution for Savings	8.85	8.85	1.42	16.55	1.38	16.14	0.08	719.32	13.42	184.99	16.42	184.99	13.06	1.52	0.79	13.69
HMNF	HMN Financial, Inc.	10.85	10.72	0.87	7.55	1.03	8.93	0.93	137.72	12.32	123.73	14.61	125.25	12.17	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	11.20	11.20	0.90	8.09	1.06	9.46	1.72	62.96	13.37	126.11	14.22	126.11	13.37	0.56	1.68	22.49
HVBC	HV Bancorp, Inc.	10.26	10.26	0.30	2.59	0.39	3.37	0.60	51.61	47.06	113.63	11.79	113.63	NA	NA	NA	NM
IROQ	IF Bancorp, Inc.	12.37	12.37	0.27	2.06	0.48	3.66	1.18	228.76	23.35	88.73	10.73	88.73	NA	0.25	1.26	29.41
ISBC	Investors Bancorp, Inc.	11.89	11.59	0.65	5.27	0.86	6.93	0.49	196.22	16.22	106.03	11.81	109.24	14.26	0.44	3.93	60.87
KRNY	Kearny Financial Corp.	18.57	15.82	0.45	2.25	0.59	2.95	0.39	128.92	30.80	109.50	19.04	134.50	27.71	0.24	1.73	77.78
MELR	Melrose Bancorp, Inc.	13.96	13.96	0.49	3.40	0.41	2.87	NA	NA	25.54	107.55	15.01	107.55	32.73	0.34	1.80	45.95
EBSB	Meridian Bancorp, Inc.	11.76	11.42	0.96	7.95	1.03	8.50	0.35	245.10	15.37	135.50	14.81	140.17	15.22	0.28	1.61	21.24
CASH	Meta Financial Group, Inc.	12.81	6.84	1.13	10.58	1.71	16.47	0.66	197.64	16.24	129.68	17.59	235.20	10.49	0.20	0.74	11.65
MSVB	Mid-Southern Bancorp, Inc.	23.90	23.90	0.57	4.04	0.71	5.03	1.77	55.15	23.33	90.49	22.60	90.49	23.33	0.08	0.64	11.11
MSBF	MSB Financial Corp.	11.86	11.86	0.69	5.41	0.81	6.36	2.26	42.38	20.88	135.67	15.98	135.67	20.88	0.00	0.00	111.73
NYCB	New York Community Bancorp, Inc.	13.26	8.93	0.93	6.74	0.84	6.11	0.15	247.77	14.49	86.18	10.22	142.70	NA	0.68	6.02	87.18
NFBK	Northfield Bancorp, Inc.	15.27	14.48	0.69	4.39	0.94	6.00	0.62	104.24	18.65	112.01	16.71	118.90	NA	0.44	2.88	50.00
NWBI	Northwest Bancshares, Inc.	12.96	9.86	1.07	8.33	1.07	8.36	1.00	59.80	17.04	140.25	17.93	195.21	16.19	0.72	4.14	68.63
ORIT	Oritani Financial Corp.	13.70	13.70	1.07	7.91	1.38	10.20	0.27	305.25	14.35	145.08	18.90	145.08	13.69	1.00	5.85	96.64
OTTW	Ottawa Bancorp, Inc.	18.96	18.69	0.36	1.77	0.71	3.46	NA	NA	22.90	86.58	15.83	88.01	22.34	0.24	1.75	93.33
PBBI	PB Bancorp, Inc.	16.41	15.28	0.75	4.65	0.76	4.75	NA	NA	19.14	99.27	15.89	108.25	19.21	0.28	2.52	56.90
PCSB	PCSB Financial Corporation	19.66	19.30	0.50	2.51	0.61	3.08	NA	NA	34.23	122.63	22.40	125.54	34.70	0.16	0.83	23.21
PROV	Provident Financial Holdings, Inc.	10.51	10.51	0.36	3.44	0.56	5.40	0.76	86.34	32.58	132.99	14.40	132.99	26.01	0.56	2.60	84.85
PFS	Provident Financial Services, Inc.	13.71	9.83	1.05	7.76	1.11	8.18	0.74	81.72	13.93	126.10	17.67	181.19	14.00	0.92	3.53	57.75
PBIP	Prudential Bancorp, Inc.	11.88	11.33	0.72	5.45	0.95	7.12	1.39	36.80	17.17	114.54	12.75	120.48	NA	0.20	1.16	55.00
RNDB	Randolph Bancorp, Inc.	13.25	NA	-0.63	-4.24	-0.27	-1.82	0.95	70.24	NM	112.76	14.39	NA	NM	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	10.66	8.42	1.16	11.05	1.31	12.48	0.53	190.77	10.39	134.16	15.44	169.89	10.51	0.16	2.03	19.74
SVBI	Severn Bancorp, Inc.	10.78	10.67	0.69	6.30	0.92	8.42	1.94	47.38	13.39	116.25	11.75	117.57	13.39	0.12	1.34	17.91
STXB	Spirit of Texas Bancshares, Inc.	13.69	12.82	0.76	6.79	0.91	8.16	NA	174.10	20.85	134.65	18.59	157.83	16.84	NA	NA	NM
STND	Standard AVB Financial Corp.	13.77	11.19	0.86	6.33	0.97	7.13	0.30	184.96	14.90	95.35	13.50	121.75	NA	0.88	3.19	47.53
SBT	Sterling Bancorp, Inc.	9.99	9.98	1.80	19.19	1.93	20.57	0.19	348.52	8.39	154.13	16.06	154.28	NA	0.04	0.40	3.33
TBNK	Territorial Bancorp Inc.	11.64	11.64	0.83	7.10	0.93	7.95	NA	77.66	12.77	115.19	13.33	115.19	14.27	0.88	3.08	52.68
TSBK	Timberland Bancorp, Inc.	12.24	11.75	1.70	14.27	1.79	15.04	0.65	223.08	11.72	154.06	20.16	172.55	11.47	0.60	2.00	29.69
TBK	Triumph Bancorp, Inc.	13.59	9.57	1.12	8.00	1.53	10.92	0.88	72.97	14.99	125.73	17.94	180.88	12.27	NA	NA	NM
TRST	TrustCo Bank Corp NY	9.77	9.76	1.08	11.36	1.18	12.45	0.77	127.48	12.56	153.30	14.92	153.47	12.56	0.27	3.43	42.65
UBNK	United Financial Bancorp, Inc.	9.85	8.34	0.81	8.23	0.85	8.70	0.59	123.24	11.90	94.07	9.28	113.20	11.74	0.48	3.60	42.86
WSBF	Waterstone Financial, Inc.	21.08	21.06	1.52	6.91	1.66	7.55	0.61	138.22	15.28	122.44	24.41	119.93	15.28	0.48	2.86	89.09
WEBK	Wellesley Bancorp, Inc.	7.53	7.53	0.57	7.59	0.69	9.20	NA	NA	14.98	132.41	9.75	132.41	NA	0.22	0.63	9.40
WNEB	Western New England Bancorp, Inc.	11.22	10.54	0.59	5.00	0.78	6.67	0.69	82.82	16.27	113.83	12.23	122.49	16.52	0.20	2.08	30.51
WSFS	WSFS Financial Corporation	11.16	8.80	1.37	12.62	1.58	14.63	0.76	79.73	12.93	128.56	18.88	190.24	11.73	0.48	1.11	13.43
WVFC	WVS Financial Corp.	9.92	9.92	0.67	6.96	0.71	7.37	0.07	209.01	11.20	94.40	9.35	94.40	NA	0.40	2.33	28.76

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	7.82	7.82	NA	NA	NA	NA	0.43	154.82	NA	NA	NA	NA	NA	NA	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	14.42	14.34	0.19	1.72	0.27	2.41	NA	NA	68.52	183.65	26.79	184.71	69.15	NA	NA	NM
CFBI	Community First Bancshares, Inc. (MHC)	24.96	24.96	0.15	0.59	0.46	1.75	2.09	61.74	51.65	101.13	25.11	101.13	51.65	NA	NA	NM
FFBW	FFBW, Inc. (MHC)	22.18	22.15	0.16	0.73	0.42	1.96	0.40	186.69	55.10	114.73	26.89	114.88	47.20	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	8.39	8.39	1.37	16.51	1.35	16.24	0.42	249.25	15.52	242.34	20.60	242.34	15.52	0.40	1.30	20.20
HONE	HarborOne Bancorp, Inc. (MHC)	12.39	11.96	0.48	3.73	0.49	3.84	1.25	55.58	52.33	168.78	16.78	214.43	47.27	NA	NA	NM
KFFB	Kentucky First Federal Bancorp (MHC)	21.27	17.49	0.38	1.75	0.20	0.92	NA	NA	NM	96.12	20.01	122.94	NA	0.40	5.26	666.67
LSBK	Lake Shore Bancorp, Inc. (MHC)	14.43	14.43	0.68	4.55	0.70	4.71	0.94	98.40	23.22	111.74	16.34	111.74	NA	0.48	3.18	67.69
MGYR	Magyar Bancorp, Inc. (MHC)	8.23	8.23	0.33	3.95	0.39	4.58	2.25	77.06	24.68	126.64	10.16	126.64	24.91	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	16.97	16.47	0.63	3.66	0.85	4.90	1.17	22.86	35.87	165.82	27.74	171.71	34.94	0.40	1.62	57.97
PDLB	PDL Community Bancorp (MHC)	17.01	17.01	-0.09	-0.46	0.13	0.72	1.79	70.32	NM	159.34	25.43	159.34	97.66	NA	NA	NM
PVBC	Provident Bancorp, Inc. (MHC)	13.35	13.35	0.91	6.95	0.83	6.34	NA	NA	22.89	175.22	22.51	175.22	23.11	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	6.96	6.76	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
TFSL	TFS Financial Corporation (MHC)	12.44	12.38	0.62	4.91	NA	NA	1.30	23.49	59.90	280.24	34.24	281.82	NA	1.00	5.76	317.24

Merger Target
SIFI	SI Financial Group, Inc.	10.58	9.65	0.41	3.82	0.65	6.12	1.17	78.51	15.86	98.95	10.29	108.96	14.66	0.24	1.66	26.37

(1) Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4) Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6) Annualized based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing 12 month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673..6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9

2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
As of May 10, 2019		25942.4	2881.4	7916.9	865.5	579.2

(1)   End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of May 10, 2019

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
SNL Banking Indexes
SNL U.S. Bank and Thrift	552.42	5/10/2019	1.29	0.23
SNL U.S. Bank	579.20	5/10/2019	1.33	0.23
SNL U.S. Thrift	865.49	5/10/2019	4.06	0.47
SNL TARP Participants	138.00	5/10/2019	(0.21)	(0.15)
KBW Nasdaq Bank Index	99.58	5/10/2019	0.35	0.36
KBW Nasdaq Regional Bank Index	103.57	5/10/2019	0.21	0.20
S&P 500 Bank	323.22	5/10/2019	0.63	0.19
NASDAQ Bank	3,751.95	5/10/2019	11.40	0.30
S&P 500 Commercial Banks	461.78	5/10/2019	0.90	0.19
S&P 500 Diversified Banks	554.96	5/10/2019	0.62	0.11
S&P 500 Regional Banks	111.36	5/10/2019	0.55	0.50
S&P 500 Thrifts & Mortgage Finance	4.56	11/2/2015	(0.01)	(0.31)
SNL Asset Size Indexes
SNL U.S. Bank < $250M	28.68	5/10/2019	0.21	0.72
SNL U.S. Bank $250M-$500M	447.77	5/10/2019	(1.70)	(0.38)
SNL U.S. Thrift < $250M	1,386.47	5/10/2019	8.91	0.65
SNL U.S. Thrift $250M-$500M	6,390.53	5/10/2019	36.65	0.58
SNL U.S. Bank < $500M	866.60	5/10/2019	(2.20)	(0.25)
SNL U.S. Thrift < $500M	2,143.92	5/10/2019	12.55	0.59
SNL U.S. Bank $500M-$1B	1,126.73	5/10/2019	4.45	0.40
SNL U.S. Thrift $500M-$1B	3,518.90	5/10/2019	1.42	0.04
SNL U.S. Bank $1B-$5B	1,155.01	5/10/2019	4.79	0.39
SNL U.S. Thrift $1B-$5B	2,796.05	5/10/2019	15.26	0.55
SNL U.S. Bank $5B-$10B	1,381.39	5/10/2019	4.73	0.34
SNL U.S. Thrift $5B-$10B	1,077.96	5/10/2019	3.72	0.35
SNL U.S. Bank > $10B	502.73	5/10/2019	1.10	0.22
SNL U.S. Thrift > $10B	147.35	5/10/2019	0.78	0.53
SNL Market Cap Indexes
SNL Micro Cap U.S. Bank	687.88	5/10/2019	1.14	0.19
SNL Micro Cap U.S. Thrift	1,183.66	5/10/2019	3.20	0.27
SNL Micro Cap U.S. Bank & Thrift	796.79	5/10/2019	1.42	0.20
SNL Small Cap U.S. Bank	661.41	5/10/2019	2.46	0.35
SNL Small Cap U.S. Thrift	744.82	5/10/2019	2.05	0.28
SNL Small Cap U.S. Bank & Thrift	682.78	5/10/2019	2.44	0.34
SNL Mid Cap U.S. Bank	400.59	5/10/2019	1.11	0.28
SNL Mid Cap U.S. Thrift	338.11	5/10/2019	1.87	0.56
SNL Mid Cap U.S. Bank & Thrift	400.94	5/10/2019	1.22	0.30
SNL Large Cap U.S. Bank	363.44	5/10/2019	0.79	0.22
SNL Large Cap U.S. Thrift	122.71	5/10/2019	0.54	0.44
SNL Large Cap U.S. Bank & Thrift	365.25	5/10/2019	0.79	0.22
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Bank	575.81	5/10/2019	1.18	0.21
SNL Mid-Atlantic U.S. Thrift	3,264.96	5/10/2019	11.71	0.36
SNL Midwest U.S. Bank	643.66	5/10/2019	1.96	0.31
SNL Midwest U.S. Thrift	3,184.53	5/10/2019	23.00	0.73
SNL New England U.S. Bank	533.94	5/10/2019	2.82	0.53
SNL New England U.S. Thrift	3,039.89	5/10/2019	9.23	0.31
SNL Southeast U.S. Bank	381.08	5/10/2019	(0.34)	(0.09)
SNL Southeast U.S. Thrift	457.76	5/10/2019	(2.49)	(0.54)
SNL Southwest U.S. Bank	1,168.05	5/10/2019	3.82	0.31
SNL Southwest U.S. Thrift	856.14	5/10/2019	6.18	0.73
SNL Western U.S. Bank	1,286.84	5/10/2019	8.38	0.66
SNL Western U.S. Thrift	154.88	5/10/2019	0.70	0.46
SNL Stock Exchange Indexes
SNL U.S. Bank NYSE	502.17	5/10/2019	1.05	0.21
SNL U.S. Thrift NYSE	125.91	5/10/2019	0.38	0.30
SNL U.S. Bank NYSE American	792.52	5/10/2019	(0.54)	(0.07)
SNL U.S. Bank NASDAQ	914.53	5/10/2019	2.92	0.32
SNL U.S. Thrift NASDAQ	2,610.06	5/10/2019	13.80	0.53
SNL U.S. Bank Pink	466.21	5/10/2019	0.62	0.16
SNL U.S. Thrift Pink	349.85	5/10/2019	(0.28)	(0.09)
SNL Bank TSX	101.81	4/26/2019	0.51	0.50
SNL OTHER Indexes
SNL U.S. Thrift MHCs	5,906.52	5/10/2019	48.65	0.83
Broad Market Indexes
DJIA	25,942.37	5/10/2019	114.01	0.44
S&P 500	2,881.40	5/10/2019	10.68	0.37
S&P 400 Mid Cap	1,933.43	5/10/2019	5.69	0.30
S&P 600 Small Cap	964.29	5/10/2019	1.87	0.19
S&P 500 Financials	455.03	5/10/2019	2.36	0.52
SNL U.S. Financial Institutions	968.27	5/10/2019	5.14	0.53
MSCI US IMI Financials	1,667.76	5/10/2019	8.60	0.52
NASDAQ	7,916.94	5/10/2019	6.35	0.08
NASDAQ Finl	4,738.46	5/10/2019	34.06	0.72
NYSE	12,788.14	5/10/2019	56.79	0.45

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available. Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution's effect on an index is proportional to that institution's market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Massachusetts Thrift Acquisitions 2015 - Present

Exhibit IV-4

Massachusetts Thrift Acquisitions 2015-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)

4/9/2019	Pending	North Shore Bancorp	MA	Beverly Financial, MHC	MA	486,825	8.53	8.53	0.72	8.40	0.30	294.09	NA	NA	NA	NA	NA	NA	NA
2/27/2019	Pending	Hometown Financial Group MHC	MA	Millbury Savings Bank	MA	228,126	12.46	12.46	0.81	6.72	0.76	99.48	NA	NA	NA	NA	NA	NA	NA
11/27/2018	4/1/2019	People's United Financial Inc.	CT	BSB Bancorp, Inc.	MA	2,971,807	6.66	6.66	0.74	11.00	0.19	322.35	328.7	32.420	159.75	159.75	14.87	11.06	7.97
9/20/2018	4/1/2019	Independent Bank Corp.	MA	Blue Hills Bancorp, Inc.	MA	2,741,162	14.60	14.31	0.70	4.54	0.52	189.63	725.4	25.872	173.72	177.91	34.96	26.46	19.21
7/25/2018	1/31/2019	Hometown Financial Group MHC	MA	Pilgrim Bancshares, Inc.	MA	265,562	12.93	12.93	0.52	4.04	1.34	35.71	53.8	23.000	151.43	151.43	35.38	20.26	14.91
4/30/2018	8/20/2018	Salem Five Bancorp	MA	Sage Bank	MA	141,727	7.22	7.22	-1.25	-15.66	1.48	36.17	9.3	NA	112.97	112.97	NM	6.59	1.64
9/19/2017	4/1/2018	Fidelity MHC	MA	Colonial Co-operative Bank	MA	69,027	8.12	8.12	0.11	1.40	6.44	8.31	NA	NA	NA	NA	NA	NA	NA
6/26/2017	12/29/2017	Meridian Bancorp Inc.	MA	Meetinghouse Bancorp, Inc.	MA	117,764	9.29	9.29	0.06	0.62	NA	NA	17.9	26.000	157.21	157.21	NM	15.23	11.54
11/17/2016	4/1/2017	Abington Bank	MA	Holbrook Co-operative Bank	MA	99,497	9.38	9.38	0.27	2.91	1.12	98.19	NA	NA	NA	NA	NA	NA	NA
10/6/2016	5/23/2017	Salem Five Bancorp	MA	Georgetown Bancorp, Inc.	MA	314,970	10.30	10.30	0.25	2.39	NA	NA	49.2	26.000	147.55	147.55	60.47	15.61	9.94
7/13/2016	4/1/2017	Marlborough Bancshares Inc	MA	North Middlesex Savings Bank	MA	410,856	9.01	9.01	0.56	6.18	1.53	52.58	NA	NA	NA	NA	NA	NA	NA
4/4/2016	10/21/2016	Westfield Financial Inc.	MA	Chicopee Bancorp, Inc.	MA	692,242	12.98	12.98	0.50	3.79	1.25	75.80	110.9	20.516	119.27	119.27	30.17	16.02	4.93
10/7/2015	6/7/2016	Investor group		Radius Bancorp, Inc.	MA	744,135	8.15	8.15	0.25	3.05	0.68	137.52	47.0	NA	81.57	81.57	27.14	6.65	-2.33
9/2/2015	4/1/2016	Fidelity MHC	MA	Barre Savings Bank	MA	152,983	9.67	9.67	0.43	4.47	0.94	119.10	NA	NA	NA	NA	NA	NA	NA
6/9/2015	11/1/2015	North Shore Bancorp	MA	Merrimac Savings Bank	MA	73,637	6.97	6.97	0.37	5.63	1.66	32.68	NA	NA	NA	NA	NA	NA	NA

				Average:		634,021	9.75	9.73	0.34	3.30	1.40	115.51			137.93	138.46	33.83	14.74	8.48
				Median:		265,562	9.29	9.29	0.43	4.04	1.12	98.19			149.49	149.49	32.57	15.42	8.96

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Provident Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Provident Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Frank G. Cousins, Jr., age 60, is the President of the Greater Newburyport Chamber of Commerce. In 2016, Mr. Cousins retired as the Sheriff of Essex County, Massachusetts where he served for 20 years. Mr. Cousins’ years of service as a law enforcement officer in our community provides valuable insight into the economic and business needs of our community, as well as insight into where we can best serve our community in other ways, including charitable donations. Director of The Provident Bank since 2003. Term expires at the annual meeting following December 31, 2020.

James A. DeLeo, age 53, is a certified public accountant and the leading Partner at Gray, Gray & Gray, where he also co-chairs the Merger & Acquisition Practice Group. He has more than 25 years of experience and an educational background in entrepreneurial finance, making him a key contributor to fundless sponsors, search funds and larger private equity firms with established funds, all of which seek his advice when acquiring target companies in the middle market. Mr. DeLeo also works closely with private equity and mezzanine lenders. Mr. DeLeo’s educational and professional experience assist the Board of Directors in assessing our accounting practices, tax matters and operational needs, as well as providing knowledge of and access to the capital markets and advice with respect to mergers and acquisitions. Director of The Provident Bank since 2017. Term expires at the annual meeting following December 31, 2019.

Lisa DeStefano, age 55, is the Principal Architect and Founder of DeStefano Architects. A LEED certified and registered architect in New Hampshire, Maine, Massachusetts and Connecticut, Ms. DeStefano has been a practicing architect since 1983 and founded DeStefano Architects in 1995. Her design work has won multiple awards including the 2016 AIANH Excellence in Architecture People’s Choice Award and in 2015 her firm was named one of the fastest growing women-led companies in Boston by Inc. 5000.  Ms. DeStefano was awarded the 2015 Business Excellence Award in the Real Estate and Construction category from New Hampshire Business Review magazine. Ms. DeStefano’s experience provides the Board of Directors with extensive knowledge of real estate and business matters, and she is well-known in our New Hampshire seacoast market area. Director of The Provident Bank since 2013. Term expires at the annual meeting following December 31, 2021.

Jay E. Gould, age 65, is the founder of Flatbread Company, a clay-oven restaurant specializing in all-natural, wood-fired pizza, salads and desserts. Founded in Amesbury, Massachusetts in 1998, Flatbread Company has grown into 15 restaurants with locations in New England, Hawaii and British Columbia. Mr. Gould has extensive developmental and operational experience developing a distinct and unique brand within the full-service restaurant market. Mr. Gould also owned and operated a successful family insurance business in Amesbury, Massachusetts from 1977 until its sale in 2015. As a business owner and entrepreneur, Mr. Gould offers a valuable perspective on developing a successful business as well as the challenges and risks an organization may face as it grows its product offerings and markets into new areas. Director of The Provident Bank since 1995. Term expires at the annual meeting following December 31, 2021.

Laurie H. Knapp, age 61, is a certified public accountant and sole owner of Laurie H. Knapp CPA PC, an accounting firm located in Amesbury, Massachusetts. Ms. Knapp specializes in personal and corporate taxes. Her experience as a certified public accountant assists the Board of Directors in assessing our accounting practices and tax matters. Director of The Provident Bank since 1998. Term expires at the annual meeting following December 31, 2019.

David P. Mansfield, age 57, has served as the President and Chief Executive Officer of Provident Bancorp, Inc. and Chief Executive Officer of The Provident Bank since May 2013, having joined The Provident Bank as Chief Financial Officer in 2001. Mr. Mansfield served as Interim Chairman of the Board of Provident Bancorp, Inc. and The Provident Bank from April 2018 to April 2019. Mr. Mansfield previously worked as a bank examiner for both the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, and is a Chartered Financial Analyst. Mr. Mansfield’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors, and alignment on corporate strategy. Director of The Provident Bank since 2013. Term expires at the annual meeting following December 31, 2021.

Exhibit IV-5 (continued)

Provident Bancorp, Inc.

Director and Senior Management Summary Resumes

Richard L. Peeke, age 74, is a former insurance executive who retired in 2007 after 41 years of experience in the insurance industry. Mr. Peeke’s experience as an insurance adjuster, including as a National General Adjuster at American International Group (AIG), gives him unique insights into our challenges, opportunities and operations in the insurance products field and with respect to our insurance needs. Director of The Provident Bank since 1990. Term expires at the annual meeting following December 31, 2019.

Joseph B. Reilly, age 62, has more than 35 years of experience in the New Hampshire banking industry. He was the Co-Founder and President/CEO of Centrix Bank, which merged with Eastern Bank in October 2014. Prior to Centrix, Reilly held positions at Bank of New Hampshire, TD Bank, Centerpoint Bank and Fleet Bank. Mr. Reilly is a former Chairman and Director of the New Hampshire Bankers Association (NHBA); Chairman of the NHBA Legislative Committee; State of New Hampshire Captain for Team 21, a national organization of the American Bankers Association (ABA); and a member of the Government Relations Council of the ABA.  Mr. Reilly has also served on numerous not-for-profit board leadership positions. Mr. Reilly was elected Chairman of the Board of Provident Bancorp, Inc. and The Provident Bank in April 2019. Director of the Provident Bank since 2018. Term expires at the annual meeting following December 31, 2020.

Arthur Sullivan, age 60, is Principal Partner of Brady Sullivan Properties based in Manchester, New Hampshire. Mr. Sullivan is a 40-year commercial and real estate industry veteran. A licensed Real Estate Broker, Mr. Sullivan has become one of New England’s largest developer of affordable commercial and residential real estate. Under his leadership, Brady Sullivan has successfully procured and managed a diverse portfolio of over four million square feet of mill, office and industrial space, over 2,000 residential units and over 5,000 condominium conversions throughout New England and Florida. Mr. Sullivan is the recipient of the 2013 Commerce Citizen of the Year Award from the Manchester Chamber of Commerce, and has served as a corporator of Provident Bancorp since 2008. Mr. Sullivan provides the Board of Directors with significant knowledge of commercial real estate as well as experience in managing a large business in Southern New Hampshire. Director of The Provident Bank since 2016. Term expires at the annual meeting following December 31, 2020.

Charles F. Withee, age 56, is The Provident Bank’s President and Chief Lending Officer, positions he has held since 2013. Mr. Withee joined The Provident Bank as Senior Lender in 2004, and has nearly 30 years of commercial banking experience in Massachusetts and New Hampshire. Director of The Provident Bank since 2013. Term expires at the annual meeting following December 31, 2020.

Executive Officer who is not a Director

Carol L. Houle, age 48, is Executive Vice President and Chief Financial Officer of Old Provident and The Provident Bank. Ms. Houle is a Certified Public Accountant, and joined The Provident Bank in 2013. Previously, Ms. Houle was a partner at the accounting firm of Shatswell, MacLeod & Company, P.C., where she worked for 17 years.

Source: Provident Bancorp’s prospectus.

EXHIBIT IV-6

Provident Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Provident Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	The Provident Bank Historical at		Pro Forma at March 31, 2019, Based Upon the Sale in the Offering of
	March 31, 2019		9,775,000 Shares		11,500,000 Shares		13,225,000 Shares
	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)
	(Dollars in thousands)

Equity	$120,299	12.05%	$156,259	14.94%	$162,735	15.43%	$169,211	15.92%

Tier 1 leverage capital	$120,471	12.20%	$156,431	15.11%	$162,907	15.60%	$169,383	16.09%
Leverage requirement	49,390	5.00	51,774	5.00	52,202	5.00	52,629	5.00
Excess	$71,081	7.20%	$104,657	10.11%	$110,705	10.60%	$116,754	11.09%

Tier 1 risk-based capital (2)	$120,471	13.20%	$156,431	16.96%	$162,907	17.63%	$169,383	18.30%
Risk-based requirement	73,014	8.00	73,777	8.00	73,913	8.00	74,050	8.00
Excess	$47,457	5.20%	$82,654	8.96%	$88,994	9.63%	$95,333	10.30%

Total risk-based capital (2)	$131,884	14.45%	$167,844	18.20%	$174,320	18.87%	$180,796	19.53%
Risk-based requirement	91,267	10.00	92,221	10.00	92,392	10.00	92,563	10.00
Excess	$40,617	4.45%	$75,623	8.20%	$81,928	8.87%	$88,233	9.53%

Common equity tier 1 risk-based capital (2)	$120,471	13.20%	$156,431	16.96%	$162,907	17.63%	$169,383	18.30%
Common equity tier 1 risk-based requirement	59,324	6.50	59,944	6.50	60,055	6.50	60,166	6.50
Excess	$61,147	6.70%	$96,487	10.46%	$102,852	11.13%	$109,217	11.80%

Reconciliation of capital infused into The Provident Bank:
Net proceeds			$47,690		$56,236		$64,782
Less: Common stock issued under stock-based benefit plan			(3,910)		(4,600)		(5,290)
Less: Common stock acquired by employee stock ownership plan			(7,820)		(9,200)		(10,580)
Pro forma increase			$35,960		$42,436		$48,912

(1)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Provident Bancorp’s prospectus.

EXHIBIT IV-7

Provident Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Provident Bancorp, Inc.

Prices as of May 10, 2019

			Subject		Peer Group				Massachusetts				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	22.99	x	16.62	x	14.94	x	17.12	x	15.37	x	16.62	x	14.98	x
Price-core earnings multiple	=	P/CE	23.19	x	16.54	x	14.75	x	19.38	x	15.87	x	16.67	x	14.27	x
Price-book ratio	=	P/B	96.62%		122.55%		121.56%		131.17%		123.12%		126.07%		117.81%
Price-tangible book ratio	=	P/TB	96.62%		127.82%		122.27%		137.52%		132.41%		140.43%		126.15%
Price-assets ratio	=	P/A	20.00%		14.78%		13.13%		13.77%		14.60%		15.03%		14.86%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$9,527,056	(12 Mths 3/19(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$9,445,056	(12 Mths 3/19(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$128,644,000	(2)	ESOP Amortization (T)	15.00	Years
Pre-Conv. Tang. Book Value (B)	$128,644,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$998,891,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	2.23%		Fixed Expenses	$1,500,000
Tax rate (TAX)	27.00%		Variable Expenses (Blended Commission %)	0.89%
After Tax Reinvest. Rate (R)	1.63%		Percentage Sold (PCT)	52.3816%
Est. Conversion Expenses (1)(X)	2.20%		MHC Assets	$372,000
Insider Purchases	$3,000,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	28.50%
Foundation Cash Contribution (FC)	$-		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$-		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$-

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y - FC * R)	V=	$219,542,860
1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2. V=	P/Core E * (YC)	V=	$219,542,860
1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3. V=	P/B * (B-FC+FT)	V=	$219,542,860
1 - P/B * PCT * (1-X-E-M)

4. V=	P/TB * (B-FC+FT)	V=	$219,542,860
1 - P/TB * PCT * (1-X-E-M)

5. V=	P/A * (A-FC+FT)	V=	$219,542,860
1 - P/A * PCT * (1-X-E-M)

Shares

		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	13,225,000	12,022,429	25,247,429	0	25,247,429	2.6185
Midpoint	11,500,000	10,454,286	21,954,286	0	21,954,286	2.2769
Minimum	9,775,000	8,886,143	18,661,143	0	18,661,143	1.9354

Market Value

		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$132,250,000	$120,224,290	$252,474,290	0	$252,474,290
Midpoint	$115,000,000	$104,542,860	$219,542,860	0	$219,542,860
Minimum	$97,750,000	$88,861,430	$186,611,430	0	$186,611,430

(1)	Estimated offering expenses at midpoint of the offering.
(2)	Adjusted to reflect consolidation and reinvesment of $372,000 MHC net assets.

EXHIBIT IV-8

Provident Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Provident Bancorp, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$186,611,430
	Exchange Ratio	1.93539

	2nd Step Offering Proceeds	$97,750,000
	Less: Estimated Offering Expenses	2,369,300
	2nd Step Net Conversion Proceeds	$95,380,700

2.	Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$95,380,700
Less: Cash Contribution to Foundation	0
Less: ESOP Stock Purchases (1)	(7,820,000)
Less: RRP Stock Purchases (2)	(3,910,000)
Net Cash Proceeds	$83,650,700
Estimated after-tax net incremental rate of return	1.63%
Earnings Increase	$1,361,750
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)(4)	(190,000)
Less: RRP Vesting (4)	(570,860)
Less: Option Plan Vesting (5)	(519,566)
Net Earnings Increase	$81,324

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(6)	Increase	Conversion

	12 Months ended March 31, 2019 (reported)	$9,527,056	$81,324	$9,608,380
	12 Months ended March 31, 2019 (core)	$9,445,056	$81,324	$9,526,380

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion(6)	Proceeds	and Other	Conversion

	March 31, 2019	$128,644,000	$83,650,700	$0	$212,294,700
	March 31, 2019 (Tangible)	$128,644,000	$83,650,700	$0	$212,294,700

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion(6)	Proceeds	and Other	Conversion

	March 31, 2019	$998,891,000	$83,650,700	$0	$1,082,541,700

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortization adjusted to reflect net impact of combining the exsisting ESOP loan with the new loan.
(4)	ESOP amortized over 15 years, RRP amortized over 5 years, tax effected at: 27.00%
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(6)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Provident Bancorp, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$219,542,860
	Exchange Ratio	2.27693

	2nd Step Offering Proceeds	$115,000,000
	Less: Estimated Offering Expenses	2,528,000
	2nd Step Net Conversion Proceeds	$112,472,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$112,472,000
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(9,200,000)
	Less: RRP Stock Purchases (2)	(4,600,000)
	Net Cash Proceeds	$98,672,000
	Estimated after-tax net incremental rate of return	1.63%
	Earnings Increase	$1,606,281
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)(4)	(301,000)
	Less: RRP Vesting (4)	(671,600)
	Less: Option Plan Vesting (5)	(611,254)
	Net Earnings Increase	$22,427

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(6)	Increase	Conversion

	12 Months ended March 31, 2019 (reported)	$9,527,056	$22,427	$9,549,483
	12 Months ended March 31, 2019 (core)	$9,445,056	$22,427	$9,467,483

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (6)	Proceeds	of Foundation	Conversion

	March 31, 2019	$128,644,000	$98,672,000	$0	$227,316,000
	March 31, 2019 (Tangible)	$128,644,000	$98,672,000	$0	$227,316,000

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (6)	Proceeds	of Foundation	Conversion

	March 31, 2019	$998,891,000	$98,672,000	$0	$1,097,563,000

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortization adjusted to reflect net impact of combining the exsisting ESOP loan with the new loan.
(4)	ESOP amortized over 15 years, RRP amortized over 5 years, tax effected at: 27.00%
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(6)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Provident Bancorp, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$252,474,290
	Exchange Ratio	2.61847

	2nd Step Offering Proceeds	$132,250,000
	Less: Estimated Offering Expenses	2,686,700
	2nd Step Net Conversion Proceeds	$129,563,300

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$129,563,300
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(10,580,000)
	Less: RRP Stock Purchases (2)	(5,290,000)
	Net Cash Proceeds	$113,693,300
	Estimated after-tax net incremental rate of return	1.63%
	Earnings Increase	$1,850,813
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)(4)	(411,000)
	Less: RRP Vesting (4)	(772,340)
	Less: Option Plan Vesting (5)	(702,942)
	Net Earnings Increase	$(35,469)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(6)	Increase	Conversion

	12 Months ended March 31, 2019 (reported)	$9,527,056	$(35,469)	$9,491,587
	12 Months ended March 31, 2019 (core)	$9,445,056	$(35,469)	$9,409,587

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (6)	Proceeds	of Foundation	Conversion

	March 31, 2019	$128,644,000	$113,693,300	$0	$242,337,300
	March 31, 2019 (Tangible)	$128,644,000	$113,693,300	$0	$242,337,300

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (6)	Proceeds	of Foundation	Conversion

	March 31, 2019	$998,891,000	$113,693,300	$0	$1,112,584,300

(1)	Includes ESOP purchases of 8% of the second step offering.
(2)	Includes RRP purchases of 4% of the second step offering.
(3)	ESOP amortization adjusted to reflect net impact of combining the exsisting ESOP loan with the new loan.
(4)	ESOP amortized over 15 years, RRP amortized over 5 years, tax effected at: 27.00%
(5)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(6)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

Provident Bancorp, Inc.

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Stock Ownership Data as of March 31, 2019

Financial Data as of March 31, 2019

Reflects Pro Forma Market Value as of May 10, 2019

Key Input Assumptions

Mid-Tier Stockholders' Equity	$128,272,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	47.6993%	(PCT)
Pro Forma Market Value	$219,542,860	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$372,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	47.6993%

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	47.6184%	(rounded)

Current Ownership

MHC Shares	5,034,323	52.30%
Public Shares	4,591,396	47.70%
Total Shares	9,625,719	100.00%

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (39)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (35)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Managing Director (31)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (36)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (32)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (32)	(703) 647-6549	joren@rpfinancial.com
Carla Pollard, Senior Vice President (29)	(703) 647-6556	cpollard@rpfinancial.com

Washington Headquarters
4250 North Fairfax Drive	Telephone: (703) 528-1700
Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com